Exhibit 10.4

CREDIT AGREEMENT

among

PICASSO INTERMEDIATE COMPANY, INC.

(which immediately following the Initial Borrowing Date will be renamed

BWAY INTERMEDIATE COMPANY, INC.)

PICASSO MERGER SUB, INC.

(which on the Initial Borrowing Date will be merged with and into

BWAY HOLDING COMPANY)

ICL INDUSTRIAL CONTAINERS ULC/ICL, CONTENANTS INDUSTRIELS ULC,

VARIOUS LENDERS

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as ADMINISTRATIVE AGENT

Dated as of June 16, 2010

BARCLAYS CAPITAL,

as DOCUMENTATION AGENT

DEUTSCHE BANK SECURITIES INC.,

BANC OF AMERICA SECURITIES LLC

and

BARCLAYS CAPITAL,

as JOINT LEAD ARRANGERS

i

Section 5.	Prepayments; Payments; Taxes	110

5.01	Voluntary Prepayments	110
5.02	Mandatory Repayments	111
5.03	Method and Place of Payment	118
5.04	Net Payments	118

Section 6.	Conditions Precedent to Credit Events on the Initial Borrowing Date	120

6.01	Effective Date; Credit Documents; Notes	120
6.02	Officer’s Certificate	120
6.03	Opinions of Counsel	121
6.04	Corporate Documents; Proceedings; etc.	121
6.05	Existing Credit Agreement	121
6.06	Consummation of Senior Note Issuance	122
6.07	Matters Relating to Existing Indebtedness	122
6.08	Common Equity Financing; Consummation of the Merger	122
6.09	Company Material Adverse Effect Adverse Change	123
6.10	Pledge Agreement	123
6.11	Security Agreements	123
6.12	[Reserved.]	125
6.13	Subsidiaries Guaranties	125
6.14	Financial Statements; Pro forma Balance Sheets; Projections	125
6.15	Solvency Certificate; Insurance Certificates, etc.	125
6.16	Fees, etc.	125
6.17	Credit Facility Rating	125
6.18	Initial Borrowing Date Representation and Warranties	126
6.19	Patriot Act	126
6.20	Borrowing Notice	126

Section 7.	Conditions Precedent to all Credit Events after the Initial Borrowing Date	126

7.01	No Default; Representations and Warranties	126
7.02	Notice of Borrowing; Letter of Credit Request	126
7.03	Incremental Term Loans	126

Section 8.	Representations, Warranties and Agreements	127

8.01	Organizational Status	127
8.02	Power and Authority	127
8.03	No Violation	128
8.04	Approvals	128
8.05	Financial Statements; Financial Condition; Projections	128
8.06	Litigation	129
8.07	True and Complete Disclosure	129
8.08	Use of Proceeds; Margin Regulations	130
8.09	Tax Returns and Payments	130
8.10	ERISA; Canadian Welfare and Pension Plans	130
8.11	The Security Documents	132
8.12	Properties	133
8.13	Capitalization	133

8.14	Subsidiaries	134
8.15	Compliance with Statutes, etc.	134
8.16	Investment Company Act	134
8.17	[Reserved.]	134
8.18	Environmental Matters	134
8.19	Labor Relations	135
8.20	Intellectual Property	135
8.21	Indebtedness	135
8.22	Insurance	135
8.23	Representations and Warranties in Merger Documents	135
8.24	Subordination	136
8.25	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc.	136

Section 9.	Affirmative Covenants	136

9.01	Information Covenants	136
9.02	Books, Records and Inspections	140
9.03	Maintenance of Property; Insurance	140
9.04	Existence; Franchises	141
9.05	Compliance with Statutes, etc.	141
9.06	Compliance with Environmental Laws	142
9.07	ERISA	142
9.08	End of Fiscal Years; Fiscal Quarters	143
9.09	Performance of Obligations	143
9.10	Payment of Taxes	143
9.11	Use of Proceeds	143
9.12	Additional Security; Further Assurances; etc.	144
9.13	Ownership of Subsidiaries; etc.	145
9.14	Interest Rate Protection	145
9.15	Permitted Acquisitions	146
9.16	Credit Ratings	147
9.17	Designation of Subsidiaries	148

Section 10.	Negative Covenants	148

10.01	Liens	148
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	152
10.03	Dividends	156
10.04	Indebtedness	159
10.05	Advances, Investments and Loans	164
10.06	Transactions with Affiliates	166
10.07	Capital Expenditures	167
10.08	Consolidated Interest Coverage Ratio	167
10.09	Maximum Consolidated Total Net Leverage Ratio	168
10.10	Limitations on Payments of Senior Notes, Existing Senior Subordinated Notes; Modifications of Senior Note Documents, Existing Senior Subordinated Note Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	169
10.11	Limitation on Certain Restrictions on Subsidiaries	170

10.12	Limitation on Issuance of Capital Stock	172
10.13	Business	172
10.14	Limitation on Creation of Subsidiaries	173
10.15	Negative Pledges	173
10.16	Additional Holdings Covenants	174

Section 11.	Events of Default	175

11.01	Payments	175
11.02	Representations, etc.	175
11.03	Covenants	175
11.04	Default Under Other Agreements	175
11.05	Bankruptcy, etc.	176
11.06	ERISA	176
11.07	Security Documents	176
11.08	Guaranties	176
11.09	Judgments	176
11.10	Change of Control	177

Section 12.	The Administrative Agent	178

12.01	Appointment	178
12.02	Nature of Duties	179
12.03	Certain Rights of the Agents	179
12.04	Reliance by Agents	180
12.05	Notice of Default, etc.	180
12.06	Nonreliance on Agents and Other Lenders	180
12.07	Indemnification	180
12.08	Agents in their Individual Capacities	181
12.09	Holders	181
12.10	Resignation of the Agents	181
12.11	Collateral Matters	182
12.12	Delivery of Information	184
12.13	Special Provisions Applicable to Joint Lead Arrangers and Documentation Agent	184

Section 13.	Miscellaneous	185

13.01	Payment of Expenses, etc.	185
13.02	Right of Setoff	186
13.03	Notices	186
13.04	Benefit of Agreement; Assignments; Participations, etc.	187
13.05	No Waiver; Remedies Cumulative	190
13.06	Payments Pro Rata	190
13.07	Calculations; Computations	191
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	193
13.09	Counterparts	194
13.10	Effectiveness	194
13.11	Headings Descriptive	194

13.12	Amendment or Waiver; etc.	195
13.13	Survival	198
13.14	Domicile of Loans	198
13.15	Register	198
13.16	Confidentiality	199
13.17	USA Patriot Act Notice	199
13.18	Designation as “Designated Senior Debt”	199
13.19	Special Provisions Regarding Pledges of Equity Interests in Persons Not Organized in Qualified Jurisdictions	200
13.20	Powers of Attorney; etc.	200
13.21	Waiver of Sovereign Immunity	201
13.22	Judgment Currency	201
13.23	Absence of Financial Assistance by Canadian Borrower	202
13.24	Effectiveness of Merger	202
13.25	INTERCREDITOR AGREEMENT	202
13.26	Absence of Fiduciary Relationship	203

Section 14.	Credit Agreement Party Guaranty	203

14.01	The Guaranty	203
14.02	Bankruptcy	203
14.03	Nature of Liability	204
14.04	Independent Obligation	204
14.05	Authorization	204
14.06	Reliance	205
14.07	Subordination	205
14.08	Waiver	206
14.09	Maximum Liability	206
14.10	Payments	206

SCHEDULE 1.01	Unrestricted Subsidiaries
SCHEDULE 2.01	Commitments
SCHEDULE 2.17	Provisions Relating to Bankers’ Acceptance Loans
SCHEDULE 2.19(a)	Reverse Dutch Auction Procedures
SCHEDULE 3.01(a)	Existing Letters of Credit
SCHEDULE 8.12	Real Property
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.19	Labor Matters
SCHEDULE 8.21	Existing Other Indebtedness
SCHEDULE 8.22	Insurance
SCHEDULE 8.25	Legal Names; Types of Organization (and whether Registered Organization); Jurisdiction of Organization, etc.
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.06(x)	Affiliate Transactions
SCHEDULE 13.03	Lender Addresses

v

EXHIBIT A-1	Notice of Borrowing
EXHIBIT A-2	Notice of Conversion/Continuation
EXHIBIT B-1	B Term Note
EXHIBIT B-2	C Term Note
EXHIBIT B-3	U.S. Borrower Revolving Note
EXHIBIT B-4	Canadian Borrower Revolving Note
EXHIBIT B-5	Swingline Note
EXHIBIT B-6	Incremental Term Note
EXHIBIT C	Letter of Credit Request
EXHIBIT D	Section 5.04(b)(ii) Certificate
EXHIBIT E-1	Opinion of Kirkland & Ellis LLP
EXHIBIT E-2	Opinion of Goodmans LLP
EXHIBIT F	Officers’ Certificate
EXHIBIT G	Pledge Agreement
EXHIBIT H-1	U.S. Security Agreement
EXHIBIT H-2	Canadian Security Agreement
EXHIBIT I-1	U.S. Subsidiaries Guaranty
EXHIBIT I-2	Canadian Subsidiaries Guarantee
EXHIBIT J	Solvency Certificate
EXHIBIT K	Compliance Certificate
EXHIBIT L	Assignment and Assumption Agreement
EXHIBIT M	Incremental Term Loan Commitment Agreement
EXHIBIT N	Incremental RL Commitment Agreement
EXHIBIT O	Intercreditor Agreement

CREDIT AGREEMENT, dated as of June 16, 2010, among PICASSO INTERMEDIATE COMPANY, INC., a Delaware corporation (which immediately following the Initial Borrowing Date will be renamed BWAY INTERMEDIATE COMPANY, INC.) (“Holdings”), PICASSO MERGER SUB, INC., a Delaware corporation (the “Merger Sub”), which, on the Initial Borrowing Date, will merge into, and be survived by, BWAY Holding Company, a Delaware corporation (“BWAY Holding”), with the surviving corporation the “U.S. Borrower” hereunder, ICL INDUSTRIAL CONTAINERS ULC/ICL, CONTENANTS INDUSTRIELS ULC, a Nova Scotia unlimited liability company (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers” and each a “Borrower”), the Lenders party hereto from time to time, DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Administrative Agent, BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, as Documentation Agent, DEUTSCHE BANK SECURITIES INC., BANC OF AMERICA SECURITIES LLC and BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, as Joint Lead Arrangers (in such capacity, the “Joint Lead Arrangers”). All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H :

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrowers the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

Section 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of the U.S. Borrower or the Canadian Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Wholly-Owned Subsidiary of the U.S. Borrower (or shall be merged with and into the U.S. Borrower or a Wholly-Owned Subsidiary of the U.S. Borrower).

“Additional Intercreditor Agreement” shall mean an intercreditor agreement among the Administrative Agent, the Collateral Agent and one or more Junior Representatives for holders of Permitted Junior Debt providing that, inter alia, the Liens on the Collateral (as defined in the U.S. Security Documents) in favor of the Collateral Agent (for the benefit of the Secured Parties) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt), as such intercreditor agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Additional Intercreditor Agreement shall be in a form customary for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and the U.S. Borrower.

“Additional Security Documents” shall have the meaning provided in Section 9.12.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations arising under Interest Rate Protection Agreements, Other Hedging Agreements or other derivative instruments pursuant to GAAP)) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean Deutsche Bank Trust Company Americas, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10; provided that as used herein and in the other Credit Documents, for purposes of actions to be taken hereunder, notices to be received or given and payments to be received or made in respect of Canadian Dollar Denominated Loans, the term “Administrative Agent” shall mean the Canadian Sub-Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the U.S. Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.

“Agents” shall mean the Administrative Agent and any other agent with respect to the Credit Documents, including, without limitation, the Joint Lead Arrangers.

“Aggregate Canadian Borrower RL Exposure” shall mean, at any time, the sum of (i) the aggregate principal amount, or Face Amount, as applicable, of all Canadian Borrower Revolving Loans outstanding at such time (for this purpose, using the U.S. Dollar Equivalent of the principal amount or Face Amount, as the case may be, of any Canadian Dollar Denominated Revolving Loans), and (ii) the aggregate amount of all Canadian Borrower Letter of Credit Outstandings (using the U.S. Dollar Equivalent of all amounts expressed in Canadian Dollars) at such time.

“Aggregate U.S. RL Exposure” shall mean, at any time, the sum of (i) the aggregate principal amount of all U.S. Borrower Revolving Loans then outstanding, (ii) the aggregate amount of all U.S. Borrower Letter of Credit Outstandings at such time and (iii) the aggregate principal amount of all Swingline Loans then outstanding.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Commitment Fee Percentage” initially shall mean a percentage per annum equal to 0.75%. For any Margin Reduction Period, from and after the Start Date to and including the corresponding End Date, the Applicable Commitment Fee Percentage shall be that commitment fee percentage set forth below opposite the Consolidated Total Net Leverage Ratio in effect as of the applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 9.01(f) or the proviso below):

Level	Consolidated Total Net Leverage Ratio	Applicable Commitment Fee Percentage
1	Greater than or equal to 4.00:1.00	0.75%
2	Less than 4.00:1.00	0.50%

; provided, however, that if Holdings fails to deliver any Section 9.01 Financials (accompanied by the officer’s certificate required to be delivered pursuant to Section 9.01(f) showing the applicable Consolidated Total Net Leverage Ratio on the relevant Test Date) on or prior to the respective date required by Section 9.01(b) or (c), as the case may be, then Level 1 commitment fee percentage shall apply until such time, if any, as such Section 9.01 Financials and the accompanying officer’s certificate have been delivered showing the commitment fee percentage for the respective Margin Reduction Period is at Level 2 (it being understood that, in the case of any late delivery of Section 9.01 Financials and the related officer’s certificate as so required, any reduction in the Applicable Commitment Fee Percentage shall apply only from and after the date of the delivery of the complying Section 9.01 Financials and related officer’s certificate). The Applicable Commitment Fee Percentage so determined shall apply, except as set forth in the immediately succeeding sentence, from the Start Date of the relevant Margin Reduction Period to and including the corresponding End Date. Notwithstanding anything to the contrary contained above in this definition, (i) for the period from the Initial Borrowing Date to the date of the delivery of the Section 9.01 Financials in respect of Holdings’ first fiscal quarter ending at least six months after the Initial Borrowing Date, the Applicable Commitment Fee Percentage shall be maintained at Level 1 above and (ii) from and after the date of any Extension, with respect to any Extended U.S. Borrower Revolving Loans and Extended Canadian Borrower Revolving Loans, the Applicable Commitment Fee Percentage shall be the applicable percentage(s) per annum specified for such Extended U.S. Borrower Revolving Loans and Extended Canadian Borrower Revolving Loans in the relevant Extension Amendment.

Notwithstanding anything to the contrary contained above in the definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated Total Leverage Ratio set forth in any officer’s certificate delivered pursuant to Section 9.01(f) is inaccurate for any reason and the result thereof is that the Lenders received fees for any period based on an Applicable Commitment Fee Percentage that is less than that which would have been applicable had the Consolidated Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Commitment Fee Percentage” for any day occurring within the period covered by such officer’s certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Total Leverage Ratio for such period, and any shortfall in fees theretofor paid by the Borrower for the relevant period pursuant to Section 4.01(a) as a result of the miscalculation of the Consolidated Total Leverage Ratio shall be deemed to be (and shall be) due and payable under Section 4.01(a), as applicable, at the time the fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.08(c), in accordance with the terms of this Agreement).

“Applicable Currency” shall mean (i) with respect to any Loan, the Available Currency in which such Loan was incurred and (ii) with respect to any Letter of Credit, the Available Currency in which such Letter of Credit was denominated.

“Applicable Increased Term Loan Spread” shall mean, at any time, with respect to any then existing Tranche of Term Loans at the time of the provision of any new Tranche of Incremental Term Loans pursuant to Section 2.15 which is subject to an Effective Yield that is less than the Effective Yield applicable to such new Tranche of Incremental Term Loans by more than 0.50%, the margin per annum (expressed as a percentage) determined by Administrative Agent (and notified to the Lenders) as the margin per annum required to cause the Effective Yield applicable to such then existing Tranche of Term Loans to equal (i) the Effective Yield applicable to such newly created Tranche of Incremental Term Loans minus (ii) 0.50%. Each determination of the “Applicable Increased Term Loan Spread” shall be made by Administrative Agent taking into account the relevant factors outlined in the proviso to subclause (II) of clause (ix) of Section 2.15(a) and shall be conclusive and binding on all Lenders absent manifest error.

“Applicable Margin” shall mean in respect of (i) B Term Loans and C Term Loans maintained as (A) Base Rate Loans, a rate per annum equal to 2.75% and (B) LIBO Rate Loans, a rate per annum equal to 3.75% and (ii) Revolving Loans and Swingline Loans, for any Margin Reduction Period, from and after any Start Date to and including the corresponding End Date, a rate per annum equal to the respective percentage per annum set forth below under the respective Type and Tranche of Loans and opposite the respective Level (i.e., Level 1, Level 2, or Level 3, as the case may be) indicated to have been achieved on the applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 9.01(f) or the first proviso below):

Level	Consolidated Total Net Leverage Ratio	Swingline Loans and Revolving Loans maintained as Base Rate Loans or Canadian Prime Rate Loans	Revolving Loans maintained as LIBO Rate Loans or as Bankers’ Acceptance Loans
1	Greater than or equal to 4.00:1.00	2.75%	3.75%
2	Greater than or equal to 3.50:1.00 but less than 4.00:1.00	2.50%	3.50%
3	less than 3.50:1.00	2.25%	3.25%

; provided, however, that if Holdings fails to deliver any Section 9.01 Financials (accompanied by the officer’s certificate required to be delivered pursuant to Section 9.01(f) showing the applicable Consolidated Total Net Leverage Ratio on the relevant Test Date) on or prior to the respective date required by Section 9.01(b) or (c), as the case may be, then Level 1 pricing shall apply until such time, if any, as such Section 9.01 Financials and the accompanying officer’s certificate have been delivered showing the pricing for the respective Margin Reduction Period is at a Level below Level 1 (it being understood that, in the case of any late delivery of Section 9.01 Financials and the related officer’s certificate as so required, any reduction in the Applicable Margin shall apply only from and after the date of the delivery of the complying Section 9.01 Financials and related officer’s certificate); provided, further, (i) at all times when any Default or Event of Default is in existence, Level 1 pricing shall apply to all Revolving Loans and Swingline Loans and (ii) that for the period from the Initial Borrowing Date to the date of the delivery of the Section 9.01 Financials in respect of Holdings’ first fiscal quarter ending at least six months after the Initial Borrowing Date, Level 1 pricing shall apply to all Revolving Loans and Swingline Loans.

Notwithstanding the foregoing, (i) the Applicable Margin in respect of Extended U.S. Borrower Revolving Loans and Extended Canadian Borrower Revolving Loans of any Extension Series shall be the applicable percentages per annum provided pursuant to the relevant Extension Amendment, as the case may be, and (ii) the Applicable Margin of certain Revolving Loans shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

The Applicable Margins for any Tranche of Incremental Term Loans shall be (i) in the case of Incremental Term Loans added to an existing Tranche, the same as the Applicable Margins for such existing Tranche, and (ii) otherwise, as specified in the respective Incremental Term Loan Commitment Agreement; provided that (x) on and after the date of the most recent incurrence of any Tranche of Incremental Term Loans which gives rise to a determination of a new Applicable Increased Term Loan Spread, the Applicable Margins for any Tranche of Term Loans (other than such new Tranche of Incremental Term Loans) shall be the higher of (a) the Applicable Increased Term Loan Spread for such Tranche of Term Loans and (b) the Applicable Margin for such Type and Tranche of Term Loans as otherwise determined above in the absence of this clause (x); (y) the Applicable Margin in respect of Extended Term Loans of any Extension Series shall be the applicable percentages per annum provided pursuant to the relevant Extension Amendment, as the case may be; and (z) the Applicable Margin of certain Term Loans shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

Notwithstanding anything to the contrary contained above in the definition or elsewhere in this Agreement, if it is subsequently determined that the Consolidated Total Leverage Ratio set forth in any officer’s certificate delivered pursuant to Section 9.01(f) is inaccurate for any reason and the result thereof is that the Lenders received interest for any period based on an Applicable Margin that is less than that which would have been applicable had the Consolidated Total Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such officer’s certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Total Leverage Ratio for such period, and any shortfall in fees theretofor paid by the Borrower for the relevant period pursuant to Section 4.01(a) as a result of the miscalculation of the Consolidated Total Leverage Ratio shall be deemed to be (and shall be) due and payable under Section 4.01(a), as applicable, at the time the fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.08(c), in accordance with the terms of this Agreement).

“Applicable Prepayment Percentage” shall mean, at any time, 50%; provided that, so long as no Default or Event of Default then exists, if at any time the Consolidated Total Net Leverage Ratio is (i) less than 4.00:1.00 (as set forth in an officer’s certificate delivered pursuant to Section 9.01(f) for the fiscal quarter or fiscal year then last ended), the Applicable Prepayment Percentage shall instead be 25% and (ii) less than 3.00:1.00 (as set forth in an officer’s certificate delivered pursuant to Section 9.01(f) for the fiscal quarter or fiscal year then last ended), the Applicable Prepayment Percentage shall instead be 0%.

“Applicable Threshold Price” has the meaning set forth in Schedule 2.19.

“Asset Sale” shall mean any sale, transfer or other disposition by the U.S. Borrower or any of its Restricted Subsidiaries to any Person (including by way of redemption by such Person) other than to the U.S. Borrower or a Wholly-Owned Subsidiary of the U.S. Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) other than sales or liquidations of Cash Equivalents and sales of assets pursuant to Sections 10.02(v), (vi), (vii), (ix), (x), (xii), (xiii) (but only to the extent that the Net Sale Proceeds received by the U.S. Borrower and its Restricted Subsidiaries from all sales pursuant thereto is less than $25,000,000), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xx) and (xxi).

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).

“Auction” shall have the meaning set forth in Section 2.19(a).

“Auction Amount” has the meaning set forth in Schedule 2.19.

“Auction Assignment and Assumption” has the meaning set forth in Schedule 2.19.

“Auction Manager” shall have the meaning set forth in Section 2.19(a).

“Auction Notice” has the meaning set forth in Schedule 2.19.

“Available Amount” shall mean, on any date (the “Determination Date”), an amount equal to (a) the sum of, without duplication:

(i)	the Available Retained ECF Amount on the Determination Date;

(ii)

the sum of Excluded Contributions (which are contributed as common equity to the U.S. Borrower); made during the period from and including the Business Day immediately following the Initial Borrowing Date through and including the Determination Date; and

(iii)

the aggregate amount of Net Sale Proceeds received from Asset Sales and Net Insurance Proceeds, in each case that the U.S. Borrower or any of its Restricted Subsidiaries is entitled, pursuant to Sections 5.02(h) and (j), respectively, to reinvest such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, in the purchase of Equipment, other fixed assets or other tangible assets during the period following the Initial Borrowing Date through and including the Determination Date and that have not been applied as a mandatory prepayment of Term Loans pursuant to such Sections or reinvested without utilizing the Available Amount;

minus (b) the sum of:

(i)

the aggregate amount of consideration paid in respect of Permitted Acquisitions by the U.S. Borrower and its Restricted Subsidiaries pursuant to Section 9.15(a) on or after the Initial Borrowing Date and on or prior to the Determination Date, the permissibility of which is contingent upon the utilization of the Available Amount;

(ii)

the aggregate amount of Capital Expenditures made by the Borrower and its Restricted Subsidiaries pursuant to Section 10.07(c) on or after the Initial Borrowing Date and on or prior to the Determination Date;

(iii)	the aggregate amount of all Dividends made by Holdings and its Restricted Subsidiaries pursuant to Section 10.03(xiii) on or after the Initial Borrowing Date and on or prior to the Determination Date;

(iv)

the aggregate amount of all Investments made by Holdings and its Restricted Subsidiaries pursuant to Section 10.05(xviii) on or after the Initial Borrowing Date and on or prior to the Determination Date;

(v)	the aggregate amount of repayments, repurchases, redemptions or defeasances of Indebtedness pursuant to subclause (iii) of Section 10.10(a), subclause (ii) of Section 10.10(b) or Section 10.10(c);

(vi)

the aggregate amount of voluntary prepayments of Loans made with Excluded Contributions to the extent same have reduced the amount of Excess Cash Flow required to be applied to prepay Term Loans pursuant to Section 5.02(i); and

(vii)	the aggregate principal amount of Indebtedness incurred pursuant to Section 10.04(xxxiii).

“Available Currency” shall mean (i) with respect to Canadian Dollar Denominated Revolving Loans, Canadian Borrower Incremental Term Loans and Canadian Dollar Denominated Letters of Credit, Canadian Dollars, (ii) with respect to B Term Loans, C Term Loans, Incremental Term Loans (including Canadian Borrower Incremental Term Loans), Revolving Loans (other than Canadian Dollar Denominated Revolving Loans) and Swingline Loans and Letters of Credit (other than Canadian Dollar Denominated Letters of Credit), U.S. Dollars.

“Available Retained ECF Amount” shall mean (i) an amount which is initially equal to zero plus (ii) the cumulative amount for all then-completed Excess Cash Flow Payment Periods of the amount of Excess Cash Flow permitted to be retained by the U.S. Borrower for each Excess Cash Flow Payment Period (commencing with the Excess Cash Flow Payment Period ending September 30, 2011) after giving effect to the calculation of Excess Cash Flow for each such Excess Cash Flow Payment Period and the payment of Loans required pursuant to Section 5.02(i) in respect of each such Excess Cash Flow Payment Period.

“B Term Loan” shall have the meaning provided in Section 2.01(a).

“B Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “B Term Loan Commitment,” as the same may be terminated pursuant to Sections 4.03 and/or 11.

“B Term Note” shall have the meaning provided in Section 2.05(a).

“B/A Discount Proceeds” shall mean, in respect of any Bankers’ Acceptance or Draft to be purchased by a Canadian Borrower RL Lender on any date pursuant to Section 2.01(e) and Schedule 2.17 hereto, the difference between (i) the result (rounded to the nearest whole Canadian cent, and with one-half of one Canadian cent being rounded up) calculated on such day by dividing the aggregate Face Amount of such Bankers’ Acceptance or Draft by the sum of one plus the product of (x) the Reference Discount Rate (expressed as a decimal) applicable to such Bankers’ Acceptance or Draft multiplied by (y) a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance or Draft and the denominator of which is 365; and (ii) the aggregate applicable Drawing Fee with such product being rounded up or down to the fifth decimal place and .000005 being rounded up.

“B/A Discount Rate” shall mean:

(i) with respect to B/A Discount Rate Loans advanced to the Canadian Borrower by an Incremental Term Loan Lender that is a Scheduled Bank and with respect to Bankers’ Acceptances to be purchased by a Canadian Borrower RL Lender that is a Scheduled Bank, the CDOR Rate; and

(ii) with respect to B/A Discount Rate Loans advanced to the Canadian Borrower by an Incremental Term Loan Lender that is not a Scheduled Bank and with respect to Bankers’ Acceptances or completed Drafts to be purchased by a Canadian Borrower RL Lender that is not a Scheduled Bank, the CDOR Rate plus ten (10) basis points (0.10%).

“B/A Discount Rate Loan” shall mean any Canadian Dollar Denominated Loan during the period at which it bears interest at a rate determined by reference to the B/A Discount Rate.

“B/A Equivalent Note” shall have the meaning provided in Schedule 2.17 hereto.

“B/A Instruments” shall mean, collectively, Bankers’ Acceptances, Drafts and B/A Equivalent Notes, and, in the singular, any one of them.

“B/A Lender” shall mean any Canadian Borrower RL Lender which is not a Non-B/A Lender.

“Bankers’ Acceptance” means a Draft drawn by the Canadian Borrower and accepted by a Canadian Borrower RL Lender pursuant to Section 2.01(e) and Schedule 2.17 hereto.

“Bankers’ Acceptance Loans” shall mean (i) the creation of Bankers’ Acceptances or (ii) the creation and purchase of completed Drafts and the exchange of such Drafts for B/A Equivalent Notes, in each case as contemplated in Sections 2.01(e) and Schedule 2.17 hereto.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” at any time shall mean the highest of (i) the Prime Rate, (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Rate or (iii) the LIBO Rate for a LIBO Rate Loan with a one-month interest period commencing on such day plus 1.00%. For purposes of this definition, LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate or such LIBO Rate, respectively. Notwithstanding any of the foregoing, the Base Rate shall not at any time be less than 2.75% per annum.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Dollar Denominated Loan which is designated or deemed designated as a Base Rate Loan by the respective Borrower at the time of the incurrence thereof or conversion thereto.

“Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of the same Type of Loan pursuant to a single Tranche by the Canadian Borrower or the U.S. Borrower, as the case may be, from all the Lenders having Commitments with respect to such Tranche (or from the Swingline Lender, in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date), having (x) in the case of LIBO Rate Loans or B/A Discount Rate Loans the same Interest Period and (y) in the case of Bankers’ Acceptance Loans, underlying Bankers’ Acceptances Drafts or B/A Equivalent Notes with the same maturities; provided (x) that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBO Rate Loans, (y) any Incremental Term Loans incurred pursuant to Section 2.01(c) shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans (if any) to which such Incremental Term Loans are added pursuant to, and in accordance with the requirements of, Section 2.15(c) and (z) any U.S. Borrower Revolving Loans made pursuant to Incremental RL Commitments and added to then outstanding Borrowings, in accordance with requirements of Section 2.16(c), shall be considered part of the related Borrowing of then outstanding Initial U.S. Borrower Revolving Loans to which same are added.

“Business Day” shall mean (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York or London interbank Eurodollar market and (iii) with respect to all notices and determinations in connection with, and payments of principal (or, Face Amount, as applicable), Unpaid Drawings and interest on, C Term Loans, Canadian Borrower Incremental Term Loans, Canadian Borrower Revolving Loans or any Canadian Borrower Letters of Credit, any day which is a Business Day described in clauses (i) and, if relevant, (ii) above and which is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, Ontario.

“BWAY Holding” shall have the meaning provided in the first paragraph of this Agreement.

“BWAY Parent” shall mean Picasso Parent Company, Inc. (which immediately following the Initial Borrowing Date will be renamed BWAY Parent Company, Inc.).

“C Term Loan” shall have the meaning provided in Section 2.01(b).

“C Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “C Term Loan Commitment,” as the same may be terminated pursuant to Sections 4.03 and/or 11.

“C Term Loan Lender” shall mean any Lender with a C Term Loan Commitment or outstanding C Term Loans.

“C Term Note” shall have the meaning provided in Section 2.05(a).

“Calculation Period” shall mean, in the case of any Permitted Acquisition, the Test Period most recently ended prior to the date of any such Permitted Acquisition for which Section 9.01 Financials are available.

“Canadian Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Canadian Borrower Incremental Term Loans” shall mean Incremental Term Loans incurred by the Canadian Borrower.

“Canadian Borrower Letter of Credit” shall mean each Letter of Credit (which may be denominated in U.S. Dollars or Canadian Dollars) issued to the Canadian Borrower pursuant to Section 3.01 and designated as such by the Canadian Borrower in the respective Letter of Credit Request.

“Canadian Borrower Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Canadian Borrower Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings (taking the U.S. Dollar Equivalent of all amounts payable in Canadian Dollars) in respect of all Canadian Borrower Letters of Credit.

“Canadian Borrower Revolving Loan” shall have the meaning provided in Section 2.01(e).

“Canadian Borrower Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name on Schedule 2.01 hereto directly below the column entitled “Canadian Borrower Revolving Loan Commitment”, as same may be (x) reduced from time to time and/or terminated pursuant to Sections 4.02, 4.03 and/or 11 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b). In addition, the Canadian Borrower Revolving Loan Commitment of each Lender shall include each of its Initial Canadian Borrower Revolving Loan Commitment, and, subject to the consent of such Lender, any Extended Canadian Borrower Revolving Loan Commitment of such Lender.

“Canadian Borrower Revolving Note” shall have the meaning provided in Section 2.05(a).

“Canadian Borrower RL Lender” shall mean each Lender which has a Canadian Borrower Revolving Loan Commitment (without giving effect to any termination of the Total Canadian Borrower Revolving Loan Commitment if any Canadian Borrower Letter of Credit Outstandings remain outstanding) or which has any outstanding Canadian Borrower Revolving Loans (or any participation in any then outstanding Canadian Borrower Letter of Credit Outstandings).

“Canadian Borrower RL Percentage” of any Canadian Borrower RL Lender at any time shall mean that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Canadian Borrower Revolving Loan Commitment of such Canadian Borrower RL Lender at such time and the denominator of which is the Total Canadian Borrower Revolving Loan Commitment at such time, provided that if any such determination is to be made after the Total Canadian Borrower Revolving Loan Commitment (and the related Canadian Borrower Revolving Loan Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that in the case of Section 2.18 when a Defaulting Lender shall exist, “Canadian Borrower RL Percentage” shall mean the percentage of the Total Canadian Borrower Revolving Loan Commitments (disregarding any Defaulting Lender’s Canadian Borrower Revolving Loan Commitment) represented by such Lender’s Canadian Borrower Revolving Loan Commitment.

“Canadian Borrower Term Loans” shall mean and include all C Term Loans and all Canadian Borrower Incremental Term Loans.

“Canadian Credit Party” shall mean the Canadian Borrower and each Canadian Subsidiary Guarantor.

“Canadian Dollar Denominated Letter of Credit” shall mean each Letter of Credit denominated in Canadian Dollars.

“Canadian Dollar Denominated Loan” shall mean all Loans denominated in Canadian Dollars, which shall include each Canadian Borrower Incremental Term Loan made in Canadian Dollars and each Canadian Borrower Revolving Loan made in Canadian Dollars.

“Canadian Dollar Denominated Revolving Loan” shall mean each Canadian Borrower Revolving Loan denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollar Equivalent” shall mean, at any time for the determination thereof, the amount of Canadian Dollars which could be purchased with the amount of U.S. Dollars involved in such computation at the spot rate of exchange therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York City time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 13.22 or Section 19 of the U.S. Subsidiaries Guaranty (or any equivalent provision in any other Subsidiaries Guaranty), on the date of determination).

“Canadian Dollar L/C Stated Amount” of each Canadian Dollar Denominated Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (expressed in Canadian Dollars) (in each case determined without regard to whether any conditions to drawing could then be met, but after giving effect to all previous drawings made thereunder).

“Canadian Dollars” and “CDN $” shall mean freely transferable lawful money of Canada (expressed in Canadian Dollars).

“Canadian Insolvency Law” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement of, or stay of proceedings to enforce, some or all of the debts of the corporation.

“Canadian Pension Event” shall mean, with respect to any Canadian Pension Plan, (a) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (b) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Canadian Pension Plan or to appoint a trustee or similar official to administer any such Canadian Pension Plan, or (c) the occurrence of any transaction or event that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any material liability by Holdings or any of its Restricted Subsidiaries, or the imposition on Holdings or any of its Restricted Subsidiaries of any material fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Canadian MEPP” shall mean any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario) or other similar arrangement subject to the pension legislation of another Canadian jurisdiction to which Holdings or any of its Restricted Subsidiaries contributes or is obligated to contribute.

“Canadian Pension Plan” shall mean any “registered pension plan” that is sponsored or maintained by Holdings or any of its Restricted Subsidiaries subject to the funding requirements of the Pension Benefits Act (Ontario) or applicable pension benefits legislation in any other Canadian jurisdiction and applicable to employees of any Restricted Subsidiary of Holdings resident in Canada or any province or territory thereof.

“Canadian Prime Rate” shall mean, for any day, the rate of interest per annum expressed on the basis of a 365-day year equal to the greater of (i) the per annum rate of interest quoted or established as the “prime rate” of DB Canada (or similar entity of a successor Administrative Agent hereunder) which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans made in Canadian Dollars in Canada to its Canadian borrowers and (ii) the average rate for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on Reuters Screen CDOR Page (or such other page as may be selected by DB Canada (or similar entity of a successor Administrative Agent hereunder) as a replacement page for such bankers’ acceptances if such screen is not available) at approximately 10:00 A.M. (Toronto time) on such day plus 100 basis points per annum, in each instance, as of such day, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person. Any change in the Canadian Prime Rate due to a change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances shall be effective as of the opening of business on the effective day of such change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances, respectively. Notwithstanding any of the foregoing, the Canadian Prime Rate shall not at any time be less than 2.75% per annum.

“Canadian Prime Rate Loans” shall mean any Canadian Dollar Denominated Loan during the period which it bears interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Security Agreement” shall have the meaning provided in Section 6.11(c).

“Canadian Sub-Agent” shall mean DB Canada, or any other affiliate of DBTCA designated by DBTCA to act in such capacity.

“Canadian Subsidiaries Guarantee” shall mean a Canadian Subsidiaries Guarantee in the form of Exhibit I-2 (with such modifications as may be reasonably requested, or agreed to, by the Administrative Agent at the time of the entering thereof), as amended, modified or supplemented from time to time. It is understood that there shall be no Canadian Subsidiaries Guarantee in effect on the Initial Borrowing Date, because the Canadian Borrower is the only Canadian Subsidiary in existence on such date. The Canadian Subsidiaries Guarantee may be required to be entered into after the Initial Borrowing Date if one or more Canadian Subsidiaries are acquired or established after the Initial Borrowing Date, and the term “Canadian Subsidiaries Guarantee” shall collectively refer to any separate guarantees of the Obligations of the Canadian Borrower entered into or required pursuant to this Agreement.

“Canadian Subsidiary” shall mean each Subsidiary of Holdings incorporated or organized or resident for the purposes of the Income Tax Act (Canada) in Canada or any province or territory thereof.

“Canadian Subsidiary Guarantor” shall mean (i) each Wholly-Owned Restricted Subsidiary of Holdings that is a Canadian Subsidiary as of the Initial Borrowing Date (other than the Canadian Borrower) and (ii) each other Wholly-Owned Restricted Subsidiary of Holdings that is a Canadian Subsidiary and is created, established or acquired after the Initial Borrowing Date which executes and delivers a Canadian Subsidiaries Guarantee, unless and until such time as the respective Canadian Subsidiary is released from all of its obligations under its Canadian Subsidiaries Guarantee in accordance with the terms and provisions thereof.

“Canadian Welfare Plan” shall mean any medical, health, hospitalization, insurance or other employee benefit or welfare plan or arrangement (but excluding any Canadian Pension Plan) applicable to employees of a Restricted Subsidiary of the U.S. Borrower resident in Canada or any province or territory thereof.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with the Merger or a Permitted Acquisition, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by a third party (excluding any Credit Party or any of its Restricted Subsidiaries) and for which no Credit Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) and (v) property, plant and equipment taken in settlement of accounts.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under U.S. GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

“Cash Equivalents” shall mean:

(i)

United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii)

readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(iii)

marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state or, in the case of Cash Equivalents of any Canadian Subsidiary, any province of Canada or any political subdivision of any such province or any public instrumentality thereof, and, at the time of acquisition thereof, having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P;

(iv)

securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) or, in the case of Cash Equivalents of any Canadian Subsidiary, Canada or any agency or instrumentality thereof (provided that the full faith and credit of Canada is pledged in support thereof), in such case having maturities of not more than twelve months from the date of acquisition;

(v)

certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;

(vi)

repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twelve months after the date of acquisition; and

(viii)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

“CDOR Rate” shall mean, on any day, the per annum rate of interest which is the rate determined as being the arithmetic average of the rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the B/A Discount Rate Loans or Bankers’ Acceptance Loans, as the case may be, proposed to be incurred by the Canadian Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:00 A.M. (New York City Time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Sub-Agent in good faith after 10:00 A.M. (New York City Time) to reflect any error in a posted rate of interest or in the posted average annual rate of interest); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the discount rate quoted to the Canadian Sub-Agent (determined as of 10:00 A.M. (New York City Time)) on such day at which the Canadian Sub-Agent would purchase its own bankers’ acceptances in a comparable face amount and with comparable maturity dates to the B/A Discount Rate Loans or Bankers’ Acceptance Loans, as the case may be, proposed to be incurred by the Canadian Borrower on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean, at any time and for any reason whatsoever, (a) Holdings shall fail to directly or indirectly own 100% on a fully diluted basis of the U.S. Borrower’s Equity Interests, (b) the U.S. Borrower shall fail to directly or indirectly own 100% on a fully diluted basis of the Canadian Borrower’s Equity Interests, (c) prior to any Initial Public Offering, Permitted Holders shall fail to have, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act) in the aggregate of at least 50.1% on a fully diluted basis of voting interests in Holdings’ Equity Interests, (d) on and after an Initial Public Offering, any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Holders (or any one or more Parent Companies in which the Sponsor and its Sponsor Affiliates, directly or indirectly, owns the largest percentage of such Parent Company’s voting Equity Interests and in which no other such “person” or “group”, directly or indirectly, owns or controls (by ownership, contract or otherwise) more voting Equity Interests of such Parent Company than owned by Sponsor and its Sponsor Affiliates), shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Equity Interests having more, directly or indirectly, than 35% of the total voting power of all outstanding Equity Interests of Holdings in the election of directors, unless at such time the Permitted Holders (or any one or more Parent Companies in which the Sponsor and its Sponsor Affiliates, directly or indirectly, owns the largest percentage of such Parent Company’s voting Equity Interests and in which no other such “person” or “group”, directly or indirectly, owns or controls (by ownership, contract or otherwise) more voting Equity Interests of such Parent Company than owned by Sponsor and its Sponsor Affiliates) are direct or indirect “beneficial owners” (as so defined) of Equity Interests of Holdings having a greater percentage of the total voting power of all outstanding Equity Interests of Holdings in the election of directors than that owned by each other “person” or “group” described above, (e) after a Initial Public Offering has occurred, the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors or (f) a “change of control” or similar event shall occur as provided in any Senior Note Documents, any Refinancing Notes Indentures or any Permitted Junior Debt in respect of any of the foregoing with an aggregate principal amount in excess of the Threshold Amount.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including any Additional Security Documents), including, without limitation, all Pledge Agreement Collateral, all collateral as described in the Security Agreements, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or 11.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean any of the commitments of any Lender, i.e., whether a B Term Loan Commitment, a C Term Loan Commitment, a U.S. Borrower Revolving Loan Commitment, a Canadian Borrower Revolving Loan Commitment, an Incremental Term Loan Commitment or an Incremental RL Commitment of such Lender.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Committed Financing” shall mean and include, at any time, (i) the Total Unutilized Revolving Loan Commitment under this Agreement at such time and (ii) other financings (including debt and common stock issuances by Holdings) permitted under this Agreement, as then in effect, for which a binding commitment to provide same, extending for at least 180 days, is then in place, which commitment, and the terms and conditions and issuer thereof, shall be reasonably satisfactory to the Administrative Agent.

“Common Equity Financing” shall have the meaning given to that term in Section 6.08(a).

“Company Material Adverse Effect” shall have the meaning provided in the Merger Agreement.

“Consent Solicitation” means the solicitation by BWAY Holding from the holders of outstanding Existing Senior Subordinated Notes of consents to certain amendments to the Existing Senior Subordinated Note Indenture in accordance with the terms of the Tender Offer Materials.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Holdings and its Restricted Subsidiaries at such time (other than cash and Cash Equivalents, amounts related to current or deferred Taxes on income or profits, assets held for sale, loans to third parties that are permitted under this Agreement, pension assets, deferred bank fees and derivative financial instruments).

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and its Restricted Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement, the current portion of any other long-term Indebtedness which would otherwise be included therein, accruals of consolidated interest expense (excluding consolidated interest expense that is due and unpaid), accruals for current or deferred Taxes based on income or profits, accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of Consolidated EBITDA and the current portion of pension liabilities.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles arising (including goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, (w) Consolidated Net Income for such period; plus

(x)

all of the following, in each case as determined without duplication in accordance with Section 13.07(a) and, except with respect to clause (ix), to the extent deducted in calculating Consolidated Net Income for such period:

(i)	Interest Expense;

(ii)

provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of Holdings and its Restricted Subsidiaries paid or accrued during such period, including (A) payments made pursuant to any tax sharing agreements or arrangements among Holdings, its Restricted Subsidiaries and any Parent Company (so long as such tax sharing payments are attributable to the operations of Holdings and its Restricted Subsidiaries) and (B) an amount equal to the tax distributions actually made to any Parent Company in respect of such period in accordance with Section 10.03 as though such amounts had been paid as income taxes directly by Holdings or its Restricted Subsidiaries for such period;

(iii)	Consolidated Depreciation and Amortization Expense of such Person for such period;

(iv)

other costs or expense pursuant to any management equity plan, supplemental executive retirement plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of common Equity Interests of Holdings or Qualified Preferred Stock;

(v)

any compensation expense (whether cash or non-cash) resulting from the repurchase of any Equity Interests of Holdings from employees, directors or consultants of Holdings or any of its Restricted Subsidiaries, in each case pursuant to the provisions of clause (iii) of Section 10.03;

(vi)

any up-front fees, transaction costs, commissions, expenses, premiums or charges related to any equity offering, permitted investment, acquisition, disposal or incurrence, repayment, amendment or modification of Indebtedness permitted by this Agreement (whether or not successful) and up-front or financing fees, transaction costs, commissions, expenses, premiums or charges related to the Transaction (including fees paid to the Sponsor and/or its Affiliates in connection with the Merger) and any non-recurring merger or business acquisition transaction costs incurred during such period (in each case whether or not successful);

(vii)

cash restructuring charges or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions after the Initial Borrowing Date, costs related to the closure and/or consolidation of facilities, retention charges, contract termination costs, retention, recruiting, relocation, severance and signing bonuses and expenses, transaction fees and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges, consulting fees and any one-time expense relating to enhanced accounting function, or costs associated with becoming a public company or any other costs incurred in connection with any of the foregoing; provided that the aggregate amount of add backs made pursuant to this clause (vii) for any period of four consecutive fiscal quarters, when added to the aggregate amount of add backs made pursuant to clause (ix) below for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (vii) or clause (ix) below);

(viii)	all payments of fees and expenses pursuant to the Sponsor Agreement and the Kelso Agreements (as defined in the Existing Credit Agreement);

(ix)

the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by Holdings in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transactions or any acquisition or disposition by Holdings or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 9.01(f), certifying that (x) such cost savings, operating expense reductions and synergies are reasonably expected and factually supportable in the good faith judgment of Holdings, and (y) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions and synergies in connection with the Transactions, 18 months after the Initial Borrowing Date and (II) in all other cases, within 18 months after the consummation of the acquisition, disposition, restructuring or the implementation of an initiative, which is expected to result in such cost savings, expense reductions or synergies, (B) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) to the extent that any cost savings, operating expense reductions and synergies are not associated with the Transactions or any other specified transaction, all steps shall have been taken for realizing such savings, (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (ix) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions and synergies and (E) the aggregate amount of add backs made pursuant to this clause (ix) for any period of four consecutive fiscal quarters, when added to the aggregate amount of add backs made pursuant to clause (vii) above for such period of four consecutive fiscal quarters, shall not exceed an amount equal to 15% of Consolidated EBITDA for such period of four consecutive fiscal quarters (without giving effect to any adjustments pursuant to this clause (ix) or clause (vii) above);

(x)

to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption;

(xi)

expenses to the extent covered by contractual indemnification or refunding provisions in favor of Holdings or a Restricted Subsidiary and actually paid or refunded, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days);

(xii)	the amount of any minority expense; and

(xiii)	solely for purposes of determining compliance with Section 10.08 and Section 10.09, any Cure Amount;

minus all non-cash gains to the extent included in Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);

provided that, notwithstanding the foregoing:

(1)

to the extent that any non-cash charge added back to Consolidated Net Income pursuant to any of the foregoing provisions for any period (including periods prior to the date hereof pursuant to the Existing Credit Agreement) shall become a cash event during any subsequent period, the amount thereof shall be deducted from Consolidated Net Income in determining Consolidated EBITDA for such subsequent period, except, (x) in the case of compensation expense resulting from the repurchase of any Equity Interests of Holdings from employees of Holdings or any of its Restricted Subsidiaries, to the extent permitted to be added in determining Consolidated EBITDA pursuant to the foregoing clause (x)(v), and (y) in the case of restructuring charges, to the extent permitted to be added in determining Consolidated EBITDA pursuant to the foregoing clause (x)(vii); and

(2)

in determining the Consolidated Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio and the Consolidated Senior Secured Net Leverage Ratio, Consolidated EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to any Acquired Entity or Business (other than any Unrestricted Subsidiary redesignated as a Restricted Subsidiary of the U.S. Borrower) acquired during such period pursuant to a Permitted Acquisition and not subsequently sold or otherwise disposed of by Holdings or any of its Restricted Subsidiaries during such period. Notwithstanding the foregoing, determinations of Consolidated EBITDA for purposes of Sections 10.08 and 10.09 and the definition of “Applicable Margin” for any fiscal quarter ended on or prior to the last day of the fiscal quarter ended closest to March 31, 2011 shall be made in accordance with the requirements of the definition of “Test Period” contained herein.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (a) (i) all Indebtedness of Holdings and its Restricted Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of Holdings and its consolidated Restricted Subsidiaries in accordance with generally accepted accounting principles, (ii) all Indebtedness of Holdings and its Restricted Subsidiaries of the type described in clause (ii) of the definition of Indebtedness and (iii) all Contingent Obligations of Holdings and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii) minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than non-consensual Liens permitted by Section 10.01 and other Liens created under any Credit Document) not in excess of $50,000,000 included on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date; provided that Consolidated Indebtedness shall not include (x) Indebtedness in respect of any Existing Senior Subordinated Notes that have been defeased or satisfied and discharged in accordance with the Existing Senior Subordinated Indenture and (y) Indebtedness in respect of any Senior Notes, Refinancing Notes or Permitted Junior Notes that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.10, or (z) the aggregate amount available to be drawn (i.e., unfunded amounts) under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the U.S. Borrower or any of its consolidated Restricted Subsidiaries (although, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations shall be included in calculations of Consolidated Indebtedness).

“Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of Consolidated EBITDA for such period to Consolidated Interest Expense for such period.

“Consolidated Interest Expense” shall mean, for any period, the sum of the total consolidated cash interest expense (net of any cash interest income) of Holdings and its Restricted Subsidiaries for such period plus, without duplication, that portion of Capitalized Lease Obligations of Holdings and its Restricted Subsidiaries representing the interest factor for such period; provided that Consolidated Interest Expense shall not include (i) the amortization of deferred financing, legal and accounting costs with respect to this Agreement, (ii) the amortization of up front fees for any incurrence or issuance of Indebtedness, (iii) interest expense in respect of any Existing Senior Subordinated Notes that have been defeased or satisfied and discharged in accordance with the Existing Senior Subordinated Indenture and (iv) interest expense in respect of any Senior Notes, Refinancing Notes or Permitted Junior Notes that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.10. As used in the preceding sentence, the term “cash interest expense” shall include all regularly accruing interest expense payable in cash during such period (whether or not actually paid in cash during the respective period). Notwithstanding anything to the contrary in the foregoing, determinations of Consolidated Interest Expense for purposes of Section 10.08 for any period ended on or prior to the end of the fiscal period ending June 30, 2011, shall be made in accordance with the requirements of the definition of “Test Period” contained herein.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Holdings and its Restricted Subsidiaries for such period, determined on a consolidated basis (after any deduction for minority interests), provided that:

(i)

in determining Consolidated Net Income, the net income (or loss) of any other Person which is not a Restricted Subsidiary of Holdings or is accounted for by Holdings by the equity method of accounting shall be included (x) in the case of net income, only to the extent of the payment of dividends, distributions or other payment that are actually paid in cash (or to the extent converted into cash) by such other Person to Holdings or a Restricted Subsidiary thereof during such period, or (y) in the case of net loss, only to the extent of any losses actually funded (through Investments or otherwise) by Holdings or a Restricted Subsidiary thereof during such period;

(ii)

solely for purposes of determining the amount available under clause (a)(i) of the definition of Available Amount, the net income of any Restricted Subsidiary of Holdings (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Restricted Subsidiary, unless such restriction has been legally waived; provided that Consolidated Net Income for such purpose will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(iii)

any net after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses);

(iv)

the net income or loss for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(v)

any net after-tax effect (using a reasonable estimate based on applicable tax rates) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded;

(vi)

any net after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the U.S. Borrower, shall be excluded;

(vii)

any effects of purchase accounting (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transaction or any Permitted Acquisition or Investment that is consummated after the Initial Borrowing Date, net of taxes, or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded;

(viii)

any net after-tax effect (using a reasonable estimate based on applicable tax rates) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative obligations shall be excluded;

(ix)

any net after-tax gain or loss resulting from Hedging Obligations or other derivative instruments and the application of the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations shall be excluded;

(x)

any net after-tax effect (using a reasonable estimate based on applicable tax rates) of any impairment charge or asset write-off, write-up or write-down, in each case pursuant to GAAP, shall be excluded;

(xi)

any net after tax effect (using a reasonable estimate based on applicable tax rates) of noncash compensation expense recorded from grants or periodic remeasurements of stock appreciation or similar rights, stock options, restricted stock or other rights or any other issuance of Equity Interests to employees, directors or consultants of Holdings or any of its Restricted Subsidiaries or any compensation expense arising out of the Company’s existing supplemental executive retirement plans shall be excluded;

(xii)

any other non-cash charges, expenses or losses including any write-offs or write-downs and any non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period) shall be excluded;

(xiii)

any adjustments attributable to foreign currency translations, including those relating to mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of GAAP, including FAS No. 52, shall be excluded;

(xiv)

accruals and reserves that are established within 12 months after the Initial Borrowing Date that are required to be established as a result of the Transaction in accordance with GAAP shall be excluded; and

(xv)

all Dividends paid (or deemed paid pursuant to the last sentence of Section 10.03) during such period pursuant to clauses (v), (vi) and (vii) of Section 10.03 shall reduce Consolidated Net Income (except to the extent (x) the amount paid with such Dividends by Holdings would not, if the respective expense or other item had been incurred directly by the U.S. Borrower, have reduced Consolidated Net Income or (y) such Dividend is paid by the U.S. Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of Consolidated Net Income, in each case as calculated pursuant to the provisions of this definition).

“Consolidated Senior Secured Debt” shall mean, at any time, (i) the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of Holdings or any of its Restricted Subsidiaries less (i) the aggregate principal amount of any Indebtedness of Holdings and its Restricted Subsidiaries at such time that is subordinated in right of payment to the Obligations and, without duplication, (ii) the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries at such time that is secured by a Lien on the assets of Holdings and its Restricted Subsidiaries that is junior (in a manner reasonably satisfactory to the Administrative Agent or the Required Lenders) to the Lien securing the Obligations.

“Consolidated Senior Secured Net Leverage Ratio” means, at any time, the ratio of (i) Consolidated Senior Secured Debt at such time to (ii) Consolidated EBITDA for the Test Period then most recently ended. If the Consolidated Senior Secured Net Leverage Ratio is being determined for a given Test Period, Consolidated Indebtedness shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such Test Period.

“Consolidated Total Net Leverage Ratio” shall mean, at any time, the ratio of (x) Consolidated Indebtedness at such time to (y) Consolidated EBITDA for the Test Period then most recently ended. If the Consolidated Total Net Leverage Ratio is being determined for a given Test Period, Consolidated Indebtedness shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such Test Period.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of BWAY Parent on the Initial Borrowing Date, after giving effect to the Transaction, and each other director if, in each case, such other director’s nomination for election to the board of directors of BWAY Parent or the Relevant Public Company, as the case may be, is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote or consent of, or is appointed or otherwise approved by, the Sponsor, or those Permitted Holders which then hold a majority of the voting Equity Interests in BWAY Parent or the Relevant Public Company, as the case may be, then held by all Permitted Holders, in his or her election by the shareholders of BWAY Parent or the Relevant Public Company, as the case may be.

“Credit Agreement Party” shall mean each of Holdings, the U.S. Borrower and the Canadian Borrower.

“Credit Agreement Party Guaranty” shall mean the guaranty of each Credit Agreement Party pursuant to Section 14.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each B/A Instrument, each Subsidiaries Guaranty, each Security Document, each Incremental Commitment Agreement and each Extension Amendment.

“Credit Event” shall mean the making of any Loan (other than a U.S. Borrower Revolving Loan made pursuant to a Mandatory U.S. RL Borrowing) or the issuance of any Letter of Credit.

“Credit Party” shall mean each U.S. Credit Party and each Canadian Credit Party.

“Cure Amount” shall have the meaning provided in the last paragraph of Section 11.

“Cure Right” shall have the meaning provided in the last paragraph of Section 11.

“DB Canada” shall mean Deutsche Bank AG, Canada Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise acting in respect of its Canadian banking business.

“DBTCA” shall mean Deutsche Bank Trust Company Americas.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time of determination thereof, any Lender that (i) has failed (which failure is not cured within one Business Day after the date of such failure) to fund any portion of any Borrowing (including any Mandatory U.S. RL Borrowing), participations in Letter of Credit Outstandings or participations in Swingline Loans required to be funded by it hereunder (including its obligations under Section 2.01, Section 2.04 or Section 3), (ii) has otherwise failed (which failure is not cured within one Business Day after the date of such failure) to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, (iii) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with the terms of this Agreement relating to its obligation to fund any Borrowing (including any Mandatory U.S. RL Borrowing), participations in Letter of Credit Outstandings or participations in Swingline Loans required to be funded by it hereunder (including its obligations under Section 2.01, Section 2.04 or Section 3); (iv) has become the subject of a bankruptcy or insolvency proceeding or a takeover (in receivership or similar proceeding) by a Governmental Authority (or has a receiver, conservator, trustee or custodian appointed for it), (iv) does not meet a capital adequacy or liquidity requirement applicable to such Lender as determined by the relevant Governmental Authority or (v) has notified any Credit Agreement Party, any Issuing Lender, the Swingline Lender and/or the Administrative Agent of any of the foregoing (including any notification of its intent not to comply with its funding obligations described in preceding clause (i)); provided that for purposes of Section 2.01 with respect to Swingline Loans and Section 3 only, the term “Defaulting Lender” shall also include (a) any Lender with an affiliate that (x) either (A) Controls such Lender or (B) is under common Control with such Lender and (y) has become the subject of a bankruptcy or insolvency proceeding or a takeover by a Governmental Authority or does not meet a capital adequacy or liquidity requirement applicable to such affiliate as determined by the relevant Governmental Authority (or has a receiver, conservator, trustee or custodian appointed for it), (b) any Lender that previously constituted a “Defaulting Lender” under this Agreement, unless such Lender has ceased to constitute a “Defaulting Lender” for a period of at least 90 consecutive days, and (c) any Lender that one of the Swingline Lender, any Issuing Lender or the Administrative Agent believes in good faith has defaulted (which default is continuing), and has notified any Credit Agreement Party and the Administrative Agent of such belief (although no such notice shall be required following an Event of Default), in its obligations under any other credit facility to which such Lender is a party.

“Designated Interest Rate Protection Agreement” shall mean each Interest Rate Protection Agreement entered into by the U.S. Borrower, the Canadian Borrower or their respective Restricted Subsidiaries secured by the Security Documents.

“Designation Date” shall have the meaning provided in Section 9.17.

“Discount Range” has the meaning set forth in Schedule 2.19.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common equity of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership or membership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Equity Interests).

“Do not have Unreasonably Small Capital” means for the period from the date hereof through the stated maturity of all New Financing, the U.S. Borrower and its Subsidiaries taken as a whole after consummation of the Transaction and all Indebtedness (including the Loans) being incurred or assumed and Liens created by the U.S. Borrower and its Subsidiaries in connection therewith, is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

“Dollar Denominated Letter of Credit” shall mean each Letter of Credit denominated in U.S. Dollars.

“Dollar Denominated Loans” shall mean each Loan denominated in U.S. Dollars.

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia.

“Draft” shall mean at any time either a depository bill within the meaning of the Depository Bills and Notes Act (Canada), or a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Canadian Borrower on a Canadian Borrower RL Lender and bearing such distinguishing letters and numbers as such Canadian Borrower RL Lender may determine, but which at such time has not been completed or accepted by such Canadian Borrower RL Lender.

“Drawing” shall have the meaning provided in Section 3.04(a).

“Drawing Date” shall mean any Business Day fixed pursuant to Schedule 2.17 for the creation of Bankers’ Acceptances or the purchase of completed Drafts and the exchange thereof for B/A Equivalent Notes, in each case by a Canadian Borrower RL Lender pursuant to Schedule 2.17.

“Drawing Fee” shall mean, in respect of a Draft drawn by the Canadian Borrower hereunder and accepted by a B/A Lender or a Draft purchased by a Non-B/A Lender, a fee calculated on the Face Amount of such Draft at a rate per annum equal to the Applicable Margin on the Drawing Date of such Draft. Drawing Fees shall be calculated on the basis of the term to maturity of the Draft and a year of 365 days.

“Effective Date” shall have the meaning provided in Section 13.10.

“Effective Yield” shall mean, as to any Loans of any Tranche, the effective yield on such Loans as determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than a natural person) but in any event excluding, except to the extent provided in Sections 2.19, 2.20, 2.21 and 13.04(c), the Sponsor, Holdings, each Borrower and their respective Subsidiaries and Affiliates.

“End Date” shall mean, for any Margin Reduction Period, the last day of such Margin Reduction Period.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any Federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding guideline and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, occupational health or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; and any state, provincial and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equipment” shall have the meaning provided in the U.S. Security Agreement.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any successor Section thereof.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or a Subsidiary of Holdings would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and solely with respect to Section 412 of the Code, Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Section 430 of the Code or Section 303 of ERISA, or the arising of such a lien or encumbrance, with respect to a Plan, (c) the incurrence by Holdings, a Restricted Subsidiary of Holdings, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any Holdings, a Restricted Subsidiary of Holdings, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 of ERISA, or the receipt by Holdings, a Restricted Subsidiary of Holdings, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (e) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (f) the receipt by Holdings, a Restricted Subsidiary of Holdings, or an ERISA Affiliate of any notice concerning statutory liability arising from the withdrawal or partial withdrawal of Holdings, a Restricted Subsidiary of Holdings, or an ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (g) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or 4975 of the Code) with respect to which Holdings or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings or any Restricted Subsidiary could reasonably be expected to have liability, (h) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (i) the filing of any request for or receipt of a minimum funding waiver under Section of the Code with respect to any Plan or Multiemployer Plan, (j) the receipt by Holdings, a Restricted Subsidiary of Holdings or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA or, (k) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such decrease in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or dispositions of any Person by Holdings and/or the Restricted Subsidiaries during such period), minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Holdings and its Restricted Subsidiaries during such period to the extent financed with Internally Generated Cash and not any portion of Available Retained ECF Amount, (ii) without duplication of amounts deducted pursuant to clause (iii) below, the aggregate amount of all cash payments made in respect of all Permitted Acquisitions consummated by and other Investments permitted under Section 10.05 made by Holdings and its Restricted Subsidiaries during such period, in each case to the extent financed with Internally Generated Cash and not any portion of Available Retained ECF Amount, (iii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of Holdings following the end of such period, provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (iv) Dividends made in cash during such fiscal year to the extent otherwise permitted by Section 10.03(iii) to the extent paid for with Internally Generated Cash, (v) (A) the aggregate amount of permanent principal payments of Indebtedness of Holdings and its Restricted Subsidiaries during such period (other than voluntary prepayments of Loans) to the extent paid for with Internally Generated Cash and (B) prepayments and repayments of Loans pursuant to Sections 5.02(h) or 5.02(j) to the extent the Asset Sale or Recovery Event giving rise to such prepayment or repayment resulted in an increase to Consolidated Net Income (but not in excess of the amount of such increase), (vi) the portion of Transaction Expenses and other transaction costs and expenses related to items (i)-(v) above paid in cash during such fiscal year not deducted in determining Consolidated Net Income, (vii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such increase in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or disposition of any Person by Holdings and/or the Restricted Subsidiaries), (viii) cash payments in respect of non-current liabilities to the extent made with Internally Generated Cash, (ix) the aggregate amount of expenditures actually made by Holdings and its Restricted Subsidiaries with Internally Generated Cash during such period (including expenditures for the payment of financing fees, taxes, rent and pension and other retirement benefits) to the extent that such expenditures are not expensed during such period, and (x) the aggregate amount of any premium, make-whole or penalty payments actually paid with Internally Generated Cash during such period that are required to be made in connection with any prepayment of Indebtedness.

“Excess Cash Flow Payment Date” shall mean the date occurring 5 Business Days after the date on which Holdings’ annual audited financial statements are required to be delivered pursuant to Section 9.01(c) (commencing with the fiscal year of the U.S. Borrower ending September 30, 2011).

“Excess Cash Flow Payment Period” shall mean, with respect to any Excess Cash Flow Payment Date, the immediately preceding fiscal year of the U.S. Borrower; provided that with respect to the first Excess Cash Flow Payment Date, the Excess Cash Flow Payment Period shall be the period from July 1, 2010 through the fiscal year ending September 30, 2011.

“Excluded Contributions” shall mean net cash proceeds received by or contributed to Holdings (other than any such proceeds used in exercising the Cure Right) from:

(a) contributions to its common equity capital, and

(b) the sale (other than to Holdings or a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings or a Subsidiary of Holdings) of common Equity Interests or Qualified Preferred Stock of Holdings,

in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by a Responsible Officer of Holdings on the date such capital contributions are made or such Equity Interests are sold, as the case may be.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Agreement Party hereunder, or under any Note, (a) income Taxes imposed on (or measured by) its net income and franchise (and similar) Taxes imposed on it in lieu of income Taxes pursuant to the laws of the jurisdiction in which such recipient is subject to such Taxes for any reason or is organized or in which the principal office or applicable lending office of such recipient is located (or any political subdivision thereof), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment governmental charge, and (d) in the case of a recipient, any withholding Tax that (i) is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office) or (ii) is attributable to such recipient’s failure to comply with Section 5.04(b) or Section 5.04(c), except in the case of clause (i) to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Credit Agreement Parties with respect to such withholding tax pursuant to Section 5.04(a).

“Existing B Term Loan Tranche” shall have the meaning provided in Section 2.14.

“Existing C Term Loan Tranche” shall have the meaning provided in Section 2.14.

“Existing Canadian Borrower Revolving Loan Tranche” has the meaning provided in Section 2.14.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of July 17, 2006, as amended on May 10, 2007, among BWAY Corporation, a Delaware corporation, and the Canadian Borrower, as borrowers, BWAY Holding, certain lenders party thereto and DBTCA as the Administrative Agent (the “Existing Credit Agreement”).

“Existing Incremental Term Loan Tranche” shall have the meaning provided in Section 2.14.

“Existing Indebtedness” shall have the meaning provided in Section 6.07(a).

“Existing Letters of Credit” shall have the meaning provided in Section 3.01.

“Existing Note Indenture Amendment” shall mean the amendment to the Existing Senior Subordinated Notes Indenture entered into in connection with the Consent Solicitation.

“Existing Other Indebtedness” shall have the meaning provided in Section 6.07(a).

“Existing Preferred Stock” shall mean 20,000,000 shares of preferred stock, par value $0.01 per share, of the U.S. Borrower, of which none are outstanding.

“Existing Senior Subordinated Notes” shall mean the BWAY Corporation’s 10% Senior Subordinated Notes due 2014 issued pursuant to the Existing Senior Subordinated Notes Indenture.

“Existing Senior Subordinated Notes Indenture” shall mean the Indenture, dated as of April 6, 2009, between BWAY Corporation, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, as modified, amended or supplemented through the Effective Date and as the same may be modified, amended or supplemented from time to time after the Effective Date in accordance with the terms hereof and thereof.

“Existing Term Loan Tranche” shall mean, collectively, the Existing B Term Loan Tranche, Existing C Term Loan Tranche and each Existing Incremental Term Loan Tranche, or any of them as the context may require.

“Existing Tranche” shall mean any Existing Term Loan Tranche, Existing U.S. Borrower Revolving Loan Tranche and/or Existing Canadian Borrower Revolving Loan Tranche, as the context may require.

“Existing U.S. Borrower Revolving Loan Tranche” has the meaning provided in Section 2.14.

“Expiration Time” has the meaning set forth in Schedule 2.19.

“Extended B Term Loan Commitments” shall mean one or more commitments hereunder to convert B Term Loans under an Existing Term Loan Tranche to Extended B Term Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended B Term Loans” shall have the meaning provided in Section 2.14.

“Extended C Term Loan Commitments” shall mean one or more commitments hereunder to convert C Term Loans under an Existing Term Loan Tranche to Extended C Term Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended C Term Loans” shall have the meaning provided in Section 2.14.

“Extended Canadian Borrower Revolving Loan Commitments” shall mean one or more commitments hereunder to convert U.S. Canadian Revolving Loans under an Existing Canadian Borrower Revolving Loan Tranche to Extended Canadian Borrower Revolving Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended Canadian Borrower Revolving Loans” shall have the meaning provided in Section 2.14.

“Extended Commitments” shall mean, collectively, the Extended Term Loan Commitments, the Extended U.S. Borrower Revolving Loan Commitments and the Extended Canadian Borrower Revolving Loan Commitments, or any of them as the context may require.

“Extended Incremental Term Loan Commitments” shall mean one or more commitments hereunder to convert Incremental Term Loans under an Existing Term Loan Tranche to Extended Incremental Term Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended Incremental Term Loans” shall have the meaning provided in Section 2.14.

“Extended Loans” shall mean, collectively, any Extended Term Loans, Extended U.S. Borrower Revolving Loans and/or Extended Canadian Borrower Revolving Loans, or any of them as the context may require.

“Extended Revolving Loan Maturity Date” shall mean, with respect to any Extended U.S. Borrower Revolving Loan, Extended Canadian Borrower Revolving Loan, or Extended U.S. Borrower Revolving Loan Commitment or Extended Canadian Borrower Revolving Loan Commitment, the date specified in the applicable Extension Amendment.

“Extended Term Loan Commitments” shall mean, collectively, the Extended B Term Loan Commitments, Extended C Term Loan Commitments and Extended Incremental Term Loan Commitments, or any of them as the context may require.

“Extended Term Loan Maturity Date” shall mean, with respect to any Tranche of Extended Term Loans, the date specified in the applicable Extension Amendment.

“Extended Term Loans” shall mean, collectively, the Extended B Term Loans, Extended C Term Loans and Extended Incremental Term Loans, or any of them as the context may require.

“Extended U.S. Borrower Revolving Loan Commitments” shall mean one or more commitments hereunder to convert U.S. Borrower Revolving Loans under an Existing U.S. Borrower Revolving Loan Tranche to Extended U.S. Borrower Revolving Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended U.S. Borrower Revolving Loans” shall have the meaning provided in Section 2.14.

“Extending Canadian Borrower RL Lender” shall have the meaning provided in Section 2.14.

“Extending Lender” shall mean any Extending Term Loan Lender, Extending U.S. Borrower RL Lender and/or Extending Canadian Borrower RL Lender, as the context may require.

“Extending Term Loan Lender” shall have the meaning provided in Section 2.14.

“Extending U.S. Borrower RL Lender” shall have the meaning provided in Section 2.14.

“Extension” shall mean any establishment of Extended Commitments and Extended Loans pursuant to Section 2.14 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.14.

“Extension Election” has the meaning provided in Section 2.14.

“Extension Request” has the meaning provided in Section 2.14.

“Extension Series” has the meaning provided in Section 2.14.

“Face Amount” shall mean, in respect of a Draft, Bankers’ Acceptance or B/A Equivalent Note, as the case may be, the amount payable to the holder thereof on its maturity. The Face Amount of any Bankers’ Acceptance Loan shall be equal to the aggregate Face Amounts of the underlying Bankers’ Acceptances, B/A Equivalent Notes or Drafts, as the case may be.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the U.S. Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Foreign Asset Sale” shall have the meaning provided in Section 5.02(o).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of Holdings or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code but, excluding any Canadian Pension Plan.

“Foreign Permitted Acquisition” shall mean the acquisition by the U.S. Borrower or any Restricted Subsidiary of an Acquired Entity or Business that is not located or organized, as the case may be, in the United States or any state or territory thereof or Canada or any province or territory thereof (in each case including by way of merger of such Acquired Entity or Business with and into such Person).

“Foreign Recovery Event” shall have the meaning in Section 5.02(o).

“Foreign Security Document” shall mean each Security Document other than a U.S. Security Document.

“Foreign Subsidiaries” shall mean each Subsidiary of the U.S. Borrower that is not a Domestic Subsidiary.

“Governmental Authority” shall mean the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include (x) each of the Administrative Agent, the Collateral Agent, each Issuing Lender and the Lenders and (y) any Affiliate of any Lender (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Affiliate participates in an Interest Rate Protection Agreement or Other Hedging Agreement, and their subsequent assigns, if any, whether now in existence or hereafter arising.

“Guarantor” shall mean and include Holdings, the U.S. Borrower, the Canadian Borrower and each Subsidiary Guarantor.

“Guaranty” shall mean and include each of the Credit Agreement Party Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the U.S. Borrower and its Subsidiaries taken as a whole after giving effect to the Transaction (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the U.S. Borrower.

“Incremental Commitment Agreement” shall mean any Incremental Term Loan Commitment Agreement and/or any Incremental RL Commitment Agreement, as the context may require.

“Incremental Lender” shall mean any Incremental Term Loan Lender and/or any Incremental RL Lender, as the context may require.

“Incremental Loan Commitment” shall mean any Incremental Term Loan Commitment and/or any Incremental RL Commitment, as the context may require.

“Incremental Loan Commitment Date” shall mean any Incremental Term Loan Borrowing Date or any Incremental RL Commitment Date, as the context may require.

“Incremental Loan Commitment Requirements” shall mean, with respect to any provision of an Incremental Loan Commitment on a given Incremental Loan Commitment Date, the satisfaction of each of the following conditions: (a) no Default or Event of Default then exists or would result therefrom; (b) calculations are made by Holdings demonstrating compliance on a Pro Forma Basis (determined as of the last day of the most recently ended fiscal quarter for which Section 9.01 Financials are available) with the covenants contained in Sections 10.08 and 10.09 (or, to the extent such Incremental Loan Commitment Date occurs prior to December 31, 2010, with the covenants applicable to the Test Period ending December 31, 2010); (c) the delivery by the relevant Credit Parties of such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Administrative Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Term Loan Commitments or Incremental RL Commitments, as the case may be, are secured by, and entitled to the benefits of, the relevant Security Documents, and each of the Lenders hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications or supplements; (d) the delivery by Holdings, to the Administrative Agent of an officer’s certificate executed by a Responsible Officer certifying as to compliance with preceding clauses (a) and (b) and containing the calculations (in reasonable detail) required by preceding clause (b); (e) Holdings shall have demonstrated to Administrative Agent’s reasonable satisfaction that the full amount of the relevant Loans to be made pursuant to such Incremental Loan Commitments (assuming the full utilization thereof) may be incurred without violating the terms of any Indebtedness of Holdings or any of its Restricted Subsidiaries in an aggregate principal amount in excess of the Threshold Amount; (f) the satisfaction of all other conditions precedent that may be set forth in the respective Incremental Term Loan Commitment Agreement or Incremental RL Commitment Agreement, as the case may be; and (g) the completion by the Credit Parties of such other actions as the Administrative Agent may reasonably request in connection with the provision of such Incremental Loan Commitment (including, without limitation, delivery of officers’ certificates, resolutions, evidence of good standing and reasonably satisfactory opinions of counsel).

“Incremental RL Commitment” shall mean, for each Lender, any commitment to make Revolving Loans provided by such Lender pursuant to Section 2.16 as agreed to by such Lender in the respective Incremental RL Commitment Agreement delivered pursuant to Section 2.16; it being understood, however, that on each date upon which an Incremental RL Commitment of any Lender becomes effective, such Incremental RL Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.16.

“Incremental RL Commitment Agreement” shall mean each Incremental RL Commitment Agreement in the form of Exhibit N (appropriately completed and with such modification (not inconsistent with Section 2.16 or the other relevant provisions of this Agreement) as may be approved by the Administrative Agent) executed in accordance with Section 2.16.

“Incremental RL Commitment Date” shall mean each date upon which an Incremental RL Commitment under an Incremental RL Commitment Agreement becomes effective as provided in Section 2.16(b).

“Incremental RL Lender” shall have the meaning provided in Section 2.16(b).

“Incremental Term Loan” shall have the meaning provided in Section 2.01(c).

“Incremental Term Loan Borrower” shall mean (x) the U.S. Borrower, with respect to U.S. Borrower Incremental Term Loans and (y) the Canadian Borrower, with respect to Canadian Borrower Incremental Term Loans.

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.01(c), which date shall be the date of the effectiveness of the respective Incremental Term Loan Commitment Agreement pursuant to which such Incremental Term Loans are to be made.

“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.15 on a given Incremental Term Loan Borrowing Date, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement delivered pursuant to Section 2.15, as the same may be terminated pursuant to Sections 4.03 and/or 11.

“Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement in the form of Exhibit M (appropriately completed and with such modifications (not inconsistent with Section 2.15 or the other relevant provisions of this Agreement) as may be approved by the Administrative Agent) executed in accordance with Section 2.15.

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.15(b).

“Incremental Term Note” shall have the meaning provided in Section 2.05(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (b) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed and is required to be reflected as a liability on the consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Indemnified Person” shall have the meaning provided in Section 13.01.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Individual Canadian Borrower RL Exposure” of any Canadian Borrower RL Lender shall mean, at any time, the sum of (I) the aggregate principal amount (or Face Amount, as applicable) of all Canadian Borrower Revolving Loans made by such Canadian Borrower RL Lender and then outstanding (for this purpose, using the U.S. Dollar Equivalent of the principal amount or Face Amount, as the case may be, of Canadian Dollar Denominated Revolving Loans) and (II) such Canadian Borrower RL Lender’s L/C Participation Percentage in each then outstanding Canadian Borrower Letter of Credit multiplied by the sum of the Stated Amount of the respective Canadian Borrower Letter of Credit and any Unpaid Drawings relating thereto (for this purpose, using the U.S. Dollar Equivalent of any amounts expressed in Canadian Dollars).

“Individual RL Facility Exposures” of any Lender shall mean, at any time, the sum of the Individual Canadian Borrower RL Exposure and the Individual U.S. RL Exposure of such Lender at such time.

“Individual U.S. RL Exposure” of any U.S. Borrower RL Lender shall mean, at any time, the sum of (I) the aggregate principal amount of all U.S. Borrower Revolving Loans made by such U.S. Borrower RL Lender and then outstanding, (II) such U.S. Borrower RL Lender’s L/C Participation Percentage in each then outstanding U.S. Borrower Letter of Credit multiplied by the sum of the Stated Amount of the respective U.S. Borrower Letter of Credit and any Unpaid Drawings relating thereto and (III) such U.S. Borrower RL Lender’s U.S. Borrower RL Percentage multiplied by the aggregate principal amount of all outstanding Swingline Loans.

“Initial B Term Loan Maturity Date” shall mean June 16, 2017.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Borrowing of Loans occurs.

“Initial C Term Loan Maturity Date” shall mean June 16, 2017.

“Initial Canadian Borrower Revolving Loan Commitment” shall mean, with respect to each Canadian Borrower RL Lender, the Canadian Borrower Revolving Loan Commitments of such Canadian Borrower RL Lender (excluding such Canadian Borrower RL Lender’s Extended Canadian Borrower Revolving Loan Commitment, if any).

“Initial Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement relating thereto, provided that the initial final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Initial Public Offering” shall mean the issuance by Holdings or any Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, as amended.

“Initial Revolving Loan Maturity Date” shall mean June 16, 2015.

“Initial U.S. Borrower Revolving Loan Commitment” shall mean, with respect to each U.S. Borrower RL Lender, the U.S. Borrower Revolving Loan Commitments of such U.S. Borrower RL Lender (excluding such U.S. Borrower RL Lender’s Extended U.S. Borrower Revolving Loan Commitment, if any).

“Initial U.S. Borrower Revolving Loans” shall mean those U.S. Borrowing Loans made pursuant to the Initial U.S. Borrower Revolving Loan Commitments.

“Intellectual Property” shall have the meaning provided in Section 8.20.

“Intercompany Loan” shall have the meaning provided in Section 10.05.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among the Lenders (as same may be amended or modified from time to time in accordance with the terms thereof).

“Interest Determination Date” shall mean, with respect to any LIBO Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBO Rate Loan.

“Interest Expense” shall mean the aggregate consolidated interest expense (net of interest income) of Holdings and its Restricted Subsidiaries in respect of Indebtedness determined on a consolidated basis in accordance with U.S. GAAP, including amortization or original issue discount on any Indebtedness and amortization of all fees payable in connection with the incurrence of such Indebtedness, including, without limitation, aggregate fees payable in respect of Letters of Credit pursuant to Sections 4.01(b), (c) and (d) (in each case, to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligations.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Internally Generated Cash” shall mean cash generated from Holdings and its Restricted Subsidiaries’ operations and not representing (i) a reinvestment by Holdings or any Restricted Subsidiaries of the Net Sale Proceeds of any Asset Sale or Net Insurance Proceeds of any Recovery Event, (ii) the proceeds of any issuance of any Equity Interests or any Indebtedness of Holdings or any Restricted Subsidiary (other than Revolving Loans and other Indebtedness incurred under revolving credit facilities) or (iii) any credit received by Holdings or any Restricted Subsidiary with respect to any trade in of property for substantially similar property or any “like kind exchange” of assets.

“Investments” shall have the meaning provided in Section 10.05.

“Issuing Lender” shall mean (i) for purposes of any U.S. Borrower Letter of Credit, DBTCA, any affiliate of DBTCA and any U.S. Borrower RL Lender (or affiliate of any U.S. Borrower RL Lender) which at the request of the U.S. Borrower and with the consent of the Administrative Agent agrees, in such U.S. Borrower RL Lender’s (or U.S. Borrower RL Lender affiliate’s) sole discretion, to become an Issuing Lender for the purpose of issuing U.S. Borrower Letters of Credit pursuant to Section 3, and (ii) for purposes of any Canadian Borrower Letter of Credit, DB Canada, any of its affiliates and any Canadian Borrower RL Lender (or affiliate of any Canadian Borrower RL Lender) which at the request of the Canadian Borrower and with the consent of the Administrative Agent agrees, in such Canadian Borrower RL Lender’s (or Canadian Borrower RL Lender affiliate’s) sole discretion, to become an Issuing Lender for the purpose of issuing Canadian Borrower Letters of Credit pursuant to Section 3.

“Joint Lead Arrangers” shall have the meaning provided in the first paragraph to this Agreement.

“Joint Venture” shall mean any Person other than an individual or a Subsidiary of the U.S. Borrower (i) in which the U.S. Borrower or any of its Restricted Subsidiaries holds or acquires an ownership interest (by way of ownership of Equity Interests or other evidence of ownership) and (ii) which is engaged in a business permitted by Section 10.13.

“Judgment Currency” shall have the meaning provided in Section 13.22(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 13.22(a).

“Junior Representative” means, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Revolving Loan Commitment hereunder at such time, including the latest maturity date of any Extended Term Loan, Extended U.S. Borrower Revolving Loan, Extended Canadian Borrower Revolving Loan, Extended U.S. Borrower Revolving Loan Commitment or Extended Canadian Borrower Revolving Loan Commitment, in each case as extended in accordance with this Agreement from time to time.

“L/C Participation Percentages” shall have the meaning provided in Section 3.04(a).

“L/C Supportable Obligations” shall mean (i) obligations of the U.S. Borrower or any of its Restricted Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) any other ordinary course obligations of the U.S. Borrower or any of its Restricted Subsidiaries not prohibited pursuant to the terms of this Agreement (other than obligations in respect of (a) the Senior Notes, (b) any Permitted Junior Debt, (c) any Indebtedness or other obligations that are subordinated in right of payment to the Obligations and (d) any Equity Interests).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.15, 2.16 or 13.04(b).

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.18(a)

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings (taking the U.S. Dollar Equivalent of any amount owed in Canadian Dollars) in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“LIBO Rate” shall mean, for each Interest Period, the offered rate per annum for deposits of Dollars that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) on the applicable Interest Determination Date. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent, at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) on the applicable Interest Determination Date to first class banks in the London interbank Eurodollar market for such Interest Period for the applicable principal amount on such date of determination. Notwithstanding any of the foregoing, LIBO Rate shall not at any time be less than 1.75% per annum.

“LIBO Rate Loan” shall mean each Dollar Denominated Loan (other than a Swingline Loan) designated as such by the U.S. Borrower or the Canadian Borrower, as the case may be, at the time of the incurrence thereof or conversion thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan, each Revolving Loan, each Swingline Loan, each Extended Term Loan of a given Extension Series, each Extended U.S. Borrower Revolving Loan of a given Extension Series and each Extended Canadian Borrower Revolving Loan of a given Extension Series.

“Location” of any Person means such Person’s “location” as determined pursuant to Section 9-307 of the Uniform Commercial Code of the State of New York.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Management Investors” means the collective reference to each Person who is an officer or otherwise a member of management of the BWAY Parent or any of its Subsidiaries on the Initial Borrowing Date, immediately after giving effect to the Transaction.

“Mandatory U.S. RL Borrowing” shall have the meaning provided in Section 2.01(g).

“Margin Reduction Period” shall mean each period which shall commence on the date upon which the respective officer’s certificate is delivered pursuant to Section 9.01(f) (together with the related Section 9.01 Financials) and which shall end on the date of actual delivery of the next officer’s certificate pursuant to Section 9.01(f) (and related Section 9.01 Financials) or the latest date on which such next officer’s certificate (and related Section 9.01 Financials) is required to be so delivered; it being understood that the first Margin Reduction Period shall commence with the delivery of Holdings’ Section 9.01 Financials (and related officer’s certificate) in respect of its fiscal quarter of Holdings ended closest to December 31, 2010.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) on or prior to the Initial Borrowing Date, a Company Material Adverse Effect and (b) after the Initial Borrowing Date (i) a material adverse effect on the assets, business, operations, liabilities or financial condition of the U.S. Borrower and its Restricted Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the material rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of the Credit Parties, taken as a whole, to perform their payment obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the respective Term Loan Maturity Date, the respective Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

“Maximum Canadian Borrower Letter of Credit Amount” shall have the meaning provided in Section 3.02.

“Maximum Swingline Amount” shall mean $25,000,000.

“Maximum U.S. Borrower Letter of Credit Amount” shall have the meaning provided in Section 3.02.

“Merger” shall mean the acquisition by Merger Sub of all of the Equity Interests of BWAY Holding by way of a one-step merger of Merger Sub with and into BWAY Holding (with BWAY Holding as the surviving corporation of such merger), all in accordance with, and pursuant to the terms of, the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 28, 2010, by and among BWAY Parent, BWAY Holding and Merger Sub.

“Merger Agreement Representations” shall mean those representations made by (or relating to) BWAY Holding and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or any of its Affiliates (determined immediately before giving effect to the Merger) has the right (determined without regard to any notice requirement) to terminate its obligations (or to refuse to consummate the Merger) under the Merger Agreement as a result of a breach of such representation.

“Merger Documents” shall mean the collective reference to the Merger Agreement and all other agreements and documents relating to the Merger, as same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Merger Sub” shall have the meaning provided in the first paragraph of this Agreement.

“Minimum Borrowing Amount” shall mean (i) in the case of Dollar Denominated Loans (excluding Swingline Loans and Revolving Loans maintained in U.S. Dollars as Base Rate Loans), U.S. $1,000,000, (ii) in the case of Revolving Loans maintained from time to time as Base Rate Loans, U.S. $250,000, (iii) in the case of Canadian Dollar Denominated Loans (excluding Canadian Borrower Revolving Loans maintained in Canadian Dollars as Canadian Prime Rate Loans), CDN $1,000,000, (iv) in the case of Canadian Borrower Revolving Loans maintained in Canadian Dollars as Canadian Prime Rate Loans, CDN $250,000, and (v) in the case of Swingline Loans, U.S. $250,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, debenture, leasehold mortgage, deed of trust, deed of immovable hypothec, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument.

“Mortgage Policy” shall mean a mortgage title insurance policy or a binding commitment with respect thereto.

“Mortgaged Property” shall mean any Real Property owned or leased by the U.S. Borrower or any of its Restricted Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage in favor of the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which Holdings or a Restricted Subsidiary of Holdings has any obligation or liability, including on account of an ERISA Affiliate.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, an amount in cash equal to the cash proceeds (net of reasonable costs and any taxes incurred in connection with such Recovery Event) received by the respective Person in connection with such Recovery Event.

“Net Sale Proceeds” shall mean, for any Asset Sale, an amount in cash equal to the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale of assets, net of the reasonable costs of such sale (including fees and commissions, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by the respective assets which were sold), and the incremental taxes paid or payable as a result of such Asset Sale.

“New Financing” means the Indebtedness incurred or to be incurred by the U.S. Borrower and its Subsidiaries under the Credit Documents (assuming the full utilization of the Total Commitment) and all other financings (including, without limitation, the Senior Notes) contemplated by the Credit Documents, in each case after giving effect to the Transaction and the incurrence of all financings in connection therewith.

“Non-B/A Lender” shall mean any Canadian Borrower RL Lender which is unwilling or unable to create Bankers’ Acceptances by accepting Drafts and which has identified itself as a “Non-B/A Lender” by written notice to the Canadian Borrower.

“Non-Defaulting Lender” and “Non-Defaulting RL Lender” shall mean and include each Lender or RL Lender, as the case may be, other than a Defaulting Lender.

“Non-Tendered Notes” shall mean any outstanding Existing Senior Subordinated Notes not validly tendered or validly tendered and subsequently withdrawn pursuant to the Tender Offer.

“Note” shall mean each B Term Note, each U.S. Borrower Revolving Note, each Canadian Borrower Revolving Note, each Incremental Term Note and the Swingline Note.

“Notes Defeasance” shall have the meaning provided in Section 6.07(b).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice of Intent to Cure” shall have the meaning provided in the last paragraph of Section 11.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at 60 Wall Street, NYC60-0208, 2nd Floor, New York, New York 10005-2858, Attention: Erin Morrissey, Telephone No.: (212) 250-1765, Telecopier No.: (212) 797-5690, and email: erin.morrissey@db.com and (ii) for operational notices, the office of the Administrative Agent located at 5022 Gate Parkway, Suite 200, Jacksonville, Florida 32256, Attention: Maxeen Jacques, Telephone No.: (904) 271-2413, Telecopier No.: (904) 494-6852, and e-mail: maxeen.jacques@db.com; provided that in the case of all Borrowings of Canadian Dollar Denominated Loans and all issuances of Canadian Borrower Letters of Credit and all notices relating thereto, a copy of such notice also shall be delivered simultaneously to DB Canada located at 199 Bay Street, Suite 4700, Commerce Court West, P.O. Box 263, Toronto, Ontario, Canada M5L 1E9, Attention: Marcellus Leung, Telephone No.: (416) 682-8252, and Telecopier No.: (416) 682-8484; or (in either case) such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto

“Obligation Currency” shall have the meaning provided in Section 13.22.

“Obligations” shall mean all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Issuing Lender, Agent or Indemnified Person by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest on the Loans and all obligations related to Letters of Credit, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to either Borrower or for which such Borrower is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Open Market Purchase” shall have the meaning provided in Section 2.20.

“Other Allocable Share” shall mean, in the case of any determination with respect to any Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of the Commitments of such Lender under the applicable Tranche at such time and the denominator of which is the aggregate amount of all Commitments under the applicable Tranche at such time (or, if such Commitments have been terminated at such time, a fraction, the numerator of which is the principal amount of the Loans of such Lender under the applicable Tranche at such time and the denominator of which is the aggregate principal amount of the Loans of all Lenders under the applicable Tranche at such time).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under, or from the execution, delivery or enforcement of, any Loan Document.

“Parent Company” shall mean any direct or indirect parent company of Holdings (other than investment funds that are Sponsor Affiliates).

“Participant” shall have the meaning provided in Section 3.04(a).

“Patriot Act” shall have the meaning provided in Section 13.17.

“Payment Office” shall mean (i) except as provided in clause (ii) below, the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005 and (ii) in the case of all payments of principal (or Face Amount, as applicable), interest and/or other amounts owing with respect to all Canadian Dollar Denominated Loans and all issuances of Canadian Borrower Letters of Credit, the office of DB Canada located at 199 Bay Street, Suite 4700, Commerce Court West, P.O. Box 263, Toronto, Ontario, Canada M5L 1E9, or (in either case) such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean (x) the acquisition by the U.S. Borrower or a Wholly-Owned Domestic Subsidiary of the U.S. Borrower which is a U.S. Subsidiary Guarantor of an Acquired Entity or Business, (y) the acquisition by a Canadian Credit Party, of an Acquired Entity or Business or (z) in the case of a Foreign Permitted Acquisition, the acquisition by the U.S. Borrower or any of its Wholly-Owned Restricted Subsidiaries of an Acquired Entity or Business (including, in each such case, by way of merger of such Acquired Entity or Business with and into a Borrower (so long as such Borrower is the surviving corporation) or a Wholly-Owned Subsidiary of the U.S. Borrower which is a Credit Party (so long as the Credit Party is the surviving corporation)); provided that (in each case) (A) the consideration paid or to be paid by any Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Revolving Loans or Swingline Loans), the issuance or incurrence of Indebtedness otherwise permitted by Section 10.04 and the assumption/acquisition of any Indebtedness (calculated at face value unless otherwise provided in clause (iii) of the definition of Indebtedness) which is permitted to remain outstanding in accordance with the requirements of Section 10.04, (B) in the case of the acquisition of 100% of the Equity Interests of any Person (including by way of merger), such Person shall own no Equity Interests of any other Person unless (x) such Person owns 100% of the Equity Interests of such other Person, (y)(1) such Person and/or its Wholly-Owned Subsidiaries own 80% of the consolidated assets of such Person and its Subsidiaries and (2) any non-Wholly-Owned Subsidiary of such Person was a non-Wholly-Owned Subsidiary of such Person prior to the date of such Permitted Acquisition of such Person or (z) such Equity Interests constitute a de minimis holding of such Person in such other Person, (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.13 and (D) all applicable requirements of Sections 9.15, 10.02 and 10.14 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained above, (x) a Permitted Acquisition of 100% of the Equity Interests of a Person may be effected by means of a multiple-step transaction, but only so long as such acquisition is effected by means of a Two-Step Permitted Acquisition (complying with all requirements of the definition thereof) and, in any event, all requirements set forth above in this definition of Permitted Acquisition shall in any event be satisfied, except that the requirement of 100% ownership of Equity Interests of the Target need not be satisfied until the earlier to occur of the consummation of the subsequent merger or share acquisition or acquisitions referenced in the definition of Two-Step Permitted Acquisition or the date which occurs 180 days after the consummation of the first step of the Two-Step Permitted Acquisition, and (y) an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean (i) the Sponsor, (ii) any Person making an Investment in Parent concurrently with the Sponsor on or following the Initial Borrowing Date, (iii) any Management Investor, (iv) any Permitted Transferee of any of the foregoing Persons, and (v) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii), (iii) or (iv) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting Equity Interests of the Parent or any of its direct or indirect parent entities held by such “group,” and provided further, that, in no event shall the Sponsor own a lesser percentage of voting Equity Interests than any other Person or group referred to in clauses (ii), (iii) or (iv).

“Permitted Junior Debt” shall mean and include (i) any Permitted Junior Notes and (ii) any Permitted Junior Loans.

“Permitted Junior Debt Documents” shall mean and include the Permitted Junior Note Documents and the Permitted Junior Loan Documents.

“Permitted Junior Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Junior Loans, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Loans” shall mean any Indebtedness of the U.S. Borrower in the form of unsecured or second lien loans; provided that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) except as provided in clause (v) below, no such Indebtedness shall be secured by any asset of Holdings or any of its Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any Person other than Holdings or a U.S. Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring ninety-one (91) days following the then Latest Maturity Date, (iv) any “asset sale” mandatory prepayment provision or offer to prepay covenant included in the agreement governing such Indebtedness shall provide that the U.S. Borrower or the respective Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement before prepaying or offering to prepay such Indebtedness, (v) in the case of any such Indebtedness that is secured (a) such Indebtedness is secured by only assets comprising Collateral (as defined in the U.S. Security Documents) on second-lien basis relative to the Liens on such Collateral securing the Obligations of the U.S. Credit Parties, and not secured by any property or assets of Holdings or any of it Subsidiaries other than the Collateral (as defined in the U.S. Security Documents), (b) such Indebtedness (and the Liens securing the same) are permitted by the terms of the Additional Intercreditor Agreement (to the extent and the Additional Intercreditor Agreement is in effect), (c) the security agreements relating to such Indebtedness are substantially the same as the U.S. Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (d) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt by the U.S. Borrower that is secured by assets of Holdings or any of its Subsidiaries, then Holdings, the U.S. Borrower, the U.S. Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered the Additional Intercreditor Agreement and (vi) the representations and warranties, covenants, and events of defaults shall be no more onerous in any material respect than the related provisions contained in this Agreement; provided that (i) any cross-default to the Obligations contained in any agreement evidencing such Indebtedness shall be subject to a remedies standstill period reasonably acceptable to the Administrative Agent and (ii) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants, such financial maintenance covenants shall be limited to a maximum consolidated total leverage ratio covenant and a minimum consolidated interest coverage ratio (with the financial definitions contained therein to be at least as favorable to the comparable definitions used in this Agreement) and shall be set back from the ratios set forth in Section 10.08 and 10.09 by at least 15% or such lesser cushion as may be acceptable to the Administrative Agent. The incurrence of Permitted Junior Loans shall be deemed to be a representation and warranty by the U.S. Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 11.

“Permitted Junior Notes” shall mean any Indebtedness of the U.S. Borrower evidenced by senior notes and incurred pursuant to one or more issuances of such senior notes; provided that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) except as provided in clause (viii) below, no such Indebtedness shall be secured by any asset of Holdings or any of its Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any Person other than Holdings or any U.S. Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring ninety-one (91) days following the then Latest Maturity Date, (iv) any “change of control” covenant included in the indenture governing such Indebtedness shall provide that, before the mailing of any required “notice of redemption” in connection therewith, the U.S. Borrower shall covenant to (I) obtain the consent of the Required Lenders or (II) pay the Obligations in full in cash, (v) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness shall provide that the U.S. Borrower or the respective Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement before offering to purchase such Indebtedness, (vi) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (vii) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”, (viii) in the case of any such Indebtedness that is secured (a) such Indebtedness is secured by only assets comprising Collateral (as defined in the U.S. Security Documents) on second-lien basis relative to the Liens on such Collateral securing the Obligations of the U.S. Credit Parties, and not secured by any property or assets of Holdings or any of its Subsidiaries other than the Collateral (as defined in the U.S. Security Documents), (b) such Indebtedness (and the Liens securing the same) are permitted by the terms of the Additional Intercreditor Agreement (to the extent and the Additional Intercreditor Agreement is in effect), (c) the security agreements relating to such Indebtedness are substantially the same as the U.S. Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (d) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement; provided that if such Indebtedness is the initial issue of Permitted Junior Notes by the U.S. Borrower that is secured by assets of the U.S. Borrower or any of its Subsidiaries, then the U.S. Borrower, the U.S. Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered the Additional Intercreditor Agreement, and (ix) the covenants and defaults contained in the indenture governing such Indebtedness shall not be more onerous in any material respect than those contained in the corresponding provisions of the Senior Notes Indenture, except, in the case of any such Indebtedness that is secured as provided in preceding clause (viii), with respect to covenants and defaults relating to the Collateral. The issuance of Permitted Junior Notes shall be deemed to be a representation and warranty by the U.S. Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 7 and 11.

“Permitted Junior Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Junior Notes Indenture, the Permitted Junior Notes and each other agreement, document or instrument relating to the issuance of the Permitted Junior Notes, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Junior Notes, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Transferees” shall mean (a) in the case of the Sponsor, (i) any Sponsor Affiliate, (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants; and (b) in the case of any Management Investor, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Investor and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Foreign Plan, Canadian Pension Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Restricted Subsidiary of Holdings or with respect to which Holdings, a Restricted Subsidiary of Holdings has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.

“Pledge Agreement” shall have the meaning provided in Section 6.10.

“Pledge Agreement Collateral” shall mean all of the “Collateral” as defined in the Pledge Agreement and all other Equity Interests or other property similar to that pledged (or purported to have been pledged) pursuant to the Pledge Agreement and which is pledged (or purported to be pledged) pursuant to one or more Foreign Security Documents or Additional Security Documents.

“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Post-Closing Period” shall have the meaning provided in Section 9.15(a).

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations thereunder and any other personal property security legislation and applicable regulations of any other province or territory of Canada (including the Civil Code (Quebec) and the regulation respecting the register of personal and movable real rights promulgated thereunder) where a Canadian Credit Party has, from time to time, its chief executive office or tangible personal property, in each case, as may be amended from time to time and includes any successor legislation.

“Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the U.S. Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period and/or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Calculation Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Permitted Acquisition consummated during the periods described above (excluding that portion of the assets or business acquired pursuant to any Permitted Acquisition which has been sold or disposed of thereafter and prior to the date of the respective determination), with such Consolidated EBITDA to be determined as if such Permitted Acquisition (or the relevant portion thereof) was consummated on the first day of the relevant Calculation Period. Pro forma calculations for any fiscal period ending on or prior to the first anniversary of a Permitted Acquisition may include adjustments to reflect operating expense reductions or other operating improvements or synergies reasonably expected to result from such Permitted Acquisition, less the amount of costs reasonably expected to be incurred by the U.S. Borrower and its Restricted Subsidiaries to achieve such cost savings, to the extent that the U.S. Borrower delivers to the Administrative Agent, (i) a certificate of the Chief Financial Officer of the U.S. Borrower setting forth such operating expense reductions and the costs to achieve such reductions and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and the costs to achieve such reductions; provided that any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, other operating improvements and synergies shall be subject to the limitations set forth in the definition of Consolidated EBITDA.

“Projections” shall mean the detailed projected consolidated financial statements of the U.S. Borrower and its Subsidiaries (after giving effect to the Transactions) delivered to the Administrative Agent on or prior to the Effective Date.

“Qualified Preferred Stock” means any preferred capital stock of Holdings so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to December 16, 2017, or, if later, the 91st day after the then Latest Maturity Date then in effect other than (i) provisions requiring payment solely in the form of common Equity Interests of Holdings or any other Parent Company or Qualified Preferred Stock, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder)) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of the U.S. Borrower or its Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (y) do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in a Default or Event of Default hereunder.

“Qualifying Bid” shall have the meaning set forth in Schedule 2.19.

“Quarterly Payment Date” shall mean the last Business Day of each September, December, March and June occurring after the Initial Borrowing Date, commencing on the last Business Day of June 30, 2010.

“Quebec Security” shall mean a hypothec over all movable property in form registrable under the Civil Code (Quebec), and related bond and bond pledge agreement, in each case in form and substance satisfactory to the Collateral Agent.

“Ratio Based Incremental Facility” shall have the meaning provided in Section 2.15.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean the receipt by the U.S. Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the U.S. Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by the U.S. Borrower or any of its Restricted Subsidiaries in respect of any such event.

“Refinanced Term Loans” shall have the meaning specified in Section 13.12(d).

“Refinancing” shall mean the (i) repayment of all of the outstanding indebtedness (and termination of all commitments) under the Existing Credit Agreement as provided in Section 6.05 and (ii) the consummation of the refinancing transactions in respect of the Existing Senior Subordinated Notes as provided in Section 6.07(b).

“Refinancing Notes” shall mean unsecured notes issued pursuant to the Refinancing Notes Indenture issued (i) for the purposes described in Section 10.04(iv) (with the original such issue of Refinancing Notes to be used to refinance, in whole (or at least a majority of the then outstanding aggregate principal amount if the refinancing is pursuant to a tender offer for Senior Notes), the Senior Notes then outstanding) or (ii) to repay outstanding Term Loans, in each case; provided that such notes (x) shall have terms and conditions that are no more onerous than the related provisions contained in the Senior Notes Indenture, (y) shall not have a maturity date earlier than December 16, 2017 (or, if later, the six-month anniversary of the then Latest Maturity Date then in effect) and (z) shall have no required amortization, sinking fund payments, “change of control” or asset sale based mandatory prepayment, redemption, or offer to purchase provisions, except that the Refinancing Notes may have mandatory offers to purchase based upon a “change of control” and/or “asset dispositions” on terms substantially similar to those contained in the Senior Notes Indenture (and which, in the case of asset dispositions, permit repayment of Indebtedness pursuant to this Agreement before requiring a mandatory offer to purchase the Refinancing Notes).

“Refinancing Notes Indenture” shall mean the indenture entered into with respect to the Refinancing Notes and pursuant to which same shall be issued.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the outdoor environment.

“Relevant Guaranteed Obligations” shall mean (i) in the case of Holdings, (x) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the unpaid principal (or, Face Amount, as applicable) and interest on each Note issued by, and all Loans made to, the Borrowers under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrowers (or either of them) to the Lenders, each Issuing Lender, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which either Borrower is a party and the due performance and compliance by the Borrowers with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document and (y) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the U.S. Borrower or any of its Restricted Subsidiaries owing under any Interest Rate Protection Agreement entered into by the U.S. Borrower or any of its Restricted Subsidiaries with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein, (ii) in the case of the U.S. Borrower, (x) the principal (or Face Amount, as applicable) and interest on each C Term Note, each Incremental Term Note and each Canadian Borrower Revolving Note issued by the Canadian Borrower to each Lender, and each C Term Loan, Canadian Borrower Incremental Term Loan and Canadian Borrower Revolving Loan made under this Agreement, all reimbursement obligations and Unpaid Drawings with respect to each Canadian Borrower Letter of Credit issued for the account of the Canadian Borrower, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Canadian Borrower to each Lender, each Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document and the due performance and compliance by the Canadian Borrower with all the terms, conditions and agreements contained in the Credit Documents to which it is a party; and (y) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Restricted Subsidiaries of the U.S. Borrower owing under any Interest Rate Protection Agreement entered into by such Restricted Subsidiaries of the U.S. Borrower with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein and (iii) in the case of the Canadian Borrower, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of any Canadian Subsidiary owing under any Interest Rate Protection Agreement entered into by such Canadian Subsidiary with any Lender or any affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) so long as such Lender or affiliate participates in such Interest Rate Protection Agreement and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Relevant Guaranteed Party” shall mean (i) with respect to Holdings, each Borrower and its Restricted Subsidiaries, (ii) with respect to the U.S. Borrower, the Canadian Borrower and its Restricted Subsidiaries and (iii) with respect to the Canadian Borrower and its Restricted Subsidiaries.

“Relevant Public Company” shall mean Holdings or the respective Parent Company that is the registrant with respect to an Initial Public Offering.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Replacement Term Loans” shall have the meaning specified in Section 13.12(d).

“Reply Amount” has the meaning set forth in Schedule 2.19.

“Reply Price” has the meaning set forth in Schedule 2.19.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Term Loans (or, if prior to the occurrence of the Credit Events on the Initial Borrowing Date, whose B Term Loan Commitments and C Term Loan Commitments) and Revolving Loan Commitments (or after the termination thereof, outstanding Individual RL Facility Exposures) as of any date of determination represent greater than 50% of the sum of all outstanding principal (or, Face Amount, as applicable) of Term Loans (or if prior to the occurrence of the Credit Events on the Initial Borrowing Date, the sum of all B Term Loan Commitments and C Term Loan Commitments) of Non-Defaulting Lenders at such time and the sum of all Revolving Loan Commitments of all Non-Defaulting Lenders at such time (or, after the termination thereof, the sum of the then total Individual RL Facility Exposures of all Non-Defaulting Lenders at such time). For purposes of this definition, the calculation of the outstanding principal amount (or, Face Amount, as the case may be) of all Commitments and Loans denominated in Canadian Dollars shall be determined by taking the U.S. Dollar Equivalent thereof at the time of any such calculation.

“Requirement of Law” shall mean, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, its chief executive officer, president, or any vice president, managing director, treasurer, controller or other officer of such Person having substantially the same authority and responsibility; provided that, with respect to compliance with financial covenants, “Responsible Officer” means the chief financial officer, treasurer or controller of Holdings, or any other officer of Holdings having substantially the same authority and responsibility.

“Restricted Subsidiary” shall mean each Subsidiary of Holdings other than any Unrestricted Subsidiary.

“Return Bid” has the meaning set forth in Schedule 2.19.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall have the meaning provided in Section 2.01(e).

“Revolving Loan Commitment” shall mean, for each RL Lender, its Canadian Borrower Revolving Loan Commitment (if any) and its U.S. Borrower Revolving Loan Commitment (if any).

“Revolving Loan Maturity Date” shall mean (a) with respect to any Revolving Loans, Initial U.S. Borrower Revolving Loan Commitments or Initial Canadian Borrower Revolving Loan Commitments, in each case that have not been extended pursuant to Section 2.14, the Initial Revolving Loan Maturity Date and (b) with respect to any Extended U.S. Borrower Revolving Loans, Extended Canadian Borrower Revolving Loans, Extended U.S. Borrower Revolving Loan Commitment or Extended Canadian Borrower Revolving Loan Commitment, the Extended Revolving Loan Maturity Date.

“RL Lender” shall mean each Canadian Borrower RL Lender and each U.S. Borrower RL Lender.

“RL Percentage” of any RL Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such RL Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any RL Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such RL Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that in the case of Section 2.18 when a Defaulting Lender shall exist, “RL Percentage” shall mean the percentage of the Total Revolving Loan Commitment (disregarding any Defaulting Lender’s Revolving Loan Commitment) represented by such Lender’s Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw Hill Company, Inc., and any successor owner of such division.

“Sale-Leaseback Transaction” means any arrangements with any Person providing for the leasing by the U.S. Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the U.S. Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Scheduled Bank” shall mean a bank that is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).

“Scheduled B Repayment” shall have the meaning provided in Section 5.02(c).

“Scheduled B Repayment Date” shall have the meaning provided in Section 5.02(c).

“Scheduled C Repayment” shall have the meaning provided in Section 5.02(d).

“Scheduled C Repayment Date” shall have the meaning provided in Section 5.02(d).

“Scheduled Incremental TL Repayment” shall have the meaning provided in Section 5.02(e).

“Scheduled Repayment” shall mean any Scheduled B Repayment, Scheduled C Repayment and/or Scheduled Incremental TL Repayment, as applicable.

“SEC” shall have the meaning provided in Section 9.01(h).

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Section 9.01 Financials” shall mean the quarterly and annual financial statements required to be delivered pursuant to Sections 9.01(b) and (c).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Agreements” shall mean the U.S. Security Agreement and the Canadian Security Agreement.

“Security Document” shall mean and include each of the Security Agreements, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Stockholders Agreement” shall mean the Stockholders Agreement dated as of June 16, 2010 among BWAY Parent and the other parties thereto, as the same may be amended, amended and restated, modified or supplemented from time to time.

“Senior Notes” shall mean the U.S. Borrower’s 10% Senior Notes due 2018 issued pursuant to the Senior Notes Indenture, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Note Documents” shall mean the Senior Notes, the Senior Notes Indenture and all other documents executed and delivered with respect to the Senior Notes or Senior Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Notes Indenture” means the indenture pursuant to which the Senior Notes are issued, as such indenture may be amended from time to time to the extent permitted under Section 10.10.

“Senior Notes Trustee” shall mean the trustee under the Senior Notes Indenture.

“Similar Business” shall mean any business and any services, activities or businesses incidental, or reasonably related or similar to, or complementary to any line of business engaged in by BWAY Holding and its Restricted Subsidiaries on the Effective Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Representations” shall mean each representation and warranty contained in any of Sections 8.01(i), 8.01(ii), 8.02, 8.03(i), 8.03(iii), 8.05(b), 8.08(d), 8.11 (other than, to the extent such representation and warranty relates to perfection of a security interest in any Collateral referred to therein, if (x) such Collateral may not be perfected by the filing of a financing statement under the Uniform Commercial Code, the Puerto Rican Uniform Commercial Code, or the Personal Property Security Act of the respective province of Canada (or, in the case of Quebec, the Civil Code) or taking possession of a stock certificate and (y) perfection of the Collateral Agent’s security interest in such Collateral described in preceding clause (x) may not be accomplished prior to or on the Initial Borrowing Date after using commercially reasonable efforts), 8.16 and 8.24(a).

“Sponsor” shall mean Madison Dearborn Partners, LLC and each Sponsor Affiliate.

“Sponsor Affiliate” shall mean the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Sponsor Agreement” shall mean that certain Management Services Agreement dated as of June 16, 2010 among BWAY Holding, BWAY Parent, Madison Dearborn Partners V-B, L.P. and Madison Dearborn Partners VI-B, L.P.

“Start Date” shall mean, with respect to any Margin Reduction Period, the first day of such Margin Reduction Period.

“Stated Amount” of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met, but after giving effect to all previous drawings made thereunder), provided that except as such term is used in Section 3.03(c) and except as provided in the definition of “Canadian Dollar L/C Stated Amount”, the “Stated Amount” of each Canadian Dollar Denominated Letter of Credit shall be, on any date of calculation, the U.S. Dollar Equivalent of the maximum amount available to be drawn in Canadian Dollars thereunder (determined without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder).

“Stated Liabilities” The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the U.S. Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transaction, determined in accordance with GAAP consistently applied, together with the principal amount of all New Financing.

“Subsidiaries Guaranty” shall mean and include the U.S. Subsidiaries Guaranty and any other guaranty (including the Canadian Subsidiaries Guarantee) executed and delivered by any Restricted Subsidiary of the U.S. Borrower pursuant to Section 9.12 and/or Section 10.14.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary of Holdings that executes and delivers any Subsidiaries Guaranty, unless and until such time as the respective Restricted Subsidiary is released from all of its obligations under any relevant Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Supermajority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the percentage “50%” contained therein were changed to “66 2/3%.”

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean DBTCA for so long as DBTCA is the Administrative Agent hereunder and thereafter shall mean the successor Administrative Agent in its individual capacity; provided that any resigning Administrative Agent shall retain all of its rights with respect to any Swingline Loans made by it prior to such resignation.

“Swingline Loan” shall have the meaning provided in Section 2.01(f).

“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its U.S. Borrower RL Percentage of the total Swingline Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Syndication Date” shall mean such date as has been agreed to in a separate writing among the Joint Lead Arrangers and Holdings.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Target” shall have the meaning provided such term in the definition of Two-Step Permitted Acquisition.

“Taxes” shall mean any and all past, present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments, liabilities or withholdings imposed by any Governmental Authority in the nature of a tax, including interest, penalties and additions to tax with respect thereto.

“Tender Offer” shall mean the offer by Merger Sub to repurchase up to 100% of the outstanding Existing Senior Subordinated Notes pursuant to the Tender Offer Materials.

“Tender Offer Materials” means the Offer to Purchase and Consent Solicitation Statement and Letter of Transmittal dated May 11, 2010.

“Tender Offer Notes Repurchase” shall mean the repurchase by Merger Sub on the Initial Borrowing Date of all of the Existing Senior Subordinated Notes validly tendered and not withdrawn pursuant to the Tender Offer and the payment of all related tender premiums and accrued and unpaid interest owing in connection therewith.

“Term Loan Commitment” shall mean, for each Lender, its B Term Loan Commitment, its C Term Loan Commitment and its Incremental Term Loan Commitment.

“Term Loan Maturity Date” shall mean (a) with respect to any B Term Loans that have not been extended pursuant to Section 2.14, the Initial B Term Loan Maturity Date, (b) with respect to any C Term Loans that have not been extended pursuant to Section 2.14, the Initial C Term Loan Maturity Date, (c) with respect to any Incremental Term Loans that have not been extended pursuant to Section 2.14, the Initial Incremental Term Loan Maturity Date and (d) with respect to any Tranche of Extended Term Loans or Extended Term Loan Commitments, the Extended Term Loan Maturity Date.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche (which, in the case of Canadian Borrower Incremental Term Loans funded in Canadian Dollars, shall be the U.S. Dollar Equivalent of such aggregate outstanding principal amount) at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches (which, in the case of Canadian Borrower Incremental Term Loans funded in Canadian Dollars, shall be the U.S. Dollar Equivalent of such aggregate principal amount) at such time.

“Term Loans” shall mean the B Term Loans, the C Term Loans and each Incremental Term Loan.

“Test Date” shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of the U.S. Borrower ended immediately prior to such Start Date.

“Test Period” shall mean each period of four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period). Notwithstanding anything to the contrary contained above or in Section 13.07 or otherwise required by U.S. GAAP:

(i) Consolidated Interest Expense shall be calculated for purposes of the Consolidated Interest Coverage Ratio (x) for the fiscal quarter ending closest to December 31, 2010 by multiplying the Consolidated Interest Expense for the fiscal quarter then ending by four, (y) for the fiscal quarter ending closest to March 31, 2011 by multiplying the Consolidated Interest Expense for the two fiscal quarters then ending by two and (z) for the fiscal quarter ending closest to June 30, 2011 by multiplying the Consolidated Interest Expense for the three fiscal quarters then ending by four thirds (4/3); and

(ii) for purposes of any calculation of the Consolidated Total Net Leverage Ratio (including with respect to the definition of “Applicable Commitment Fee Percentage” and “Applicable Margin”), the Consolidated Senior Secured Net Leverage Ratio and the Consolidated Interest Coverage Ratio, as applicable, Consolidated EBITDA shall be deemed to be, for each fiscal quarter ending closest to the dates set forth below, the amount set forth opposite such date:

1. June 30, 2009	$41,600,000
2. September 30, 2009	$35,600,000
3. December 31, 2009	$27,300,000
4. March 31, 2010	$34,500,000

“Threshold Amount” shall mean $25,000,000.

“Total B Term Loan Commitment” shall mean, at any time, the sum of the B Term Loan Commitments of each of the Lenders at such time.

“Total C Term Loan Commitment” shall mean, at any time, the sum of the C Term Loan Commitments of each of the Lenders at such time.

“Total Canadian Borrower Revolving Loan Commitment” shall mean, at any time, the sum of the Canadian Borrower Revolving Loan Commitments of each of the Lenders with such a Commitment at such time.

“Total Commitment” shall mean, at any time, the sum of the Total B Term Loan Commitment, the Total C Term Loan Commitment, the Total Incremental Term Loan Commitment and the Total Revolving Loan Commitment.

“Total Incremental Term Loan Commitment” shall mean, at any time, the sum of the Incremental Term Loan Commitments of each of the Lenders with such a Commitment at such time.

“Total Initial U.S. Borrower Revolving Loan Commitments” shall mean, at any time, the sum of the Initial U.S. Borrower Revolving Loan Commitments at such time.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Total U.S. Borrower Revolving Loan Commitment and the Total Canadian Borrower Revolving Loan Commitment, in each case in effect at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment then in effect less (y) the sum of the Aggregate Canadian Borrower RL Exposure at such time and the Aggregate U.S. RL Exposure at such time.

“Total U.S. Borrower Revolving Loan Commitment” shall mean, at any time, the sum of the U.S. Borrower Revolving Loan Commitments of each of the Lenders with such a Commitment at such time.

“Tranche” shall mean the respective facilities and commitments utilized in making Loans and issuing Letters of Credit hereunder, i.e., whether B Term Loans; C Term Loans; U.S. Borrower Revolving Loans (and Swingline Loans and issuances of U.S. Borrower Letters of Credit); Canadian Borrower Revolving Loans (and issuances of Canadian Borrower Letters of Credit); or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Term Loan Commitment Agreements in accordance with the relevant requirements specified in Section 2.15 (collectively, the “Initial Tranches” and, each, an “Initial Tranche”), and after giving effect to the Extension pursuant to Section 2.14, shall include any group of Extended Loans pursuant to Extended Term Loan Commitments, Extended U.S. Borrower Revolving Loan Commitments or Extended Canadian Borrower Revolving Loan Commitments, as the case may be, extended, directly or indirectly, from the same Initial Tranche and having the same Term Loan Maturity Date or Revolving Loan Maturity Date, as the case may be, interest rate and fees; provided that (x) only in the circumstances contemplated by Section 2.15(c), Incremental Term Loans may be made part of a then existing Tranche of Term Loans and (y) for purposes of the definition of “Supermajority Lenders”, “Majority Lenders” and Section 13.12(a), U.S. Revolving Loans and Swingline Loans shall collectively be deemed to represent a single “Tranche”.

“Transaction” shall mean, collectively, (i) the consummation of the Merger, (ii) the consummation of the Refinancing, (iii) the consummation of the Common Equity Financing, (iv) the issuance of the Senior Notes, (v) the entering into of the Credit Documents and the incurrence of Loans on the Initial Borrowing Date and (vi) the payment of all Transaction Costs.

“Transaction Costs” means the fees, premiums and expenses payable by Holdings and its Subsidiaries in connection with the Transaction.

“Two-Step Permitted Acquisition” shall mean the acquisition by the U.S. Borrower or any Wholly-Owned Subsidiary of the U.S. Borrower of 100% of the Equity Interests of any Person (a “Target”) not already a Subsidiary of the U.S. Borrower by way of (x) an initial acquisition of not less than 51% of the voting Equity Interests of such Target and (y) a subsequent merger of the Target with and into the U.S. Borrower or a Wholly-Owned Subsidiary of the U.S. Borrower or a subsequent acquisition or acquisitions of all remaining outstanding Equity Interests of the Target; provided, that (i) any such Two-Step Permitted Acquisition shall be effected in accordance with the definition of Permitted Acquisition and (ii) the subsequent merger or share acquisition or acquisitions to be effected as part of such Two-Step Permitted Acquisition shall be consummated as soon as practicable after the consummation of the initial acquisition of Equity Interests, but in any event within 180 days thereafter and (iii) prior to the consummation of the initial acquisition of Equity Interests in any Two-Step Permitted Acquisition, the U.S. Borrower or its respective Restricted Subsidiary shall have available to it sufficient Committed Financing to effect such Two-Step Permitted Acquisition (and to make all payments owing in connection with all steps thereof).

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a LIBO Rate Loan, a Canadian Prime Rate Loan, a B/A Discount Rate Loan, or a Bankers’ Acceptance Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan; and with respect to a Canadian Pension Plan shall mean the amount, if any, by which a Canadian Pension Plan’s liabilities, calculated on a wind-up basis, exceed the market value of such Canadian Pension Plan’s assets.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unrestricted Subsidiary” means (i) each Subsidiary of the U.S. Borrower listed on Schedule 1.01 and (ii) any Subsidiary of the U.S. Borrower designated by the board of directors of the U.S. Borrower as an Unrestricted Subsidiary pursuant to Section 9.17 subsequent to the Initial Borrowing Date.

“Unutilized Canadian Borrower Revolving Loan Commitment” with respect to any Canadian Borrower RL Lender, at any time, shall mean such Canadian Borrower RL Lender’s Canadian Borrower Revolving Loan Commitment at such time, if any, less such Canadian Borrower RL Lender’s Individual Canadian Borrower RL Exposure at such time.

“Unutilized U.S. Borrower Revolving Loan Commitment” with respect to any U.S. Borrower RL Lender, at any time, shall mean such U.S. Borrower RL Lender’s U.S. Borrower Revolving Loan Commitment at such time, if any, less such U.S. Borrower Lender’s Individual U.S. RL Exposure at such time.

“U.S. Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“U.S. Borrower Incremental Term Loans” shall mean Incremental Term Loans incurred by the U.S. Borrower.

“U.S. Borrower Letter of Credit” shall mean each Letter of Credit issued to the U.S. Borrower pursuant to Section 3.01 and designated as such by the U.S. Borrower in the respective Letter of Credit Request.

“U.S. Borrower Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all U.S. Borrower Letter of Credit Outstandings at such time. The U.S. Borrower Letter of Credit Exposure of any U.S. Borrower RL Lender at any time shall be its U.S. Borrower RL Percentage of the total U.S. Borrower Letter of Credit Exposure at such time.

“U.S. Borrower Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding U.S. Borrower Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all U.S. Borrower Letters of Credit.

“U.S. Borrower Revolving Loan” shall have the meaning provided in Section 2.01(d).

“U.S. Borrower Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “U.S. Borrower Revolving Loan Commitment”, as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) increased by the amount of any Incremental RL Commitment of such Lender pursuant to Section 2.16 or (z) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or 13.04(b). In addition, the U.S. Borrower Revolving Loan Commitment of each Lender shall include each of its Initial U.S. Borrower Revolving Loan Commitment and, subject to the consent of such Lender, any Extended U.S. Borrower Revolving Loan Commitment of such Lender.

“U.S. Borrower Revolving Note” shall have the meaning provided in Section 2.05(a).

“U.S. Borrower RL Lender” shall mean any Lender with a U.S. Borrower Revolving Loan Commitment (without giving effect to any termination of the Total U.S. Borrower Revolving Loan Commitment if any Swingline Loans or U.S. Borrower Letter of Credit Outstandings remain outstanding) or outstanding U.S. Borrower Revolving Loans (or any participation in any Swingline Loans or U.S. Borrower Letter of Credit Outstandings).

“U.S. Borrower RL Percentage” of any U.S. Borrower RL Lender at any time shall mean that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the U.S. Borrower Revolving Loan Commitment of such U.S. Borrower RL Lender at such time and the denominator of which is the Total U.S. Borrower Revolving Loan Commitment at such time, provided that if any such determination is to be made after the Total U.S. Borrower Revolving Loan Commitment (and the related U.S. Borrower Revolving Loan Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that in the case of Section 2.18 when a Defaulting Lender shall exist, “U.S. Borrower RL Percentage” shall mean the percentage of the Total U.S. Borrower Revolving Loan Commitments (disregarding any Defaulting Lender’s U.S. Borrower Revolving Loan Commitment) represented by such Lender’s U.S. Borrower Revolving Loan Commitment.

“U.S. Borrower Term Loans” shall mean the B Term Loans and each Tranche (if any) of U.S. Borrower Incremental Term Loans.

“U.S. Credit Party” shall mean Holdings, the U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Dollar Equivalent” of an amount denominated in a currency other than U.S. Dollars shall mean, at any time for the determination thereof, the amount of U.S. Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York City time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to the definitions of “Required Lenders” or Section 13.22 or Section 19 (or any analogous provision) of any Subsidiaries Guaranty, on the date of determination); provided that, for purposes of (x) determining compliance with Sections 2.01(e), 3.02(a), 3.02(b) and 5.02(a)(i) and (y) calculating Fees pursuant to Section 4.01 (except Fees which are expressly required to be paid in Canadian Dollars pursuant to Section 4.01), the U.S. Dollar Equivalent of any amounts denominated in a currency other than U.S. Dollars shall be revalued on a monthly basis using the spot exchange rates therefor as quoted in Reuters ECB Page 37 (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the last Business Day of each calendar month. Notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the U.S. Dollar Equivalent of any amounts outstanding under the Credit Documents in a currency other than U.S. Dollars in its sole discretion.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).

“U.S. Security Agreement” shall have the meaning provided in Section 6.11(a).

“U.S. Security Documents” shall mean and include the U.S. Security Agreement, the Pledge Agreement, each Mortgage covering a Mortgaged Property located in the United States or any State or territory thereof and each other Security Document covering assets of a U.S. Credit Party situated in the United States or any State or territory thereof.

“U.S. Subsidiaries Guaranty” shall have the meaning provided in Section 6.13.

“U.S. Subsidiary Guarantor” shall mean each Domestic Subsidiary of Holdings (other than the U.S. Borrower) in existence on the Initial Borrowing Date (after giving effect to the Transaction), as well as each Domestic Subsidiary of Holdings established, created or acquired after the Initial Borrowing Date which becomes a party to the U.S. Subsidiaries Guaranty in accordance with the requirements of this Agreement or the provisions of the U.S. Subsidiaries Guaranty.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Canadian Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Canadian Subsidiary of such Person.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary of such Person.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law).

“Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” means for the period from the date hereof through the stated maturity of all New Financing, the U.S. Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 2. Amount and Terms of Credit.

2.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a B Term Loan Commitment severally agrees to make a term loan or term loans (each, a “B Term Loan” and, collectively, the “B Term Loans”) to the U.S. Borrower, which B Term Loans (i) shall be incurred by the U.S. Borrower pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in U.S. Dollars, (iii) except as hereinafter provided, shall, at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBO Rate Loans, provided that (A) except as otherwise specifically provided in Section 2.10(b), all B Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent otherwise agrees in its sole discretion or the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, B Term Loans may be incurred and maintained as, and/or converted into, LIBO Rate Loans only so long as all such outstanding LIBO Rate Loans, together with all outstanding C Term Loans and Revolving Loans that are maintained as LIBO Rate Loans, are subject to an Interest Period of one month which begins and ends on the same day (with the first such Interest Period to begin no earlier than three Business Days and no later than 5 Business Days following the Initial Borrowing Date), and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the B Term Loan Commitment of such Lender on the Initial Borrowing Date (before giving effect to the termination thereof pursuant to Section 4.03(b)). Once repaid, B Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a C Term Loan Commitment severally agrees to make a term loan or term loans (each, a “C Term Loan” and, collectively, the “C Term Loans”) to the Canadian Borrower, which C Term Loans (i) shall be incurred by the Canadian Borrower pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in U.S. Dollars, (iii) except as hereinafter provided, interest thereon shall, at the option of the Canadian Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBO Rate Loans, provided that (A) except as otherwise specifically provided in Section 2.10(b), all C Term Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent otherwise agrees in its sole discretion or the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, C Term Loans may be incurred and maintained as, and/or converted into, LIBO Rate Loans only so long as all such outstanding LIBO Rate Loans, together with all outstanding B Term Loans and Revolving Loans that are maintained as LIBO Rate Loans, are subject to an Interest Period of one month which begins and ends on the same day (with the first such Interest Period to begin no earlier than three Business Days and no later than 5 Business Days following the Initial Borrowing Date), and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the C Term Loan Commitment of such Lender on the Initial Borrowing Date (before giving effect to the termination thereof pursuant to Section 4.03(b)). Once repaid, C Term Loans incurred hereunder may not be reborrowed.

(c) Subject to and upon the terms and conditions set forth herein, (i) each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees to make a term loan (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Incremental Term Loan Borrower for such Tranche, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing on the respective Incremental Term Loan Borrowing Date, (ii) shall be denominated in U.S. Dollars or, if the Incremental Term Loan Borrower is the Canadian Borrower and so elects in accordance with the terms of Section 2.15, Canadian Dollars, (iii) in the case of Incremental Term Loans denominated in U.S. Dollars, shall, except as hereinafter provided, at the option of the Incremental Term Loan Borrower for such Tranche, be incurred and maintained as, and/or converted into one or more Borrowings of Base Rate Loans or LIBO Rate Loans, provided that except as otherwise specifically provided in Section 2.10(b), all such Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, (iv) in the case of Incremental Term Loans denominated in Canadian Dollars, interest thereon shall, except as hereafter provided, at the option of the Canadian Borrower, be accrued at the Canadian Prime Rate or B/A Discount Rate plus the margins described in Section 2.08 and (v) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche on the respective Incremental Term Loan Borrowing Date (before giving effect to the termination thereof on such date pursuant to Section 4.03(e)). Once repaid, Incremental Term Loans may not be reborrowed.

(d) Subject to and upon the terms and conditions set forth herein, each U.S. Borrower RL Lender severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “U.S. Borrower Revolving Loan” and, collectively, the “U.S. Borrower Revolving Loans”) to the U.S. Borrower, which U.S. Borrower Revolving Loans (i) shall be denominated in U.S. Dollars, (ii) shall, at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBO Rate Loans, provided that (A) except as otherwise specifically provided in Section 2.10(b), all U.S. Borrower Revolving Loans comprising the same Borrowing shall at all times be of the same Type, and (B) unless the Administrative Agent otherwise agrees in its sole discretion or the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, U.S. Borrower Revolving Loans may be incurred and maintained as, and/or converted into, LIBO Rate Loans only so long as all such outstanding LIBO Rate Loans, together with all outstanding Term Loans and Canadian Borrower Revolving Loans that are maintained as LIBO Rate Loans, are subject to an Interest Period of one month which begins and ends on the same day (with the first such Interest Period to begin no earlier than three Business Days and no later than 5 Business Days following the Initial Borrowing Date), (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) by any U.S. Borrower RL Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual U.S. RL Exposure of such U.S. Borrower RL Lender to exceed the amount of its U.S. Borrower Revolving Loan Commitment at such time, and (v) shall not be made (and shall not be required to be made) by any U.S. Borrower RL Lender if the making of same would cause the Aggregate U.S. RL Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Total U.S. Borrower Revolving Loan Commitment as then in effect.

(e) Subject to and upon the terms and conditions set forth herein, each Canadian Borrower RL Lender severally agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Canadian Borrower Revolving Loan” and, collectively, the “Canadian Borrower Revolving Loans” and, together with the U.S. Borrower Revolving Loans, collectively, the “Revolving Loans” and each, a “Revolving Loan”) to the Canadian Borrower, which Canadian Borrower Revolving Loans (i) shall be made and maintained in the respective Available Currency elected by the Canadian Borrower; (ii) except as hereafter provided, shall, at the option of the Canadian Borrower, be incurred and maintained as, and/or converted into, one or more Borrowings (with the following Types of Loans specified in clauses (w) and (x) available only in the case of Canadian Borrower Revolving Loans denominated in U.S. Dollars, and the following Types of Loans specified in clauses (y) and (z) available only in the case of Canadian Borrower Revolving Loans denominated in Canadian Dollars) of (w) Base Rate Loans, (x) LIBO Rate Loans, (y) Canadian Prime Rate Loans, or (z) (i) in the case of a B/A Lender, the creation of Bankers’ Acceptances on the terms and conditions provided for herein and in Schedule 2.17 hereto or (ii) in a case of a Non-B/A Lender, the creation and purchase of completed Drafts in Canadian Dollars and the exchange of such Drafts for B/A Equivalent Notes, in each case on the terms and conditions provided for herein and in Schedule 2.17 hereto, provided that (A) except as otherwise specifically provided in Section 2.10(b), all Canadian Borrower Revolving Loans made as part of the same Borrowing shall at all times consist of Canadian Borrower Revolving Loans of the same Type, and (B) unless the Administrative Agent otherwise agrees in its sole discretion or the Syndication Date has occurred (at which time this clause (B) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, (x) Canadian Borrower Revolving Loans may be incurred and maintained as, and/or converted into, LIBO Rate Loans only so long as all such outstanding LIBO Rate Loans, together with all outstanding Term Loans and U.S. Borrower Revolving Loans that are maintained as LIBO Rate Loans, are subject to an Interest Period of one month which begins and ends on the same day (with the first such Interest Period to begin no earlier than three Business Days and no later than 5 Business Days following the Initial Borrowing Date) and (y) Canadian Borrower Revolving Loans may be incurred and maintained as and/or converted into, Bankers’ Acceptance Loans only so long as such outstanding Bankers’ Acceptance Loans have a term to maturity of 30 days; (iii) may be repaid and reborrowed in accordance with the provisions hereof; (iv) shall not be made (and shall not be required to be made) by any Canadian Borrower RL Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Canadian Borrower RL Exposure of such Canadian Borrower RL Lender to exceed the amount of its Canadian Borrower Revolving Loan Commitment at such time; and (v) shall not be made (and shall not be required to be made) by any Canadian Borrower RL Lender if the making of same would cause the Aggregate Canadian Borrower RL Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Total Canadian Borrower Revolving Loan Commitment as then in effect.

(f) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the U.S. Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in U.S. Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) if the making of same would cause the Aggregate U.S. RL Exposure (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) to exceed the Total U.S. Borrower Revolving Loan Commitment as then in effect, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(f), the Swingline Lender shall not make any Swingline Loan after it has received written notice from the U.S. Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(g) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the U.S. Borrower RL Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of U.S. Borrower Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of U.S. Borrower Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory U.S. RL Borrowing”) shall be made on the immediately succeeding Business Day by all U.S. Borrower RL Lenders pro rata based on each such U.S. Borrower RL Lender’s U.S. Borrower RL Percentage (determined before giving effect to any termination of the U.S. Borrower Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each U.S. Borrower RL Lender hereby irrevocably agrees to make U.S. Borrower Revolving Loans upon one Business Day’s notice pursuant to each Mandatory U.S. RL Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory U.S. RL Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory U.S. RL Borrowing, and (v) the amount of the Total U.S. Borrower Revolving Loan Commitment at such time. In the event that any Mandatory U.S. RL Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the U.S. Borrower), then each U.S. Borrower RL Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory U.S. RL Borrowing would otherwise have occurred, but adjusted for any payments received from the U.S. Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the U.S. Borrower RL Lenders to share in such Swingline Loans ratably based upon their respective U.S. Borrower RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing U.S. Borrower RL Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory U.S. RL Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to U.S. Borrower Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

(h) If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended U.S. Borrower Revolving Loan Commitments or Extended Canadian Borrower Revolving Loan Commitments are in effect, then on the Initial Revolving Loan Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Initial Revolving Loan Maturity Date); provided that, if on the occurrence of the Initial Revolving Loan Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), there shall exist sufficient unutilized Extended U.S. Borrower Revolving Loan Commitments or Extended Canadian Borrower Revolving Loan Commitments, as the case may be, so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended U.S. Borrower Revolving Loan Commitments or Extended Canadian Borrower Revolving Loan Commitments, as the case may be, which will remain in effect after the occurrence of the Initial Revolving Loan Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended U.S. Borrower Revolving Loan Commitments or Extended Canadian Borrower Revolving Loan Commitments, as the case may be, and such Swingline Loans shall not be so required to be repaid in full on the Initial Revolving Loan Maturity Date.

2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche; provided that Mandatory U.S. RL Borrowings shall be made in the amounts required by Section 2.01(g). More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than (x) fifteen (15) Borrowings of LIBO Rate Loans and B/A Discount Rate Loans in the aggregate for all Tranches of Loans or (y) ten (10) different maturity dates in the aggregate for all outstanding Bankers’ Acceptance Loans.

2.03 Notice of Borrowing. (a) Whenever a Borrower desires to make a Borrowing of Loans hereunder (excluding (x) Borrowings of Swingline Loans, (y) Mandatory U.S. RL Borrowings and (z) Borrowings of Canadian Prime Rate Loans that are Canadian Borrower Revolving Loans to the extent resulting from automatic conversions of Bankers’ Acceptance Loans as provided in Schedule 2.17), such Borrower shall give the Administrative Agent at its Notice Office at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Base Rate Loan or Canadian Prime Rate Loan to be made hereunder and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each LIBO Rate Loan, B/A Discount Rate Loan or Bankers’ Acceptance Loan to be made hereunder, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing by or on behalf of the respective Borrower, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount or Face Amount, as the case may be, of the Loans to be made pursuant to such Borrowing (stated in the Applicable Currency), (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of B Term Loans, C Term Loans, U.S. Borrower Incremental Term Loans, Canadian Borrower Incremental Term Loans, Canadian Borrower Revolving Loans or U.S. Borrower Revolving Loans, (iv) in the case of Dollar Denominated Loans, whether the Dollar Denominated Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or LIBO Rate Loans, (v) in the case of Canadian Borrower Incremental Term Loans funded in Canadian Dollars, whether the Canadian Borrower Incremental Term Loans shall consist of Canadian Prime Rate Loans or B/A Discount Loans, (vi) in the case of LIBO Rate Loans and B/A Discount Rate Loans, the Interest Period to be initially applicable thereto and (vii) in the case of Canadian Dollar Denominated Revolving Loans, whether the respective Borrowing shall consist of Canadian Prime Rate Loans or Bankers’ Acceptance Loans and, if Bankers’ Acceptance Loans, the term thereof (which shall comply with the requirements of Schedule 2.17). The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof (determined in accordance with Section 2.07) and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the U.S. Borrower desires to incur Swingline Loans hereunder, the U.S. Borrower shall give the Swingline Lender no later than 11:00 A.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory U.S. RL Borrowings shall be made upon the notice specified in Section 2.01(g), with the U.S. Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory U.S. RL Borrowings as set forth in Section 2.01(g).

(c) Without in any way limiting the obligation of either Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the General Counsel of such Borrower, or from any other authorized officer of such Borrower designated in writing by such Borrower to the Administrative Agent as being authorized to give such notices, prior to receipt of written confirmation. In each such case, each Borrower hereby waives the right to dispute the Administrative Agent’s or Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 12:00 Noon. (New York City time) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory U.S. RL Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(g)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07 or, if then applicable, its Other Allocable Share) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in U.S. Dollars (in the case of Dollar Denominated Loans) or in Canadian Dollars (in the case of Canadian Dollar Denominated Loans), as the case may be, and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of U.S. Borrower Revolving Loans made pursuant to a Mandatory U.S. RL Borrowing, make available to the relevant Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower and the relevant Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the U.S. Borrower or the Canadian Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the relevant Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or, in the case of Canadian Dollar Denominated Loans, the cost to the Administrative Agent of acquiring overnight funds in Canadian Dollars) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the relevant Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the relevant Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05 Notes. (a) The Canadian Borrower’s (in the case of C Term Loans, Canadian Borrower Incremental Term Loans and Canadian Borrower Revolving Loans) and the U.S. Borrower’s (in the case of B Term Loans, U.S. Borrower Incremental Term Loans, U.S. Borrower Revolving Loans and Swingline Loans) obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of B Term Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “B Term Note” and, collectively, the “B Term Notes”), (ii) in the case of C Term Loans, by a promissory note duly executed and delivered by the Canadian Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “C Term Note” and, collectively, the “C Term Notes”), (iii) in the case of U.S. Borrower Revolving Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (each, a “U.S. Borrower Revolving Note” and, collectively, the “U.S. Borrower Revolving Notes”), (iv) in the case of Canadian Borrower Revolving Loans, by a promissory note duly executed and delivered by the Canadian Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each, a “Canadian Borrower Revolving Note” and, collectively, the “Canadian Borrower Revolving Notes”), (v) in the case of Swingline Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit B-5, with blanks appropriately completed in conformity herewith (the “Swingline Note”) and (vi) in the case of Incremental Term Loans, by a promissory note duly executed and delivered by the Incremental Term Loan Borrower for such Tranche substantially in the form of Exhibit B-6 (with such modifications thereto as may be necessary to reflect differing classes of Incremental Term Loans), with blanks appropriately completed in conformity herewith (each, an “Incremental Term Note “ and, collectively, the “Incremental Term Notes”).

(b) The B Term Note issued to each requesting Lender with a B Term Loan Commitment or outstanding B Term Loans shall (i) be executed by the U.S. Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of issuance thereof), (iii) be in a stated principal amount equal to the B Term Loans made by such Lender on the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be in a stated principal amount equal to the outstanding B Term Loans of such Lender at such time) and be payable in the outstanding principal amount of B Term Loans evidenced thereby, (iv) mature on the respective Term Loan Maturity Date for B Term Loans, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and LIBO Rate Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The C Term Note issued to each requesting Lender with a C Term Loan Commitment or outstanding C Term Loans shall (i) be executed by the Canadian Borrower, (ii) be payable to such Lender (or an affiliate designated by such Lender) or its registered assigns and be dated the Initial Borrowing Date (or, in the case of any C Term Note issued after the Initial Borrowing Date, the date of issuance thereof), (iii) be in a stated principal amount (expressed in U.S. Dollars) equal to the C Term Loans made by such Lender on the Initial Borrowing Date (or, in the case of any C Term Note issued after the Initial Borrowing Date, in a stated principal amount (expressed in U.S. Dollars) equal to the outstanding principal amount of the C Term Loan of such Lender at such time), (iv) be payable (in U.S. Dollars) in the principal amount of the C Term Loan evidenced thereby from time to time, (v) mature on the respective Term Loan Maturity Date for C Term Loans, (vi) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and LIBO Rate Loans, as the case may be, evidenced thereby, (vii) be subject to voluntary repayment as provided in Section 5.01 and mandatory repayment as provided in Section 5.02 and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) The Incremental Term Note issued to each requesting Lender with an Incremental Term Loan Commitment or outstanding Incremental Term Loans under a given Tranche shall (i) be executed by the Incremental Term Loan Borrower for such Tranche, (ii) be payable to such Lender (or an affiliate designated by such Lender) or its registered assigns and be dated the date of issuance thereof, (iii) be in a stated principal amount (expressed in U.S. Dollars or Canadian Dollars, as applicable) equal to the Incremental Term Loan Commitment of such Lender on the respective Incremental Term Loan Borrowing Date (prior to the incurrence of any Incremental Term Loans pursuant thereto on such date) (or, if issued thereafter, be in a stated principal amount (expressed in U.S. Dollars or Canadian Dollars, as applicable) equal to the outstanding principal amount of the Incremental Term Loans of such Lender on the date of issuance thereof) and be payable (in U.S. Dollars or Canadian Dollars, as applicable) in the principal amount of the Incremental Term Loans evidenced thereby from time to time, (iv) mature on the respective Term Loan Maturity Date for such Incremental Term Loans, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of Base Rate Loans, Canadian Prime Rate Loans, B/A Discount Rate Loans or LIBO Rate Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01 and mandatory repayment as provided in Section 5.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(e) The Canadian Borrower Revolving Note issued to each requesting Canadian Borrower RL Lender shall (i) be executed by the Canadian Borrower, (ii) be payable to such Canadian Borrower RL Lender (or an affiliate designated by such Canadian Borrower RL Lender) or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount (expressed in U.S. Dollars) equal to the Canadian Borrower Revolving Loan Commitment of such Canadian Borrower RL Lender (or, if issued after the termination thereof, be in a stated principal amount (expressed in U.S. Dollars) equal to the outstanding Canadian Borrower Revolving Loans of such Canadian Borrower RL Lender at such time) and be payable in the outstanding principal amount of the Canadian Borrower Revolving Loans evidenced thereby, provided that if, because of fluctuations in exchange rates after the date of issuance thereof, the Canadian Borrower Revolving Note of any Canadian Borrower RL Lender would not be at least as great as the outstanding principal amount (taking the U.S. Dollar Equivalent of all Canadian Dollar Denominated Revolving Loans evidenced thereby) of the Canadian Borrower Revolving Loans made by such Canadian Borrower RL Lender at any time outstanding, the respective Canadian Borrower RL Lender may request (and in such case the Canadian Borrower shall promptly execute and deliver) a new Canadian Borrower Revolving Note in an amount equal to the aggregate principal amount (taking the U.S. Dollar Equivalent of all Canadian Dollar Denominated Revolving Loans evidenced thereby) of the Canadian Borrower Revolving Loans of such Canadian Borrower RL Lender outstanding on the date of the issuance of such new Canadian Borrower Revolving Note, (iv) with respect to each Canadian Borrower Revolving Loan evidenced thereby, be payable in the respective Available Currency in which such Canadian Borrower Revolving Loan was made, (v) mature on the respective Revolving Loan Maturity Date, (vi) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans, Canadian Prime Rate Loans, B/A Discount Rate Loans, Bankers’ Acceptance Loans and/or LIBO Rate Loans, as the case may be, evidenced thereby, (vii) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (viii) be entitled to the benefits of this Agreement and the other Credit Documents.

(f) The U.S. Borrower Revolving Note issued to each requesting Lender that has a U.S. Borrower Revolving Loan Commitment or outstanding U.S. Borrower Revolving Loans shall (i) be executed by the U.S. Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, if issued after the Initial Borrowing Date, be dated the date of the issuance thereof), (iii) be in a stated principal amount equal to the U.S. Borrower Revolving Loan Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding U.S. Borrower Revolving Loans of such Lender at such time) and be payable in the outstanding principal amount of the U.S. Borrower Revolving Loans evidenced thereby, (iv) mature on the respective Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and/or LIBO Rate Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(g) The Swingline Note issued to the requesting Swingline Lender shall (i) be executed by the U.S. Borrower, (ii) be payable to the Swingline Lender or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(h) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the relevant Borrower’s obligations in respect of such Loans.

(i) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to either Borrower shall affect or in any manner impair the obligations of the respective Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the relevant Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06 Interest Rate Conversions. (a) The respective Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Dollar Denominated Loans of a given Tranche (other than Swingline Loans, which may not be converted pursuant to this Section 2.06) or Canadian Dollar Denominated Loans, in each case made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans, into a Borrowing (of the same Tranche) of another Type of Loan (with the Type to be consistent with the Tranche and relevant Applicable Currency of the respective Loan), provided that (i) except as otherwise provided in Section 2.10(b), (x) LIBO Rate Loans may be converted into Base Rate Loans and (y) B/A Discount Rate Loans may be converted into Canadian Prime Rate Loans, in each case, only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBO Rate Loans or B/A Discount Rate Loans, as the case may be, shall reduce the outstanding principal amount of such LIBO Rate Loans or B/A Discount Rate Loans, as the case may be, made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, (x) Base Rate Loans may only be converted into LIBO Rate Loans and (y) Canadian Prime Rate Loans may only be converted into B/A Discount Rate Loans, in each case, if no Default or Event of Default is in existence on the date of the conversion, (iii) unless the Administrative Agent otherwise agrees in its sole discretion or the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), prior to the 90th day following the Initial Borrowing Date, conversions of Base Rate Loans into LIBO Rate Loans shall be subject to the provisions of clause (B) of the proviso in each of Sections 2.01(a)(iii), Sections 2.01(b)(iii), 2.01(d)(ii) and 2.01(e)(ii), and (iv) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBO Rate Loans or B/A Discount Rate Loans than is permitted under Section 2.02. Each such conversion shall be effected by the respective Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least three Business Days’ prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Dollar Denominated Loans or Canadian Dollar Denominated Loans of a given class to be so converted, the Borrowing or Borrowings pursuant to which such Dollar Denominated Loans or Canadian Dollar Denominated Loans were incurred and, if to be converted into LIBO Rate Loans (in the case of Dollar Denominated Loans) or B/A Discount Rate Loans (in the case of Canadian Dollar Denominated Loans), the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Dollar Denominated Loans and/or Canadian Dollar Denominated Loans. Notwithstanding any provisions hereof, any conversion pursuant to this Section 2.06(a) or Section 2.09 of one Type of Canadian Borrower Term Loan into another Type of Canadian Borrower Term Loan shall be deemed to be a change in the interest method applicable to such Loan and shall not constitute a repayment of or reborrowing of any Canadian Borrower Term Loan being so converted.

(b) Mandatory and voluntary conversions of Bankers’ Acceptance Loans into Canadian Prime Rate Loans shall be made in the circumstances, and to the extent, provided in Schedule 2.17. Bankers’ Acceptance Loans shall not be permitted to be converted into any other Type of Loan prior to the maturity date of the respective Bankers’ Acceptance or B/A Equivalent Note, as the case may be.

(c) The Canadian Borrower shall have the option to convert on any Business Day occurring on or after the Initial Borrowing Date, all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of Canadian Prime Rate Loans made pursuant to one or more Borrowings of Canadian Borrower Revolving Loans into a Borrowing or Borrowings of Bankers’ Acceptance Loans under such Tranche; provided that (i) Canadian Prime Rate Loans may not be converted into Bankers’ Acceptance Loans if an Event of Default is in existence on the date of such conversion and the Administrative Agent (on behalf of the Required Lenders) has given notice to the Canadian Borrower that no such conversion shall be permitted while such Event of Default is continuing and (ii) Borrowings of Bankers’ Acceptance Loans resulting from this Section 2.06 shall be limited in number as provided in Section 2.02. Each such conversion shall be effected by the Canadian Borrower by giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York City time), at least three Business Days prior to the date of the proposed conversion, a Notice of Conversion/Continuation specifying the Canadian Borrower Revolving Loans to be so converted into Bankers’ Acceptance Loans, the Borrowing or Borrowings pursuant to which such Canadian Borrower Revolving Loans were made and the term of the proposed Borrowing of Bankers’ Acceptance Loans (which, in each case, shall comply with the requirements of Schedule 2.17). The Administrative Agent shall give each Canadian Borrower RL Lender prompt notice of any such proposed conversion affecting any of its Canadian Borrower Revolving Loans maintained as Canadian Prime Rate Loans. Upon any such conversion, the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Canadian Revolving Loans being converted.

2.07 Pro Rata Borrowings. All Borrowings of B Term Loans, C Term Loans, Incremental Term Loans, Canadian Borrower Revolving Loans and U.S. Borrower Revolving Loans (including Mandatory U.S. RL Borrowings) under this Agreement shall be incurred from the Lenders pro rata on the basis of such Lenders’ B Term Loan Commitments, C Term Loan Commitments, Incremental Term Loan Commitments, Canadian Borrower RL Percentages or U.S. Borrower RL Percentages, as the case may be. All Borrowings of Swingline Loans shall be incurred from the Swingline Lender. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08 Interest. (a) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan and Canadian Prime Rate Loan (including with respect to any (x) LIBO Rate Loan converted into a Base Rate Loan pursuant to Section 2.06 or 2.09, (y) B/A Discount Rate Loan converted into a Canadian Prime Rate Loan pursuant to Section 2.06 or 2.09, or (z) Bankers’ Acceptance Loan converted into a Canadian Prime Rate Loan pursuant to Schedule 2.17) made to such Borrower hereunder from the date of Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of the respective LIBO Rate Loan into a Base Rate Loan or the respective B/A Discount Rate Loan or Bankers’ Acceptance Loan into a Canadian Prime Rate Loan, as the case may be) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBO Rate Loan or such Canadian Prime Rate Loan to a B/A Discount Rate Loan or Bankers’ Acceptance Loan, as the case may be, pursuant to Section 2.06, 2.09 or Schedule 2.17, as applicable, (which conversion shall, in the case of a conversion contemplated by Schedule 2.17, be deemed to occur on the date upon which a maturing B/A Equivalent Note or Bankers’ Acceptance is converted into a Canadian Prime Rate Loan pursuant to Schedule 2.17, with the proceeds thereof to be equal to the full Face Amount of such maturing Bankers’ Acceptance or B/A Equivalent Note), at a rate per annum which shall be equal to (x) in the case of Dollar Denominated Loans, the sum of the Applicable Margin plus the Base Rate and (y) in the case of Canadian Prime Rate Loans, the sum of the Applicable Margin plus the Canadian Prime Rate, in each case, as in effect from time to time.

(b) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBO Rate Loan and B/A Discount Rate Loan made to such Borrower from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) (A) in the case of Dollar Denominated Loans, the conversion of such LIBO Rate Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, and (B) in the case of Canadian Dollar Denominated Loans, the conversion of a B/A Discount Rate Loan to a Canadian Prime Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus (x) in the case of LIBO Rate Loans, the applicable LIBO Rate for such Interest Period or (y) in the case of B/A Discount Rate Loans, the applicable B/A Discount Rate for such Interest Period.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum (1) in the case of overdue principal of, and interest on, Canadian Dollar Denominated Loans and any other amounts owing in Canadian Dollars, equal to 2% per annum in excess of the Applicable Margin for Canadian Prime Rate Loans plus the Canadian Prime Rate, each as in effect from time to time and (2) in the case of overdue principal of, and interest on, Dollar Denominated Loans and any other amounts (except as otherwise expressly subject to preceding clause (1)), equal to 2% per annum in excess of the Applicable Margin for Base Rate Loans plus the Base Rate, each as in effect from time to time, in each case with such interest to be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be calculated daily and payable (i) in respect of each Base Rate Loan and each Swingline Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Canadian Prime Rate Loan, quarterly in arrears on each Quarterly Payment Date, (iii) in respect of each LIBO Rate Loan and each B/A Discount Rate Loan, on (x) the date of any conversion thereof into a Base Rate Loan or a Canadian Prime Rate Loan, as the case may be, pursuant to Sections 2.06, 2.09 or 2.10(b), as applicable (on the amount converted) and (y) the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iv) in respect of each Loan (other than Bankers’ Acceptance Loans), on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBO Rate Loans and shall promptly notify the U.S. Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(f) Any interest paid by a Canadian Borrower shall be deemed to have been paid first to satisfy any interest accrued on overdue interest.

2.09 Interest Periods. At the time a Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBO Rate Loan or B/A Discount Rate Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBO Rate Loan or B/A Discount Rate Loan, as the case may be, (in the case of any subsequent Interest Period), the respective Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBO Rate Loan or B/A Discount Rate Loan, as the case may be, which Interest Period shall, at the option of the U.S. Borrower or the Canadian Borrower, as the case may be (but otherwise subject to the provisions of clause (B) of the proviso in each of Sections 2.01(a)(iii), Sections 2.01(b)(iii), 2.01(d)(ii) and 2.01(e)(ii)), be a one, two, three or six month period or, to the extent agreed to by all Lenders with LIBO Rate Loans or B/A Discount Rate Loans under the relevant Tranche, a nine or twelve month period; provided that (in each case):

(i) all LIBO Rate Loans and B/A Discount Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBO Rate Loan or B/A Discount Rate Loan shall commence on the date of Borrowing of such LIBO Rate Loan or B/A Discount Rate Loan (including, (x) in the case of LIBO Rate Loans, the date of any conversion thereto from a Borrowing of Base Rate Loans and (y) in the case of B/A Discount Rate Loans, the date of any conversion thereto from a Borrowing of Canadian Prime Rate Loans) and each Interest Period occurring thereafter in respect of such LIBO Rate Loan or B/A Discount Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a LIBO Rate Loan or B/A Discount Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a LIBO Rate Loan or B/A Discount Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBO Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period for a LIBO Rate Loan or a B/A Discount Rate Loan may be selected at any time when a Default or an Event of Default is then in existence; and

(vi) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the respective Maturity Date therefor.

With respect to any LIBO Rate Loans, at the end of any Interest Period applicable to a Borrowing thereof, the U.S. Borrower or the Canadian Borrower, as applicable, may elect to split the respective Borrowing of a single Type under a single Tranche into two or more Borrowings of different Types under such Tranche or combine two or more Borrowings under a single Tranche into a single Borrowing of the same Type under such Tranche, in each case, by having the relevant Borrower give notice thereof together with its election of one or more Interest Periods, in each case so long as each resulting Borrowing (x) has an Interest Period which complies with the foregoing requirements of this Section 2.09, (y) has a principal amount which is not less than the Minimum Borrowing Amount applicable to Borrowings of the respective Type and Tranche, and (z) does not cause a violation of the requirements of Section 2.02. If by 12:00 Noon (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBO Rate Loans or B/A Discount Rate Loans, the U.S. Borrower or the Canadian Borrower, as applicable, has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBO Rate Loans or B/A Discount Rate Loans as provided above, such Borrower shall be deemed to have elected (x) in the case of LIBO Rate Loans, to convert such LIBO Rate Loans into Base Rate Loans and (y) in the case of B/A Discount Rate Loans, to convert such B/A Discount Rate Loans into Canadian Prime Rate Loans, with any such conversion to be effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) or (iv) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate;

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBO Rate Loan because of any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in any Excluded Taxes) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate;

(iii) at any time, that the making or continuance of any LIBO Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market; or

(iv) at any time that there is no market for Bankers’ Acceptances by reason of circumstances affecting the Canadian money market generally, as determined in good faith by the Administrative Agent, acting reasonably;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clauses (i) or (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the affected Borrower and, except in the case of clauses (i) and (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, LIBO Rate Loans shall no longer be available until such time as the Administrative Agent notifies the affected Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the relevant Borrower with respect to LIBO Rate Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, (x) in the case of clause (ii) above, the respective Borrower (or Borrowers) agrees (or agree) to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice setting forth the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, shall be submitted to the respective Borrower or Borrowers by such Lender and shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (iv) above, Bankers’ Acceptance Loans (exclusive of Bankers’ Acceptance Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing given by the Canadian Borrower with respect to such Bankers’ Acceptance Loans which have not been incurred shall be deemed rescinded by the Canadian Borrower.

(b) At any time that any LIBO Rate Loan is affected by the circumstances described in Section 2.10(a)(ii), the affected Borrower may, and in the case of a LIBO Rate Loan affected by the circumstances described in Section 2.10(a)(iii), the affected Borrower shall, either (x) if the affected LIBO Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBO Rate Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBO Rate Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the respective Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the relevant Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

2.11 Compensation. Each Borrower severally agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBO Rate Loans or B/A Discount Rate Loans, as applicable but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBO Rate Loans or B/A Discount Rate Loans, as applicable does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by such Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBO Rate Loans or B/A Discount Rate Loans, as applicable occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) of any Bankers’ Acceptance Loan occurs on a date which is not the maturity date of the respective Bankers’ Acceptance Loan, as the case may be; (iv) if any prepayment of any LIBO Rate Loans or B/A Discount Rate Loans is not made on any date specified in a notice of prepayment given by the respective Borrower or Borrowers; or (v) as a consequence of (x) any other default by such Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

2.12 Change of Lending Office. (a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule 13.03, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made, and Letters of Credit participated in, by such Lender (including, without limitation, by designating a separate lending office (or Affiliate) to act as such with respect to Obligations owing by the U.S. Borrower versus Obligations owing by the Canadian Borrower); provided that, for designations made after the Effective Date, to the extent such designation shall result in increased costs under Sections 2.10, 3.06 or 5.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although if such designation results in increased costs, the Borrowers shall be obligated to pay the costs which would have applied in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Except as provided in the immediately preceding sentence, each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the applicable Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of either Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the U.S. Borrower shall have the right, if no Default or Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent; provided that (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the U.S. Borrower, the Replacement Lender and the Replaced Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (other than Bankers’ Acceptances and B/A Equivalent Notes) of, and in each case participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (including the Face Amount of any outstanding Bankers’ Acceptances and B/A Equivalent Notes) of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (II) an amount equal to the Face Amount of any outstanding B/A Instrument of the respective Replaced Lender in satisfaction of the obligations of the Canadian Borrower to repay the B/A Instrument on the maturity thereof, (III) an amount equal to all Unpaid Drawings (if any) under each Tranche with respect to which the respective Replaced Lender is being replaced, in each case that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (IV) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, (y) in the case of the replacement of any Canadian Borrower Revolving Loan Commitment and/or U.S. Borrower Revolving Loan Commitment, the respective Issuing Lender amounts equal to such Replaced Lender’s Canadian Borrower RL Percentage and/or U.S. Borrower RL Percentage, as the case may be, of any Unpaid Drawings pursuant to Letters of Credit issued pursuant to the respective Tranche evidenced by such Commitments (which at such time remain Unpaid Drawings) with respect to Letters of Credit issued by such Issuing Lender to the extent such amount was not theretofore funded by such Replaced Lender, and (z) in the case of any replacement of U.S. Revolving Loan Commitments, the Swingline Lender, an amount equal to such Replaced Lender’s pro rata share of any Mandatory U.S. RL Borrowing (as appropriate) (determined in accordance with Sections 2.01(g), 2.01(h) and 2.07), to the extent such amount was not theretofore funded by such Replaced Lender, without duplication, (ii) all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement and (iii) if the respective Replaced Lender has a related Canadian Borrower RL Lender, or if the Replaced Lender is a Canadian Borrower RL Lender which has a related Lender, all of the actions specified above in this Section 2.13 shall be taken with respect to both the respective Lender and Canadian Borrower RL Lender (who shall be treated collectively as a Replaced Lender). Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the respective Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.07 and 13.01), which shall survive as to such Replaced Lender and (y) in the case of the replacement of any Canadian Borrower Revolving Loan Commitment or U.S. Borrower Revolving Loan Commitment pursuant to this Section 2.13, the Canadian Borrower RL Percentages and/or U.S. Borrower RL Percentages, as the case may be, of the Lenders shall be automatically adjusted at such time to give effect to such replacement. In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 2.13, each of the U.S. Borrower and the Canadian Borrower hereby irrevocably authorizes Holdings to take all necessary action, in the name of the U.S. Borrower or the Canadian Borrower, as the case may be, as described above in this Section 2.13 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 2.13.

2.14 Extended Loans. (a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.14, the U.S. Borrower may at any time and from time to time when no Default or Event of Default then exists request that all or a portion of any initial Tranche of the B Term Loans, C Term Loans, Incremental Term Loans, U.S. Borrower Revolving Loans or Canadian Borrower Revolving Loans (each, an “Existing B Term Loan Tranche”, “Existing C Term Loan Tranche”, “Existing Incremental Term Loan Tranche”, “Existing U.S. Borrower Revolving Loan Tranche” and “Existing Canadian Borrower Revolving Loan Tranche”, respectively), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount (and related outstandings) of such B Term Loans, C Term Loans, Incremental Term Loans, U.S. Borrower Revolving Loans or Canadian Borrower Revolving Loans (any such Loans which have been so converted, “Extended B Term Loans”, “Extended C Term Loans”, “Extended Incremental Term Loans”, “Extended U.S. Borrower Revolving Loans” and “Extended Canadian Borrower Revolving Loans”, respectively) and to provide for other terms consistent with this Section 2.14. In order to establish any Extended Loans, the U.S. Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall (x) be identical as offered to each Lender under the relevant Existing Tranche (including as to the proposed interest rates and fees payable) and (y) be identical to the Loans under the relevant Existing Tranche from which such Extended Loans are to be converted, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) repayments of principal of the Extended U.S. Borrower Revolving Loans and Extended Canadian Borrower Revolving Loans may be delayed to later dates than the Initial Revolving Loan Maturity Date; (iii) the Effective Yield with respect to the Extended Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Loans of such Existing Tranche to the extent provided in the applicable Extension Amendment; provided that if at the time of the effectiveness of any Extension Amendment with respect any new Extended Loans, Extended Loans of another Extension Series converted from the same Existing Tranche remain outstanding, then if the Effective Yield in respect of such new Extended Loans shall at any time (over the life of such Extended Loans) exceed by more than 0.50% the Effective Yield on the then outstanding Extended Loans pursuant to such other Extension Series, the Applicable Margin applicable thereto shall be increased to the extent necessary so that at all times thereafter the Extended Loans of each such existing Extension Series do not receive less than the Effective Yield with respect to such new Extended Loans less 0.50%; (iv) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans); (v) Extended Term Loans may have mandatory prepayment terms which provide for the application of proceeds from mandatory prepayment events to be made first to prepay the Loans under the relevant Existing Tranche from which such Extended Loans have been converted before applying any such proceeds to prepay such Extending Term Loans; and (vi) Extended Term Loans may have optional prepayment terms (including call protection and terms which allow Loans under the relevant Existing Tranche from which such Extended Term Loans have been converted to be optionally prepaid prior to the prepayment of such Extended Term Loans) as may be agreed by the Borrowers and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which such Term Loans were converted) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that (A) in no event shall the final maturity date of any Extended Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Loans hereunder and (B) the Weighted Average Life to Maturity of any Extended Loans of a given Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Loans then outstanding. Any Extended Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Loans, as applicable, for all purposes of this Agreement; provided that any Extended Loans converted from an Existing Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Tranche.

(b) With respect to (i) any Extended U.S. Borrower Revolving Loan Commitment, subject to the provisions of Sections 3.07 and 2.01(h) to the extent dealing with Swingline Loans and U.S. Borrower Letters of Credit which mature or expire after the Initial Revolving Loan Maturity Date, all Swingline Loans and U.S. Borrower Letters of Credit shall be participated in on a pro rata basis by all U.S. Borrower RL Lenders with Initial U.S. Borrower Revolving Loan Commitments and/or Extended U.S. Borrower Revolving Loan Commitments in accordance with their U.S. Borrower RL Percentages (and, except as provided in Sections 3.07 and 2.01(h), without giving effect to changes thereto on the Initial Revolving Loan Maturity Date with respect to Swingline Loans and U.S. Borrower Letters of Credit theretofore incurred or issued) and all borrowings under U.S. Borrower Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended U.S. Borrower Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Revolving Loan Maturity Date of any Tranche of Initial U.S. Borrower Revolving Loan Commitments or Extended U.S. Borrower Revolving Loan Commitments) and (ii) any Extended Canadian Borrower Revolving Loan Commitment, subject to the provisions of Section 3.07 to the extent dealing with Canadian Borrower Letters of Credit which mature or expire after the Initial Revolving Loan Maturity Date, all Canadian Borrower Letters of Credit shall be participated in on a pro rata basis by all Canadian Borrower RL Lenders with Initial Canadian Borrower Revolving Loan Commitments and/or Extended Canadian Borrower Revolving Loan Commitments in accordance with their Canadian Borrower RL Percentages (and, except as provided in Section 3.07, without giving effect to changes thereto on the Initial Revolving Loan Maturity Date with respect to Canadian Borrower Letters of Credit theretofore issued) and all borrowings under Canadian Borrower Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Canadian Borrower Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Revolving Loan Maturity Date of any Tranche of Initial Canadian Borrower Revolving Loan Commitments or Extended Canadian Borrower Revolving Loan Commitments).

(c) The U.S. Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche, Existing U.S. Borrower Revolving Loan Tranche or Existing Canadian Borrower Revolving Loan Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.14. No Lender shall have any obligation to agree to have any of its Loans of any Existing Tranche converted into Extended Loans pursuant to any Extension Request. Any Lender (i) (each, an “Extending Term Loan Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request converted into Extended Term Loans, (ii) (each, an “Extending U.S. Borrower RL Lender”) wishing to have all or a portion of its U.S. Borrower Revolving Loans under the Existing U.S. Borrower Revolving Loan Tranche subject to such Extension Request converted into Extended U.S. Borrower Revolving Loans or (iii) (each, an “Extending Canadian Borrower RL Lender”) wishing to have all or a portion of its Canadian Borrower Revolving Loans under the Existing Canadian Borrower Revolving Loan Tranche subject to such Extension Request converted into Extended Canadian Borrower Revolving Loans, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans under the applicable Existing Tranche which it has elected to request be converted into Extended Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension. In the event that the aggregate principal amount of (A) Term Loans under the respective Existing Term Loan Tranche, (B) U.S. Borrower Revolving Loans under the Existing Revolving Loan Tranche or (C) Canadian Borrower Revolving Loans under the Existing Revolving Loan Tranche, in each case subject to Extension Elections relating to a particular Extension Request, exceeds the amount of Extended Term Loans, Extended U.S. Borrower Revolving Loans and Extended Canadian Borrower Revolving Loans, respectively, requested pursuant to such Extension Request, Term Loan of such Existing Term Loan Tranche, U.S. Borrower Revolving Loans or Canadian Borrower Revolving Loans, as applicable, subject to such Extension Elections shall either (i) be converted to Extended Term Loan of such Existing Term Loan Tranche, Extended U.S. Borrower Revolving Loans and Extended Canadian Borrower Revolving Loans, respectively, on a pro rata basis based on the aggregate principal amount of Term Loan of such Existing Term Loan Tranche, U.S. Borrower Revolving Loans or Canadian Borrower Revolving Loans, as applicable, included in each such Extension Elections or (ii) to the extent such option is expressly set forth in the respective Extension Request, the U.S. Borrower shall have the option to increase the amount of Extended Term Loans so that such excess does not exist.

(d) Extended Term Loans, Extended U.S. Borrower Revolving Loans and Extended Canadian Borrower Revolving Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Term Loan Lender, Extending U.S. RL Lender or Extending Canadian RL Lender, as applicable, providing an Extended Term Loan, Extended U.S. Borrower Revolving Loans or Extended Canadian Borrower Revolving Loans thereunder which shall be consistent with the provisions set forth in Section 2.14(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment. After giving effect to the Extension, the B Term Loan Commitments, the C Term Loan Commitments, the U.S. Borrower Revolving Loan Commitments and Canadian Borrower Revolving Loan Commitments so extended shall cease to be a part of the Tranche they were a part of immediately prior to the Extension and shall be a new Tranche hereunder.

(e) With respect to any Extension consummated by a Borrower pursuant to this Section 2.14, (i) such Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, (ii) with respect to Extended U.S. Borrower Revolving Loan Commitments, if the aggregate amount extended is less than (A) the Maximum U.S. Borrower Letter of Credit Amount, the Maximum U.S. Borrower Letter of Credit Amount shall be reduced upon the date that is five (5) Business Days prior to the Initial Revolving Loan Maturity Date (to the extent needed so that the Maximum U.S. Borrower Letter of Credit Amount does not exceed the aggregate U.S. Borrower Revolving Loan Commitment which would be in effect after the Initial Revolving Loan Maturity Date), and, if applicable, the Borrowers under such Tranche shall cash collateralize obligations under any issued U.S. Borrower Letters of Credit in an amount equal to 100% of the Stated Amount of such U.S. Borrower Letters of Credit, or (B) the Maximum Swingline Amount, the Maximum Swingline Amount shall be reduced upon the date that is five (5) Business Days prior to the Initial Revolving Loan Maturity Date (to the extent needed so that the Maximum Swingline Amount does not exceed the aggregate U.S. Borrower Revolving Loan Commitment which would be in effect after the Initial Revolving Loan Maturity Date), and, if applicable, the U.S. Borrower shall prepay any outstanding Swingline Loans, and (iii) with respect to Extended U.S. Canadian Revolving Loan Commitments, if the aggregate amount extended is less than the Maximum Canadian Borrower Letter of Credit Amount, the Maximum Canadian Borrower Letter of Credit Amount shall be reduced upon the date that is five (5) Business Days prior to the Initial Revolving Loan Maturity Date (to the extent needed so that the Maximum Canadian Borrower Letter of Credit Amount does not exceed the aggregate Canadian Borrower Revolving Loan Commitment which would be in effect after the Initial Revolving Loan Maturity Date), and, if applicable, the Canadian Borrower shall cash collateralize obligations under any issued Canadian Borrower Letters of Credit in an amount equal to 100% of the Stated Amount of such Canadian Borrower Letters of Credit. The Administrative Agent and the Lenders hereby consent to each Extension and the other transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Loans, Extended U.S. Borrower Revolving Loan Commitments and Extended Canadian Borrower Revolving Loan Commitments on such terms as may be set forth in the Extension Request) and hereby waive the requirements of any provision of this Credit Agreement (including, without limitation, Sections 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Credit Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section 2.14, provided that such consent shall not be deemed to be an acceptance of the Extension Request.

(f) Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of any Extended Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 5.02(c) and/or 5.02(d), as applicable, with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans converted pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Loans required pursuant to Section 5.02(c) and/or 5.02(d), as applicable), (iii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions and intent of Section 13.12(d)(i), (iv) establish new Tranches or sub-Tranches in respect of B Term Loans, C Term Loans, U.S. Borrower Revolving Loan Commitments and Canadian Borrower Revolving Loan Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new Tranches or sub-Tranches, in each case on terms consistent with this Section 2.14, and (iv) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the U.S. Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.14 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding and conclusive on the Lenders. Without limiting the foregoing, in connection with any Extension, the respective Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

                2.15 Incremental Term Loan Commitments. (a) So long as no Default or Event of Default is then in existence, each Borrower shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.15, but without requiring the consent of any of the Lenders, to request at any time and from time to time after the date on which the Syndication Date has occurred, and prior to the date which is 12 months prior to the Initial B Term Loan Maturity Date, that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Term Loan Commitments to such Borrower and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by such Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to the Administrative Agent an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 2.15, such Lender shall not be obligated to fund any Incremental Term Loans, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments shall be made available to a single Incremental Term Loan Borrower and shall be denominated in U.S. Dollars or, if extended to the Canadian Borrower and it has so elected, Canadian Dollars, (iv) the amount of Incremental Term Loan Commitments made available pursuant to a given Incremental Term Loan Commitment Agreement shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment thereunder (including Eligible Transferees who will become Lenders) of at least U.S. $25,000,000 (or, U.S. $5,000,000 in the case of Incremental Term Loan Commitments to the Canadian Borrower denominated in U.S. Dollars or CDN $5,000,000, in the case of Incremental Term Loan Commitments to the Canadian Borrower denominated in Canadian Dollars), (v) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 2.15 (taking the U.S. Dollar Equivalent of any Incremental Term Loan Commitment denominated in Canadian Dollars at the time of the borrowing thereof), when combined with the aggregate amount of all Incremental RL Commitments provided pursuant to Section 2.16 and the aggregate principal (face) amount of Permitted Junior Debt issued or incurred after the Initial Borrowing Date, shall not exceed $150,000,000 (although, in no event shall the aggregate amount of Canadian Borrower Incremental Term Loans provided pursuant to this Section 2.15 exceed CDN $40,000,000 (or the U.S. Dollar Equivalent thereof rounded to the nearest $1,000,000 increment)); provided that the U.S. Borrower may incur additional Incremental Term Loans and/or obtain Incremental RL Commitments (a “Ratio-Based Incremental Facility”) so long as the Senior Secured Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Calculation Period for which Section 9.01 Financials were required to have been delivered (or, if no Calculation Period has passed, as of the last four quarters ended), in each case, as if such Ratio-Based Incremental Facility (and Revolving Credit Loans in an amount equal to the full amount of any such Incremental RL Commitments) had been outstanding on the last day of such four-quarter period, shall not exceed 3.50 to 1.00, (vi) the proceeds of all Incremental Term Loans incurred by the U.S. Borrower shall be used for working capital and other general corporate purposes (including, without limitation, to finance one or more Permitted Acquisitions, to pay fees and expenses in connection therewith and/or to prepay then outstanding Revolving Loans (with no corresponding reduction in Revolving Loan Commitments), (vii) the proceeds of all Incremental Term Loans incurred by the Canadian Borrower shall be used to finance one or more Permitted Acquisitions and to pay fees and expenses in connection therewith, (viii) each Incremental Term Loan Commitment Agreement shall specifically designate, with the approval of the Administrative Agent, the Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as any existing Tranche of Incremental Term Loans, Incremental Term Loan Commitments or other Term Loans), unless the requirements of Section 2.15(c) are satisfied), (ix) if to be incurred as a new Tranche of Incremental Term Loans, such Incremental Term Loans shall have the same terms as each other Tranche of Term Loans as in effect immediately prior to the effectiveness of the applicable Incremental Term Loan Agreement, except as to purpose (which is subject to the requirements of preceding clauses (vi) and (vii)) and mandatory repayment application provisions (which are governed by Section 5.02); provided, however, that (I) the maturity and amortization of such Tranche of Incremental Term Loans may differ, so long as such Tranche of Incremental Term Loans shall have (a) an Initial Incremental Term Loan Maturity Date of no earlier than the then latest maturing Tranche of outstanding Term Loans and (b) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity, (II) the Effective Yield applicable to such Tranche of Incremental Term Loans may differ from that applicable to the then outstanding Tranches of Term Loans, with the Effective Yield applicable thereto to be specified in the respective Incremental Term Loan Commitment Agreement; provided however, that if the Effective Yield for such Incremental Term Loans as of the date of incurrence of such Tranche of Incremental Term Loans exceeds the Effective Yield then applicable to any Tranche of then outstanding Term Loans by more than 0.50% per annum, the Applicable Margins for all then outstanding Term Loans shall be increased as of such date in accordance with the requirements of the definition of “Applicable Margin” and (III) such Tranche of Incremental Term Loans may have other terms (other than those described in preceding clauses (I) and (II)) that may differ than those of other Tranches of Term Loans as may be agreed to by the Administrative Agent, (x) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) incurred by a given Incremental Term Loan Borrower shall be Obligations of such Incremental Term Loan Borrower under this Agreement and the other applicable Credit Documents and shall be secured by the relevant Security Agreements, and guaranteed under each relevant Guaranty, on a pari passu basis with all other Loans secured by each such Security Agreement and guaranteed under each such Guaranty and (xi) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.01(c) and such Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents.

(b) At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.15, the respective Incremental Term Loan Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement substantially in the form of Exhibit M (appropriately completed), with the effectiveness of the Incremental Term Loan Commitment provided therein to occur on the date on which (w) a fully executed copy of the respective Incremental Term Loan Commitment Agreement shall have been delivered to the Administrative Agent, (x) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent), (y) all Incremental Loan Commitment Requirements are satisfied, and (z) all other conditions set forth in this Section 2.15 shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule 2.01 shall be deemed modified to reflect the revised Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Incremental Term Notes will be issued at the respective Incremental Term Loan Borrower’s expense, to such Incremental Term Loan Lender, to be in conformity with the requirements of Section 2.05 (with appropriate modification) to the extent needed to reflect the new Incremental Term Loans made by such Incremental Term Loan Lender.

(c) Notwithstanding anything to the contrary contained above in this Section 2.15, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, B-1, B-2, C-1, C-2, etc.), provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Term Loans, in any case so long as the following requirements are satisfied:

(i) the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Borrower, the same Maturity Date, the same Applicable Margins and the same currency denomination as the Tranche of Term Loans to which the new Incremental Term Loans are being added;

(ii) the new Incremental Term Loans shall have the same Scheduled Repayment dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche proportionately;

(iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender holding Loans under the respective Tranche of Term Loans participates in each outstanding Borrowing of Term Loans of the respective Tranche (after giving effect to the incurrence of such new Incremental Term Loans pursuant to Section 2.01(c)) on a pro rata basis; and

(iv) Incremental Term Loans may not be added to an existing Tranche of Term Loans borrowed by the Canadian Borrower.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of LIBO Rate Loans or B/A Discount Rate Loans of such Tranche, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBO Rate Loans or B/A Discount Rate Loans of such Tranche and which will end on the last day of such Interest Period). In connection therewith, it is hereby agreed that, to the extent the Incremental Term Loans are to be so added to the then outstanding Borrowings of Term Loans of such Tranche which are maintained as LIBO Rate Loans or B/A Discount Rate Loans, the Lenders that have made such Incremental Term Loans shall be entitled to receive from the relevant Borrower such amounts, as reasonably determined by the respective Lenders, to compensate them for funding the new Incremental Term Loans of the respective Tranche during an existing Interest Period (rather than at the beginning of the respective Interest Period based upon rates then applicable thereto). All determinations by any Lender pursuant to the immediately preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.16 Incremental RL Commitments. (a) So long as no Default or Event of Default is then in existence, the U.S. Borrower shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.16, but without requiring the consent of any of the Lenders, to request at any time after the date on which the Syndication Date has occurred, and prior to the date which is 12 months prior to the Initial Revolving Loan Maturity Date, that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental RL Commitments to the U.S. Borrower and, subject to the terms and conditions contained in this Agreement and in the respective Incremental RL Commitment Agreement, make U.S. Borrower Revolving Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental RL Commitment as a result of any such request by the U.S. Borrower, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental RL Commitment and executed and delivered to the Administrative Agent an Incremental RL Commitment Agreement as provided in clause (b) of this Section 2.16, such Lender shall not be obligated to fund any U.S. Borrower Revolving Loans in excess of its U.S. Borrower Revolving Loan Commitment as in effect prior to giving effect to such Incremental RL Commitment provided pursuant to this Section 2.16, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental RL Commitment without the consent of any other Lender, (iii) the provision of Incremental RL Commitments on a given date pursuant to this Section 2.16 shall only be permitted on a single occasion on such date, shall be in a minimum aggregate amount for all Lenders (including Eligible Transferees who will become Lenders) of at least U.S. $10,000,000 and shall be in a maximum aggregate amount of U.S. $20,000,000, (iv) the aggregate amount of all Incremental RL Commitments provided pursuant to this Section 2.16, when combined with the aggregate amount of all Incremental Term Loan Commitments provided pursuant to Section 2.15 (taking the U.S. Dollar Equivalent of any Incremental Term Loan Commitment denominated in Canadian Dollars at the time of the borrowing thereof) and the aggregate principal (face) amount of Permitted Junior Debt issued or incurred after the Initial Borrowing Date, shall not exceed $150,000,000; provided that the U.S. Borrower may obtain Incremental RL Commitments so long as the Senior Secured Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Calculation Period for which Section 9.01 Financials were required to have been delivered (or, if no Calculation Period has passed, as of the last four quarters ended), in each case, as if such Ratio-Based Incremental Facility (and Revolving Credit Loans in an amount equal to the full amount of any such Incremental RL Commitments) had been outstanding on the last day of such four-quarter period, shall not exceed 3.50 to 1.00, (v) the proceeds of all U.S. Borrower Revolving Loans made pursuant to any Incremental RL Commitment Agreement shall be used only for the purpose of consummating one or more Permitted Acquisitions and/or providing for any increased working capital needs as reasonably determined by the U.S. Borrower resulting therefrom, (vi) all Incremental RL Commitments shall constitute part of, and be added to the Tranche constituting the Initial U.S. Borrower Revolving Loan Commitments and (vii) all U.S. Borrower Revolving Loans provided pursuant to an Incremental RL Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations of the U.S. Borrower under this Agreement and the other applicable Credit Documents and shall be secured by the relevant Security Agreements, and guaranteed under each relevant Guaranty, on a pari passu basis with all other Loans secured by each such Security Agreement and guaranteed under each such Guaranty.

(b) At the time of the provision of Incremental RL Commitments pursuant to this Section 2.16, the U.S. Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental RL Commitment (each, an “Incremental RL Lender”) shall execute and deliver to the Administrative Agent an Incremental RL Commitment Agreement substantially in the form of Exhibit N (appropriately completed), with the effectiveness of the Incremental RL Commitment provided therein to occur on the date on which (w) a fully executed copy of the respective Incremental RL Commitment Agreement shall have been delivered to the Administrative Agent, (x) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent), (y) all Incremental Loan Commitment Requirements are satisfied, and (z) all other conditions set forth in this Section 2.16 shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental RL Commitment Agreement, and at such time (i) the Total Initial U.S. Borrower Revolving Loan Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental RL Commitments, (ii) Schedule 2.01 shall be deemed modified to reflect the revised Initial U.S. Borrower Revolving Loan Commitments of the affected Lenders and (iii) to the extent requested by any Incremental RL Lender, U.S. Borrower Revolving Notes will be issued at the U.S. Borrower’s expense, to such Incremental RL Lender, to be in conformity with the requirements of Section 2.05.

(c) At the time of any provision of Incremental RL Commitments pursuant to this Section 2.16, the U.S. Borrower shall, in coordination with the Administrative Agent, repay outstanding Initial U.S. Borrower Revolving Loans of certain of the U.S. Borrower RL Lenders, and incur additional Initial U.S. Borrower Revolving Loans from certain other U.S. Borrower RL Lenders (including the Incremental RL Lenders), in each case to the extent necessary so that all of the U.S. Borrower RL Lenders participate in each outstanding Borrowing of Initial U.S. Borrower Revolving Loans pro rata on the basis of their respective Initial U.S. Borrower Revolving Loan Commitments (after giving effect to any increase in the Total Initial U.S. Borrower Revolving Loan Commitment pursuant to this Section 2.15) and with the U.S. Borrower being obligated to pay to the respective U.S. Borrower RL Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing (and in any event including any amounts, as reasonably determined by the respective Lenders, to compensate them for funding any Initial U.S. Borrower Revolving Loans during an existing Interest Period (rather than at the beginning at the respective Interest Period based on rates then applicable thereto)). All determinations by any Lender pursuant to the immediately preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.17 Provisions Regarding Bankers’ Acceptances, Drafts, etc. The parties hereto agree that the provisions of Schedule 2.17 shall apply to all Bankers’ Acceptances, Bankers’ Acceptance Loans, Drafts and B/A Equivalent Notes created hereunder, and that the provisions of Schedule 2.17 shall be deemed incorporated by reference into this Agreement as if such provisions were set forth in their entirety herein.

2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) if any Swingline Loan Exposure or U.S. Borrower Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Loan Exposure and U.S. Borrower Letter of Credit Exposure shall be reallocated among the U.S. Borrower RL Lenders that are Non-Defaulting Lenders in accordance with their respective Individual U.S. Borrower RL Percentages but only to the extent (x) the sum of all Non-Defaulting Lenders’ Individual U.S. RL Exposures plus such Defaulting Lender’s Swingline Loan Exposure and U.S. Borrower Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ U.S. Borrower Revolving Loan Commitments, (y) immediately following the reallocation to a U.S. Borrower RL Lender that is a Non-Defaulting Lender, the Individual U.S. RL Exposure of such U.S. Borrower RL Lender does not exceed its U.S. Borrower Revolving Loan Commitment at such time and (z) the conditions set forth in Section 7 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the U.S. Borrower shall within five (5) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Loan Exposure and (y) second, cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s U.S. Borrower Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s U.S. Borrower Letter of Credit Exposure for so long as such U.S. Borrower Letter of Credit Exposure is outstanding (such arrangements, together with the arrangements set forth in Section 2.18(b)(ii) (the “Letter of Credit Back-Stop Arrangements”);

(iii) the applicable Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s U.S. Borrower Letter of Credit Exposure;

(iv) if the U.S. Borrower Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.18(a), then the fees payable to the Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Individual U.S. RL Percentages; and

(v) if any Defaulting Lender’s U.S. Borrower Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s U.S. Borrower Letter of Credit Exposure shall be payable to each Issuing Lender until such U.S. Borrower Letter of Credit Exposure is cash collateralized and/or reallocated;

(b) if any Canadian Borrower Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Canadian Borrower Letter of Credit Exposure shall be reallocated among the Canadian Borrower RL Lenders that are Non-Defaulting Lenders in accordance with their respective Individual Canadian Borrower RL Percentages but only to the extent (x) the sum of all Non-Defaulting Lenders’ Individual U.S. RL Exposures plus such Defaulting Lender’s Canadian Borrower Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Canadian Borrower Revolving Loan Commitments, (y) immediately following the reallocation to a Canadian Borrower RL Lender that is a Non-Defaulting Lender, the Individual Canadian RL Exposure of such Canadian Borrower RL Lender does not exceed its Canadian Borrower Revolving Loan Commitment at such time and (z) the conditions set forth in Section 7 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Canadian Borrower shall within five (5) Business Days following notice by the Administrative Agent cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Canadian Borrower Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in aggregate amount equal to 100% of such Defaulting Lender’s Canadian Borrower Letter of Credit Exposure for so long as such Canadian Borrower Letter of Credit Exposure is outstanding;

(iii) the applicable Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.01(b) with respect to such Defaulting Lender’s Canadian Facility Letter of Credit Exposure;

(iv) if the Canadian Facility Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.18(b), then the fees payable to the Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Canadian Facility RL Percentages; and

(v) if any Defaulting Lender’s Canadian Facility Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(b), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Canadian Facility Letter of Credit Exposure shall be payable to each Issuing Lender until such Canadian Facility Letter of Credit Exposure is cash collateralized and/or reallocated;

(c) notwithstanding anything to the contrary contained in Section 2.01(f) or Section 3, so long as any U.S. Borrower RL Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any U.S. Borrower Letter of Credit, unless the related exposure has been 100% covered by the U.S. Borrower Revolving Loan Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the applicable Borrowers, in each case in accordance with Section 2.18(a), and (ii) participating interests in any such newly issued or increased U.S. Borrower Letter of Credit or newly made Swingline Loan shall be allocated among U.S. Borrower RL Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.18(a)(i) (and Defaulting Lenders shall not participate therein); and

(d) notwithstanding anything to the contrary contained in Section 3, so long as any Canadian Borrower RL Lender is a Defaulting Lender (i) no Issuing Lender shall be required to issue, amend or increase any Canadian Borrower Letter of Credit, unless the related exposure has been 100% covered by the Canadian Borrower RL Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the applicable Borrowers, in each case in accordance with Section 2.18(b), and (ii) participating interests in any such newly issued or increased Canadian Borrower Letter of Credit shall be allocated among Canadian Borrower RL Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.18(b)(i) (and Defaulting Lenders shall not participate therein.

In the event that the Administrative Agent, the Borrowers, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Loan Exposure, the U.S. Borrower Letter of Credit Exposure and the Canadian Borrower Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its U.S. Borrower RL Percentage or Canadian Borrower RL Percentage, as the case may be.

2.19 Reverse Dutch Auction Repurchases. (a) Notwithstanding anything to the contrary contained in this Credit Agreement or any other Credit Document, the U.S. Borrower (in the case of a Auction in respect of B Term Loans) or the Canadian Borrower (in the case of a Auction in respect of C Term Loans) may, at any time and from time to time after the latest to occur of the Initial Borrowing Date and the Syndication Date, conduct reverse Dutch auctions in order to purchase B Term Loans (in the case of the U.S Borrower) or C Term Loans (in the case of the Canadian Borrower) of a particular Tranche of Lenders (each, an “Auction”) (each such Auction to be managed exclusively by DBTCA or another investment bank of recognized standing selected by the applicable Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.19 and Schedule 2.19(a);

(ii) no Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of the respective Term Loans in connection with any Auction;

(iii) the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the applicable Borrower offers to purchase in any such Auction shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv) after giving effect to any purchase of Term Loans pursuant to this Section 2.19, the Total Unutilized Revolving Loan Commitment shall not be less than $37,500,000;

(v) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by either Borrower shall automatically be cancelled and retired by such Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi) prior to commencing an Auction, Holdings and the U.S. Borrower shall have discussed same with each of S&P and Moody’s;

(vii) no more than one Auction may be ongoing at any one time;

(viii) the aggregate principal amount of all Term Loans purchased pursuant to Sections 2.19, 2.20 and 2.21 shall not exceed $75,000,000; and

(ix) at the time of each purchase of Term Loans through an Auction, the applicable Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clauses (ii), (iii) and (iv).

(b) The applicable Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of B Term Loans or C Term Loans, as the case may be, pursuant to the respective Auction. If any Borrower commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the applicable Borrower believes in good faith that all required conditions set forth above which are required to be satisfied at the time of the purchase of B Term Loans or C Term Loans, as the case may be, pursuant to such Auction shall be satisfied, then such Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of B Term Loans or C Term Loans, as the case may be, pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of B Term Loans or C Term Loans, as the case may be, made by the applicable Borrower pursuant to this Section 2.19, (x) such Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the applicable Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06. At the time of purchases of B Term Loans pursuant to an Auction, the then remaining Scheduled B Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of B Term Loans repurchased pursuant to such Auction, with such reduction to be applied to such Scheduled B Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled B Repayments). At the time of purchases of C Term Loans pursuant to an Auction, the then remaining Scheduled C Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of C Term Loans repurchased pursuant to such Auction, with such reduction to be applied to such Scheduled C Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled C Repayments).

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.19 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the B Term Loans or C Term Loans, as the case may be, by the applicable Borrower contemplated by this Section 2.19 shall not constitute Investments by such Borrower)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.19. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

2.20 Open Market Purchases. (a) Notwithstanding anything to the contrary contained in this Credit Agreement or any other Credit Document, the U.S. Borrower (in the case of open market purchases of B Term Loans) and the Canadian Borrower (in the case of open market purchases of C Term Loans) may, at any time and from time to time after the latest to occur of the Initial Borrowing Date and the Syndication Date, make open market purchases of B Term Loans (in the case of the U.S. Borrower) and C Term Loans (in the case of the Canadian Borrower) (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i) no Event of Default shall have occurred and be continuing on the date of such Open Market Purchase;

(ii) after giving effect to any purchase of Term Loans pursuant to this Section 2.20, the sum of the Total Unutilized Revolving Loan Commitment, shall not be less than $37,500,000;

(iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by either Borrower shall automatically be cancelled and retired by the such Borrower on the settlement date of the relevant purchase (and may not be resold);

(iv) the aggregate principal amount of all Term Loans purchased pursuant to Sections 2.19, 2.20 and 2.21 shall not exceed $75,000,000; and

(v) at the time of each purchase of Term Loans through Open Market Purchases, the U.S. Borrower shall have delivered to the Administrative Agent an officer’s certificate of a Responsible Officer certifying as to compliance with clauses (i) and (iv).

(b) With respect to all purchases of B Term Loans and C Term Loans, as the case may be, made by the applicable Borrower pursuant to this Section 2.20, (x) such Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender) and (y) such purchases (and the payments made by the applicable Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06. At the time of purchases of B Term Loans pursuant to any Open Market Purchase, the then remaining Scheduled B Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of B Term Loans repurchased pursuant to such Open Market Purchase, with such reduction to be applied to such Scheduled B Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled B Repayments). At the time of purchases of C Term Loans pursuant to any Open Market Purchase, the then remaining Scheduled C Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of C Term Loans repurchased pursuant to such Open Market Purchase, with such reduction to be applied to such Scheduled C Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled C Repayments).

(c) The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.20 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by the U.S. Borrower contemplated by this Section 2.20 shall not constitute Investments by the U.S. Borrower)) or any other Credit Document that may otherwise prohibit any Open Market Purchase by this Section 2.20.

2.21 Sponsor and Affiliate Term Loan Purchases. Notwithstanding anything to the contrary in this Credit Agreement, any Affiliate of the Sponsor (other than a Borrower or any Subsidiary) may be an assignee in respect of Term Loans (and to such extent shall constitute an “Eligible Transferee”); provided that:

(a) the aggregate principal amount of Term Loans held by the Sponsor and Affiliates thereof at any time shall not exceed 15% of the aggregate outstanding principal amount of the Term Loans;

(b) notwithstanding anything to the contrary in the definition of “Required Lenders”, or in Section 13.12, the holder of any Term Loans acquired pursuant to this Section 2.21(b) shall not be entitled to vote such Term Loans in any “Required Lender” vote pursuant to the terms of this Agreement or any other Credit Document (it being understood that the holder of such Term Loans shall have the right to consent to votes requiring the consent of “all Lenders” or “all Lenders directly and affected thereby” pursuant to Section 13.12 or otherwise), and for purposes of any such vote such Term Loans shall be deemed not to be outstanding;

(c) the Sponsor and Affiliates thereof shall be prohibited from being appointed as, or succeeding to the rights and duties of, Administrative Agent or Collateral Agent under this Agreement and the other Credit Documents until such time (if any) as when all Obligations (other than those held by the Sponsor or any of its Affiliates) have been paid in full in cash;

(d) by acquiring a Term Loan hereunder, each of the Sponsor and each Affiliate thereof shall be deemed to have (I) waived its right to receive information prepared by Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Credit Documents (in each case to the extent not provided to the Credit Agreement Parties) and attend any meeting or conference call with Administrative Agent or any Lender, (II) agreed that it is prohibited from making or bringing any claim, in its capacity as a Lender, against Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, and (III) agreed, without limiting its rights as a Lender described in Section 2.21(b), that it will have no right whatsoever to require Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document; and

(e) the Sponsor or such affiliate identifies itself as an Affiliate of the Credit Agreement Parties prior to the assignment of Term Loans to it pursuant to the respective Assignment and Assumption Agreement.

Section 3. Letters of Credit.

3.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, a Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Initial Borrowing Date and prior to the tenth day prior to the Revolving Loan Maturity Date, for the account of the U.S. Borrower (in the case of requests made by it) or the account of the Canadian Borrower (in the case of requests made by it) and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the respective Borrower or any of its Restricted Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be issued on a sight basis only. Each Letter of Credit shall constitute either (x) if issued for the account of the Canadian Borrower, a Canadian Borrower Letter of Credit, in which case such Letter of Credit shall be deemed to constitute a utilization of the Canadian Borrower Revolving Loan Commitments and shall be participated in (as more fully described in following Section 3.04(a)) by the Canadian Borrower RL Lenders in accordance with their respective Canadian Borrower RL Percentages or (y) if issued for the account of the U.S. Borrower, a U.S. Borrower Letter of Credit, in which case such Letter of Credit shall be deemed to constitute a utilization of the U.S. Borrower Revolving Loan Commitments and shall be participated in (as more fully described in following Section 3.04(a)) by the U.S. Borrower RL Lenders in accordance with their respective U.S. Borrower RL Percentages. All Canadian Borrower Letters of Credit shall be denominated in U.S. Dollars or Canadian Dollars and shall be issued for the account of the Canadian Borrower. All U.S. Borrower Letters of Credit shall be denominated in U.S. Dollars and shall be issued for the account of the U.S. Borrower. Schedule 3.01(a) contains a description of letters of credit (the “Existing Letters of Credit”) that were originally issued by DBTCA pursuant to the Existing Credit Agreement and which remain outstanding on the Initial Borrowing Date. Such Schedule 3.01(a) sets forth, with respect to each such letter of credit, (i) the letter of credit number, (ii) the name(s) of the account party or account parties, (iii) the stated amount, (iv) the currency in which the letter of credit is denominated, (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit. It is hereby acknowledged and agreed that each of the Existing Letters of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Initial Borrowing Date.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the tenth day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the respective Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any Requirements of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from the respective Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02 Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Canadian Borrower Letter of Credit shall be issued the Stated Amount of which, when added to the sum of the Canadian Borrower Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Canadian Borrower Letter of Credit) at such time, would exceed U.S. $5,000,000 (the “Maximum Canadian Borrower Letter of Credit Amount”), (ii) no U.S. Borrower Letter of Credit shall be issued the Stated Amount of which, when added to the U.S. Borrower Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective U.S. Borrower Letter of Credit) at such time, would exceed U.S. $25,000,000 (the “Maximum U.S. Borrower Letter of Credit Amount”), (iii) no Canadian Borrower Letter of Credit shall be issued at any time when the Aggregate Canadian Borrower RL Exposure exceeds (or would after giving effect to such issuance exceed) the Total Canadian Borrower Revolving Loan Commitment at such time, (iv) no U.S. Borrower Letter of Credit shall be issued at any time when the Aggregate U.S. RL Exposure exceeds (or would after giving effect to such issuance exceed) the Total U.S. Borrower Revolving Loan Commitment at such time, and (v) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the tenth Business Day prior to the Revolving Loan Maturity Date on terms acceptable to the respective Issuing Lender) and (B) ten Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Revolving Loan Maturity Date; provided that Letters of Credit may have termination dates that occur later than ten Business Days prior to the Revolving Loan Maturity Date (in the case of standby Letters of Credit) or 30 Business Days prior to the Revolving Loan Maturity Date (in the case of trade Letters of Credit) to the extent that prior to the issuance any such Letter of Credit, the U.S. Borrower or the Canadian Borrower, as the case may be, shall have (i) deposited cash and/or Cash Equivalents, in an amount equal to at least 102.5% of the Stated Amount of such Letter of Credit, into a cash collateral account established by (and subject to the control of) the Administrative Agent pursuant to written arrangements reasonably satisfactory to the Administrative Agent or (ii) delivered to the Administrative Agent a letter of credit issued for its benefit in a stated amount equal to at least 102.5% of the Stated Amount of such Letter of Credit and having terms and conditions, and issued by an issuer, satisfactory to the Administrative Agent.

3.03 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever a Borrower desires that a Letter of Credit be issued for its account, such Borrower shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed, including, without limitation, by specifying whether the requested Letter of Credit shall constitute a Canadian Borrower Letter of Credit or a U.S. Borrower Letter of Credit and the Available Currency (in the case of Canadian Borrower Letters of Credit) in which the requested Letter of Credit is to be denominated (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the U.S. Borrower or the Canadian Borrower, as the case may be, to the Lenders of the respective Tranche that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from any Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the respective Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the respective Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.

(c) The Stated Amount of each Letter of Credit upon issuance shall be not less than (x) in the case of a Dollar Denominated Letter of Credit, U.S. $50,000 and (y) in the case of a Canadian Dollar Denominated Letter of Credit, CDN $60,000, or in each case such lesser amount as is acceptable to the respective Issuing Lender.

3.04 Letter of Credit Participations. (a) Immediately upon the issuance by any Issuing Lender of any Letter of Credit under a Tranche, such Issuing Lender shall be deemed to have sold and transferred to (i) in the case of a Canadian Borrower Letter of Credit, each Canadian Borrower RL Lender and (ii) in the case of a U.S. Borrower Letter of Credit, each U.S. Borrower RL Lender (each such Lender with respect to any Letter of Credit, in its capacity under this Section 3.04, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, in a percentage equal to (x) in the case of a Canadian Borrower Letter of Credit, such Participant’s Canadian Borrower RL Percentage or (y) in the case of a U.S. Borrower Letter of Credit, such Participant’s U.S. Borrower RL Percentage, in such Canadian Borrower Letter of Credit or U.S. Borrower Letter of Credit, as the case may be, each drawing or payment made thereunder (each, a “Drawing”) and the obligations of the respective Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Canadian Borrower RL Lenders or U.S. Borrower RL Lenders, as the case may be, as provided in Section 4.01(b) and the Participants shall have no right to receive any portion of any Facing Fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto. Upon any change in (x) the Canadian Borrower Revolving Loan Commitments and, as a result thereof the Canadian Borrower RL Percentages, of the Canadian Borrower RL Lenders pursuant to Sections 2.13 or 13.04, it is hereby agreed that, with respect to all outstanding Canadian Borrower Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new Canadian Borrower RL Percentages of the Canadian Borrower RL Lenders and (y) the U.S. Borrower Revolving Loan Commitments and, as a result thereof the U.S. Borrower RL Percentages, of the U.S. Borrower RL Lenders pursuant to Sections 2.13, 2.16 or 13.04, it is hereby agreed that with respect to all outstanding U.S. Borrower Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new U.S. Borrower RL Percentages of the U.S. Borrower RL Lenders. With respect to each Letter of Credit from time to time outstanding, the percentage participations therein of the various Canadian Borrower RL Lenders (in the case of a Canadian Borrower Letter of Credit) or U.S. Borrower RL Lenders (in the case of a U.S. Borrower Letter of Credit) calculated as provided above in this Section 3.04(a) are herein called the “L/C Participation Percentages” of the various Canadian Borrower RL Lenders or U.S. Borrower RL Lenders, as the case may be, in such Letters of Credit. All calculations of the L/C Participation Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b) In determining whether to pay under any Letter of Credit under a Tranche, no Issuing Lender shall have any obligation relative to the other Lenders under such Tranche other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the respective Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit under a Tranche issued by it and the U.S. Borrower or the Canadian Borrower, as applicable, shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant under such Tranche (i.e., either (x) the Canadian Borrower RL Lenders in the case of a Canadian Borrower Letter of Credit or (y) the U.S. Borrower RL Lenders in the case of a U.S. Borrower Letter of Credit) of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s L/C Participation Percentage (as relates to the respective Letter of Credit) of such unreimbursed payment in U.S. Dollars (or, to the extent the unreimbursed payment is, in accordance with Section 3.05(a), to be reimbursed in Canadian Dollars, in Canadian Dollars) and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant under a Tranche required to fund a payment under a Letter of Credit under such Tranche, such Participant shall make available to the respective Issuing Lender in U.S. Dollars (or in Canadian Dollars to the extent such amount is required to be paid in Canadian Dollars pursuant to Section 3.05) such Participant’s L/C Participation Percentage (as relates to the respective Letter of Credit) of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its L/C Participation Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate (or, in the case of amounts owed in Canadian Dollars, the cost to the Administrative Agent of acquiring overnight funds in Canadian Dollars) for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant under a Tranche to make available to an Issuing Lender its relevant L/C Participation Percentage of any payment under any Letter of Credit under such Tranche issued by such Issuing Lender shall not relieve any other Participant under such Tranche of its obligation hereunder to make available to such Issuing Lender its relevant L/C Participation Percentage of any payment under any Letter of Credit under such Tranche on the date required, as specified above, but no Participant under such Tranche shall be responsible for the failure of any other Participant under such Tranche to make available to such Issuing Lender such other Participant’s relevant L/C Participation Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in U.S. Dollars (or, in Canadian Dollars in the case of payments to be made in Canadian Dollars pursuant to Section 3.05(a)) and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant under a Tranche, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit under such Tranche issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants under a Tranche to make payments to each Issuing Lender with respect to Letters of Credit under such Tranche shall be irrevocable and not subject to any qualification or exception whatsoever (except in the case of an Issuing Lender’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which a Borrower or any of its Restricted Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the respective Borrower or any Restricted Subsidiary of the respective Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05 Agreement to Repay Letter of Credit Drawings. (a) The U.S. Borrower hereby agrees (in the case of U.S. Borrower Letters of Credit), and the Canadian Borrower hereby agrees (in the case of Canadian Borrower Letters of Credit), to reimburse the respective Issuing Lender, by making payment in U.S. Dollars (in the case of all Dollar Denominated Letters of Credit) or Canadian Dollars (in the case of Canadian Dollar Denominated Letters of Credit) to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than one Business Day following receipt by the respective Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the respective Borrower to the fullest extent permitted under law)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the U.S. Borrower or the Canadian Borrower, as the case may be, therefor at a rate per annum (x) in the case of Dollar Denominated Letters of Credit, the Base Rate in effect from time to time plus the Applicable Margin for Canadian Borrower Revolving Loans (in the case of Canadian Borrower Letters of Credit) or U.S. Borrower Revolving Loans (in the case of U.S. Borrower Letters of Credit) in each case maintained as Base Rate Loans, as in effect from time to time and (y) in the case of Canadian Dollar Denominated Letters of Credit, the Canadian Prime Rate in effect from time to time plus the Applicable Margin for Canadian Dollar Denominated Revolving Loans as in effect from time to time; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following notice to the respective Borrower by the Administrative Agent or the respective Issuing Lender of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the respective Borrower) at a rate per annum which shall be (x) in the case of Dollar Denominated Letters of Credit, the Base Rate in effect from time to time plus the Applicable Margin for Canadian Borrower Revolving Loans (in the case of Canadian Borrower Letters of Credit) or U.S. Borrower Revolving Loans (in the case of U.S. Borrower Letters of Credit) in each case maintained as Base Rate Loans, as in effect from time to time plus 2% and (y) in the case of Canadian Dollar Denominated Letters of Credit, the Canadian Prime Rate in effect from time to time plus the Applicable Margin for Canadian Borrower Revolving Loans maintained as Canadian Prime Rate Loans as in effect from time to time plus 2%, in each such case, with such interest to be payable on demand. Each Issuing Lender shall give the respective Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the respective Borrower’s obligations hereunder.

(b) The obligations of the U.S. Borrower (with respect to the U.S. Borrower Letters of Credit) and the obligations of the Canadian Borrower (with respect to the Canadian Borrower Letters of Credit) under this Section 3.05 to reimburse each Issuing Lender with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the respective Borrower or any Restricted Subsidiary of the respective Borrower may have or have had against any Lender under the respective Tranche (including in its capacity as an Issuing Lender or as a Participant under such Tranche), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that no Borrower shall be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.06 Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in any Excluded Taxes), then, upon the delivery of the certificate referred to below to the U.S. Borrower or the Canadian Borrower, as the case may be, by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the respective Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.06, will give prompt written notice thereof to the respective Borrower, which notice shall include a certificate submitted to the respective Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by the Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the respective Borrower.

3.07 Extended Commitments. If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended U.S. Borrower Revolving Loan Commitments or Extended Canadian Borrower Revolving Loan Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders under the applicable Tranche to purchase participations therein and to make payments in respect thereof pursuant to Section 3.04 ) under (and ratably participated in by Lenders under the applicable Tranche pursuant to) the Extended U.S. Borrower Revolving Loan Commitments or Extended Canadian Borrower Revolving Loan Commitments, as applicable, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended U.S. Borrower Revolving Loan Commitments or Extended Canadian Borrower Revolving Loan Commitments, as the case may be, thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Initial Revolving Loan Maturity Date with respect to a given Tranche of Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders under a Tranche in any Letter of Credit under such Tranche issued before the Initial Revolving Loan Maturity Date.

Section 4. Commitment Commission; Fees; Reductions of Commitment.

4.01 Fees. (a) (x) The Canadian Borrower agrees to pay to the Canadian Sub-Agent for distribution to each Non-Defaulting Lender with a Canadian Borrower Revolving Loan Commitment a commitment commission, in U.S. Dollars, for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Canadian Borrower Revolving Loan Commitment has been terminated), computed at a rate for each day equal to the Applicable Commitment Fee Percentage on the daily average of the Unutilized Canadian Borrower Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time and (y) the U.S. Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a U.S. Borrower Revolving Loan Commitment a commitment commission, in U.S. Dollars, for the period from and including the Effective Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total U.S. Borrower Revolving Loan Commitment has been terminated), computed at a rate for each day equal to the Applicable Commitment Fee Percentage on the daily average of the Unutilized U.S. Borrower Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time (with all commitment commissions payable as described in this clause (a) being herein referred to as the “Commitment Commission”). Accrued Commitment Commission shall be due and payable, in. U.S. Dollars, quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date or (i) in the case of Commitment Commission payable pursuant to preceding clause (x), such earlier date upon which the Total Canadian Borrower Revolving Loan Commitment is terminated and (ii) in the case of Commitment Commission payable pursuant to preceding clause (y), such earlier date upon which the Total U.S. Borrower Revolving Loan Commitment is terminated.

(b) (x) The Canadian Borrower agrees to pay to the Canadian Sub-Agent for distribution to each Canadian Borrower RL Lender that is not a Defaulting Lender (based on their respective L/C Participation Percentages as from time to time in effect in the outstanding Canadian Borrower Letters of Credit) in U.S. Dollars (or, in the case of Canadian Dollar Denominated Letters of Credit, in Canadian Dollars) a fee in respect of each Canadian Borrower Letter of Credit issued hereunder, and (y) the U.S. Borrower agrees to pay to the Administrative Agent for distribution to each U.S. Borrower RL Lender that is not a Defaulting Lender (based on their respective L/C Participation Percentages in the outstanding U.S. Borrower Letters of Credit) in U.S. Dollars a fee in respect of each U.S. Borrower Letter of Credit issued hereunder (with all fees payable as described in this clause (b) being herein referred to as “Letter of Credit Fees”), in each case, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Canadian Borrower Revolving Loans (in the case of determinations pursuant to preceding clause (x)) or U.S. Borrower Revolving Loans (in the case of determination pursuant to preceding clause (y)), in either case as in effect from time to time during such period with respect to Revolving Loans that are maintained as LIBO Rate Loans on (i) the daily Stated Amount of each such Letter of Credit (in the case of a Dollar Denominated Letter of Credit) and (ii) the daily Canadian Dollar L/C Stated Amount of such Letter of Credit (in the case of a Canadian Dollar Denominated Letter of Credit). Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and, in the case of Letter of Credit Fees owing pursuant to preceding clause (x), on the first day on or after the termination of the Total Canadian Borrower Revolving Loan Commitment upon which no Canadian Borrower Letters of Credit remain outstanding and, in the case of Letter of Credit Fees payable pursuant to preceding clause (y), on the first day on or after the termination of the Total U.S. Borrower Revolving Loan Commitment upon which no U.S. Borrower Letters of Credit remain outstanding.

(c) Each Borrower agrees to pay to the respective Issuing Lender, for its own account, in U.S. Dollars (in the case of each Dollar Denominated Letter of Credit) or in Canadian Dollars (in the case of Canadian Dollar Denominated Letters of Credit), a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on (x) the daily Stated Amount of such Letter of Credit (in the case of a Dollar Denominated Letter of Credit) and (y) the daily Canadian Dollar L/C Stated Amount of such Letter of Credit (in the case of a Canadian Dollar Denominated Letter of Credit), provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 (or the Canadian Dollar Equivalent thereof in the case of Facing Fees payable pursuant to preceding clause (y)) will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 (or, in the case of a Canadian Denominated Letter of Credit, the Canadian Dollar Equivalent thereof) shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The respective Borrower agrees to pay to the respective Issuing Lender, in U.S. Dollars (or if charged in Canadian Dollars with respect to any Canadian Dollar Denominated Letter of Credit, in Canadian Dollars), for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The relevant Borrower shall pay to the Administrative Agent for distribution to each Incremental Lender such fees and other amounts, if any, as are specified in the relevant Incremental Commitment Agreement, with the fees and other amounts, if any, to be payable on the respective Incremental Term Loan Borrowing Date or Incremental RL Commitment Dates as the case may be.

(f) Each Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by such Borrower or any of its Subsidiaries and the Administrative Agent.

(g) The applicable Drawing Fee shall be paid by the Canadian Borrower at the time of the incurrence of each Bankers’ Acceptance Loan.

4.02 Voluntary Termination of Unutilized Revolving Loan Commitments. (a) Upon at least one Business Day prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the U.S. Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $500,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, with the amount of each reduction pursuant to this Section 4.02(a) to apply to reduce the Total Canadian Borrower Revolving Loan Commitment or the Total U.S. Borrower Revolving Loan Commitment, as specified by the U.S. Borrower, provided that no such reduction shall be permitted to be made pursuant to this Section 4.02(a) if the effect thereof is to cause either (x) the Aggregate Canadian Borrower RL Exposure to exceed the Total Canadian Borrower Revolving Loan Commitment after giving effect to the reduction thereto pursuant to this Section 4.02(a) or (y) the Aggregate U.S. RL Exposure to exceed the Total U.S. Borrower Revolving Loan Commitment after giving effect to the reduction thereto pursuant to this Section 4.02(a). Each reduction to (x) the Total Canadian Borrower Revolving Loan Commitment pursuant to this Section 4.02(a) shall apply to proportionately and permanently reduce the Canadian Borrower Revolving Loan Commitment of each Canadian Borrower RL Lender (based on their respective Canadian Borrower RL Percentages) and (y) the Total U.S. Borrower Revolving Loan Commitment pursuant to this Section 4.02(a) shall apply to proportionally and permanently reduce the U.S. Borrower Revolving Loan Commitment of each U.S. Borrower RL Lender (based on their respective U.S. Borrower RL Percentages).

(b) In the event (i) of a refusal by a Lender to consent to certain proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the U.S. Borrower may, subject to its compliance with the requirements of Section 13.12(b), or (ii) any Lender becomes a Defaulting Lender, the U.S. Borrower may, in each case, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Canadian Borrower Revolving Loan Commitment, if any, and/or the U.S. Borrower Revolving Loan Commitment, if any, of such Lender, so long as (x) all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination pursuant to Section 5.01(b) (at which time Schedule 2.01 shall be deemed modified to reflect such changed amounts) and (y) after giving effect to such termination (and the adjustments to the Canadian Borrower RL Percentages, U.S. Borrower RL Percentages and/or related L/C Participation Percentages of the remaining Lenders as contemplated below), neither the Individual Canadian Borrower RL Exposure nor the Individual U.S. RL Exposure of any remaining Lender shall exceed its Canadian Borrower Revolving Loan Commitment or U.S. Borrower Revolving Loan Commitment, as the case may be. After giving effect to the termination of the Commitments of any Lender pursuant to the provisions of this Section 4.02(b), unless the respective Lender continues to have outstanding Term Loans or other Commitments (if any) hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.07 and 13.01), which shall survive as to such repaid Lender. In cases where the Canadian Borrower Revolving Loan Commitment and/or the U.S. Borrower Revolving Loan Commitment of any Lender is terminated pursuant to this Section 4.02(b), except in cases where the respective Commitments are replaced in full, after giving effect to the termination of any such Commitments of a given Lender pursuant to this Section 4.02(b), there shall occur automatic adjustments (as determined by the Administrative Agent) in the Canadian Borrower RL Percentages and/or U.S. Borrower RL Percentages, as the case may be (and as a result thereof in the related L/C Participation Percentages) of the remaining Canadian Borrower RL Lenders and/or U.S. Borrower RL Lenders, as the case may be.

4.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the B Term Loan Commitment, the C Term Loan Commitment, the Canadian Borrower Revolving Loan Commitment and the U.S. Borrower Revolving Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on October 7, 2010 unless the Initial Borrowing Date has occurred on or before such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total B Term Loan Commitment (and the B Term Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of B Term Loans on such date).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total C Term Loan Commitment (and the C Term Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of C Term Loans on such date).

(d) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment (and the Canadian Borrower Revolving Loan Commitment and the U.S. Borrower Revolving Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Revolving Loan Maturity Date.

(e) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement (and the Incremental Term Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the respective Incremental Term Loan Borrowing Date for such Total Incremental Term Loan Commitment (after giving effect to the incurrence of Incremental Term Loans on such date).

(f) Except as otherwise provided in Section 4.02(b), each reduction to the Total B Term Loan Commitment, the Total C Term Loan Commitment, the Total Incremental Term Loan Commitment under a given Tranche, the Total Canadian Borrower Revolving Loan Commitment and the Total U.S. Borrower Revolving Loan Commitment pursuant to this Section 4.03 as provided above (or pursuant to Section 5.02) shall be applied proportionately to reduce the B Term Loan Commitment, the C Term Loan Commitment, the Incremental Term Loan Commitment under such Tranche, the Canadian Borrower Revolving Loan Commitment or the U.S. Borrower Revolving Loan Commitment, as the case may be, of each Lender with such a Commitment.

Section 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments. (a) Each Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the relevant Borrower shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are B Term Loans, C Term Loans, U.S. Borrower Incremental Term Loans under a given Tranche, Canadian Borrower Incremental Term Loans under a given Tranche, Canadian Borrower Revolving Loans, U.S. Borrower Revolving Loans and/or Swingline Loans, the amount and currency (or currencies) of the Loans to be prepaid, the Types of Loans to be repaid, in the case of any Term Loans, the manner in which such prepayment shall apply to reduce the respective Scheduled Repayments of such Term Loans and, in the case of LIBO Rate Loans, Bankers’ Acceptance Loans and/or B/A Discount Rate Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by such Borrower (x) prior to 12:00 Noon (New York City time) at least one Business Day prior to the date of such prepayment in the case of Loans maintained as Base Rate Loans (other than Swingline Loans) or Canadian Prime Rate Loans, (y) prior to 12:00 Noon (New York City time) on the date of such prepayment in the case of Swingline Loans and (z) prior to 12:00 Noon (New York City time) at least three Business Days prior to the date of such prepayment in the case of LIBO Rate Loans, Bankers’ Acceptance Loans and B/A Discount Rate Loans and shall, except in the case of Swingline Loans, be promptly transmitted by the Administrative Agent to each of the Lenders; (ii) (x) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or CDN $1,000,000 in the case of any amounts to be prepaid in Canadian Dollars) or such lesser amount as is acceptable to the Administrative Agent, (y) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $500,000 (or CDN $500,000 in the case of prepayments to be made with respect to Canadian Dollar Denominated Revolving Loans) or such lesser amount as is acceptable to the Administrative Agent in any given case and (z) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of LIBO Rate Loans or B/A Discount Rate Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBO Rate Loans or B/A Discount Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then (A) if such Borrowing is a Borrowing of LIBO Rate Loans, such Borrowing may not be continued as a Borrowing of LIBO Rate Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by such Borrower shall have no force or effect, and (B) if such Borrowing is a Borrowing of B/A Discount Rate Loans, such Borrowing may not be continued as a Borrowing of B/A Discount Rate Loans (and same shall automatically be converted into a Borrowing of Canadian Prime Rate Loans) and any election of an Interest Period with respect thereto given by such Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that (x) at the relevant Borrower’s election in connection with any prepayment of Canadian Borrower Revolving Loans or U.S. Borrower Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender; and (y) it is understood and agreed that this clause (iii) may be modified as expressly provided in Section 2.14 in connection with an Extension Amendment; (iv) prepayments of Bankers’ Acceptance Loans may not be made prior to the maturity date of the respective underlying Bankers’ Acceptances or B/A Equivalent Notes, as the case may be; and (v) each prepayment of principal of B Term Loans, C Term Loans and Incremental Term Loans of a given Tranche pursuant to this Section 5.01 shall be applied as directed by the applicable Borrower in the respective notice of prepayment delivered pursuant to Section 5.01(a) or, if no such direction is given (1) first, to reduce the Scheduled Repayments of the respective Tranche which will become due within twelve months after the date of such repayment in direct order of maturity of the dates of such Scheduled Repayments, and (2) second, to the extent in excess of the amount applied as provided in the preceding clause (1), to reduce the then remaining Scheduled Repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining unpaid principal amounts of the Scheduled Repayments of such Tranche of Term Loans after giving effect to all prior reductions thereto) (or, if applicable, Other Allocable Share).

(b) In the event (i) of a refusal by a Lender to consent to certain proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), or (ii) any Lender becomes a Defaulting Lender, the relevant Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 13.12(b) so long as (I) in the case of the repayment of Canadian Borrower Revolving Loans of any Lender pursuant to this clause (b), the Canadian Borrower Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 2.01 shall be deemed modified to reflect the changed Canadian Borrower Revolving Loan Commitments) and such Lender’s Canadian Borrower RL Percentage of all outstanding Canadian Borrower Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, (II) in the case of the repayment of U.S. Borrower Revolving Loans of any Lender pursuant to this clause (b), the U.S. Borrower Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 2.01 shall be deemed modified to reflect the changed U.S. Borrower Revolving Loan Commitments) and such Lender’s U.S. Borrower RL Percentage of all outstanding U.S. Borrower Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (III) the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to this clause (b) have been obtained. Each prepayment of any Term Loan pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Repayments of the respective Tranche on a pro rata basis (based upon the then remaining unpaid principal amounts of Scheduled Repayments of the respective Tranche after giving effect to all prior reductions thereto).

5.02 Mandatory Repayments. (a) (i) If on any date the Aggregate Canadian Borrower RL Exposure exceeds the Total Canadian Borrower Revolving Loan Commitment as then in effect, the Canadian Borrower shall prepay on the first Business Day after such date the principal of outstanding Canadian Borrower Revolving Loans (other than Bankers’ Acceptance Loans where the underlying Bankers’ Acceptances or B/A Equivalent Notes, as the case may be, have not matured), in an amount (in the case of payments made with respect to Canadian Dollar Denominated Revolving Loans, taking the U.S. Dollar Equivalent of the amounts paid in Canadian Dollars in which payments on such Loans are owing) equal to such excess. If, after giving effect to the prepayment of all outstanding Canadian Borrower Revolving Loans (other than Bankers’ Acceptance Loans where the underlying Bankers’ Acceptances or B/A Equivalent Notes, as the case may be, have not matured), the sum of (x) the Face Amount of outstanding Canadian Borrower Revolving Loans maintained as Bankers’ Acceptance Loans (for this purpose, using the U.S. Dollar Equivalent of the Face Amounts thereof) plus (y) the aggregate amount of the Canadian Borrower Letter of Credit Outstandings exceeds the Total Canadian Borrower Revolving Loan Commitment as then in effect, the Canadian Borrower agrees to pay to the Administrative Agent at the Payment Office on the first Business Day after such date an amount of cash and/or Cash Equivalents (in Canadian Dollars) equal to the amount of such excess (or, if less, the aggregate amount described in preceding clause (x)), such cash or Cash Equivalents to be held as security for the obligations of the Canadian Borrower to the Canadian Borrower RL Lenders in respect of an equivalent Face Amount of outstanding Bankers’ Acceptances accepted, and outstanding B/A Equivalent Notes held, by the Canadian Borrower RL Lenders and which shall be paid to and applied by the Canadian Borrower RL Lenders, in satisfaction of the obligations of the Canadian Borrower to the Canadian Borrower RL Lenders in respect of such Bankers’ Acceptances and B/A Equivalent Notes, on the respective maturity dates thereof. If, after giving effect to the prepayment of outstanding Canadian Borrower Revolving Loans and the cash collateralization of the obligations of the Canadian Borrower in respect of outstanding Canadian Borrower Revolving Loans maintained as Bankers’ Acceptance Loans as contemplated by the preceding two sentences, the aggregate amount of the Canadian Borrower Letter of Credit Outstandings exceeds the Total Canadian Borrower Revolving Loan Commitment as then in effect (for such purposes, determined as if all outstanding Canadian Borrower Revolving Loans maintained as Bankers’ Acceptance Loans had been repaid in full), the Canadian Borrower agrees to pay to the Administrative Agent at the Payment Office on the first Business Day after such date an amount of cash and/or Cash Equivalents (in U.S. Dollars or in the respective currencies in which the Canadian Borrower Letter of Credit Outstandings are denominated) equal to the amount of such excess (up to a maximum amount equal to the Canadian Borrower Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Canadian Borrower hereunder, in each case, in a cash collateral account to be established by the Administrative Agent.

(b) If on any date the Aggregate U.S. RL Exposure exceeds the Total U.S. Borrower Revolving Loan Commitment as then in effect, the U.S. Borrower shall prepay on the first Business Day after such date the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, U.S. Borrower Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and U.S. Borrower Revolving Loans, the aggregate amount of the U.S. Borrower Letter of Credit Outstandings exceeds the Total U.S. Borrower Revolving Loan Commitment as then in effect, the U.S. Borrower agrees to pay to the Administrative Agent at the appropriate Payment Office on the first Business Day after such date an amount of cash and/or Cash Equivalents (in U.S. Dollars) equal to the amount of such excess (up to a maximum amount equal to the U.S. Borrower Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the U.S. Borrower hereunder in a cash collateral account to be established by the Administrative Agent.

(c) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled B Repayment Date”), the U.S. Borrower shall be required to repay that principal amount of B Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 2.19(b), 2.20(b), 5.01(a), 5.01(b) or 5.02(k), or as a result of the application of prepayments in connection with any Extension as provided in Section 2.14, a “Scheduled B Repayment”):

Scheduled B Repayment Date	Amount
September 30, 2010	$1,120,000
December 31, 2010	$1,120,000
March 31, 2011	$1,120,000
June 30, 2011	$1,120,000
September 30, 2011	$1,120,000
December 31, 2011	$1,120,000
March 31, 2012	$1,120,000
June 30, 2012	$1,120,000
September 30, 2012	$1,120,000
December 31, 2012	$1,120,000
March 31, 2013	$1,120,000
June 30, 2013	$1,120,000
September 30, 2013	$1,120,000
December 31, 2013	$1,120,000
March 31, 2014	$1,120,000
June 30, 2014	$1,120,000
September 30, 2014	$1,120,000
December 31, 2014	$1,120,000
March 31, 2015	$1,120,000
June 30, 2015	$1,120,000
September 30, 2015	$1,120,000
December 31, 2015	$1,120,000
March 31, 2016	$1,120,000
June 30, 2016	$1,120,000
September 30, 2016	$1,120,000
December 31, 2016	$1,120,000
March 31, 2017	$1,120,000
Initial B Term Loan Maturity Date	$417,760,000

Notwithstanding anything to the contrary contained above, if any Incremental Term Loans are incurred as B Term Loans, the then remaining Scheduled B Repayments shall be proportionately increased (by the aggregate principal amount of new Incremental Term Loans so incurred) as contemplated by Section 2.15(c)(ii).

(d) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled C Repayment Date”), the Canadian Borrower shall be required to repay that principal amount of C Term Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Sections 2.19(b), 2.20(b), 5.01(a), 5.01(b) or 5.02(k), or as a result of the application of prepayments in connection with any Extension as provided in Section 2.14, a “Scheduled C Repayment”):

Scheduled C Repayment Date	Amount
September 30, 2010	$105,000
December 31, 2010	$105,000
March 31, 2011	$105,000
June 30, 2011	$105,000
September 30, 2011	$105,000
December 31, 2011	$105,000
March 31, 2012	$105,000
June 30, 2012	$105,000
September 30, 2012	$105,000
December 31, 2012	$105,000
March 31, 2013	$105,000
June 30, 2013	$105,000
September 30, 2013	$105,000
December 31, 2013	$105,000
March 31, 2014	$105,000
June 30, 2014	$105,000
September 30, 2014	$105,000
December 31, 2014	$105,000
March 31, 2015	$105,000
June 30, 2015	$105,000
September 30, 2015	$105,000
December 31, 2015	$105,000
March 31, 2016	$105,000
June 30, 2016	$105,000
September 30, 2016	$105,000
December 31, 2016	$105,000
March 31, 2017	$105,000
Initial C Term Loan Maturity Date	$39,165,000

(e) In addition to any other mandatory repayments pursuant to this Section 5.02, each Incremental Term Loan Borrower shall be required to make, with respect to each new Tranche (i.e., other than B Term Loans, which are addressed above) of Incremental Term Loans of such Incremental Term Loan Borrower, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such repayment, as the same may be reduced as provided in Sections 4.02, 5.01 and 5.02(k), a “Scheduled Incremental TL Repayment”); provided that, if any Incremental Term Loans are incurred which will be added to (and form part of) an existing Tranche of Incremental Term Loans (other than B Term Loans, which are addressed above) as contemplated and permitted by Section 2.15(c), the amount of the then remaining Scheduled Incremental TL Repayments of the respective Tranche shall be proportionally increased (with the aggregate amount of increases to the then remaining Scheduled Incremental TL Repayments to equal the aggregate principal amount of such new Incremental Term Loans then being incurred) in accordance with the requirements of clause (ii) of Section 2.15(c).

(f) [Reserved.]

(g) In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days following each date on or after the Initial Borrowing Date upon which either Borrower or any of its respective Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence by such Borrower or any of its Restricted Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04), an amount equal to 100% of the Net Debt Proceeds of the respective incurrence of Indebtedness shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(k) and (l).

(h) In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days following each date on or after the Initial Borrowing Date upon which the U.S. Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(k) and (l); provided, however, with respect to no more than $7,500,000 in the aggregate of such Net Sale Proceeds received by Holdings and its Restricted Subsidiaries in any fiscal year of such Borrower, such Net Sale Proceeds shall not be required to be so applied or used to make mandatory repayments of Term Loans if no Event of Default then exists and the U.S. Borrower shall deliver within 45 days of the date of receipt of such Net Sale Proceeds a certificate to the Administrative Agent setting forth that portion of such Net Sale Proceeds that the U.S. Borrower and/or its Restricted Subsidiaries, as the case may be, intends to reinvest in the purchase of Equipment, other fixed assets or other tangible assets (but, in the case of tangible assets which do not constitute Equipment or fixed assets, only to the extent replacing the respective such tangible assets subject to such Asset Sale), in each case to be used in the business of the U.S. Borrower and its Restricted Subsidiaries within 12 months following the date of receipt of such proceeds (or, if within such 12 month period, the U.S. Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Sale Proceeds, within 18 months following the date of receipt of such proceeds); provided, further, that if within 12 months (or, to the extent applicable 18 months) after the date of receipt by the U.S. Borrower or its Restricted Subsidiaries of such Net Sale Proceeds, the U.S. Borrower or its Restricted Subsidiaries have not so used all or a portion of such Net Sale Proceeds not required to be applied as a mandatory repayment pursuant to the preceding proviso, the remaining portion of such Net Sale Proceeds shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(k) and (l) on the last day of such 12 month (or, to the extent applicable, 18 month) period.

(i) In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder of (i) the Applicable Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period less (ii) the aggregate amount of all voluntary prepayments of Term Loans and, so long as accompanied by a contemporaneous permanent reduction in Revolving Loan Commitments in a like or greater amount, Revolving Loans, in each case made pursuant to Section 5.01(a) during such Excess Cash Flow Payment Period with Internally Generated Cash or with proceeds of Excluded Contributions shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(k) and (l).

(j) In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Initial Borrowing Date upon which the U.S. Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any Recovery Event, an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied as a mandatory repayment in accordance with the requirements of Section 5.02(k) and (l); provided, however, with respect to no more than $10,000,000 in the aggregate of such Net Insurance Proceeds received by Holdings and its Restricted Subsidiaries in any fiscal year of Holdings, such Net Insurance Proceeds shall not give rise to a mandatory repayment within such ten day period to the extent that no Default or Event of Default then exists and the U.S. Borrower shall deliver within 90 days of the date of receipt of such Net Insurance Proceeds a certificate to the Administrative Agent setting forth (x) that portion of such Net Insurance Proceeds that the U.S. Borrower and/or its Restricted Subsidiaries, as the case may be, intends to reinvest in the purchase of Equipment, other fixed assets or other tangible assets (but, in the case of tangible assets which do not constitute Equipment or fixed assets, only to the extent replacing the respective such tangible assets subject to such Recovery Event), in each case to be used in the business of the U.S. Borrower and its Restricted Subsidiaries within two (2) years following the date of receipt of such proceeds and (y) the proposed use of such portion of such Net Insurance Proceeds (and, in connection therewith, shall thereafter promptly provide such other information with respect to such reinvestment as the Administrative Agent may from time to time reasonably request); provided, further, that if (x) within 365 days after the date of receipt by the U.S. Borrower or any of its Restricted Subsidiaries of such Net Insurance Proceeds, the U.S. Borrower or its Restricted Subsidiaries have not used such Net Insurance Proceeds, or in the alternative have not delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the U.S. Borrower or its Restricted Subsidiaries have entered into one or more binding contractual commitments to so use such Net Insurance Proceeds, or, in any event (y) if within two (2) years after the date of receipt by the U.S. Borrower or any of its Restricted Subsidiaries of such Net Insurance Proceeds, the U.S. Borrower or any of its Restricted Subsidiaries have not so used all or a portion of such Net Insurance Proceeds not required to be applied as a mandatory repayment pursuant to the preceding proviso, the remaining portion of such Net Insurance Proceeds shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(k) and (l) on the last day of such 365 day period or two (2) year period, as the case may be.

(k) Each amount required to be applied pursuant to Sections 5.02(g), (h), (i) and (j) in accordance with this Section 5.02(k) shall be applied to repay the outstanding principal amount of Term Loans, with each Tranche of then outstanding Term Loans to be allocated its Term Loan Percentage of each amount so required to be applied; provided that with respect to repayments to be made pursuant to Sections 5.02(h) and (j), if such amounts are required to be used to make a mandatory repayment hereunder are (x) received by the U.S. Borrower or any of its Restricted Subsidiaries that are not Canadian Subsidiaries, then such amounts shall first be applied by the U.S. Borrower to repay outstanding U.S. Borrower Term Loans (with their Term Loan Percentages determined as provided above except that for purposes of such determinations there shall be deemed to be no Canadian Borrower Term Loans then outstanding) and, only to the extent the proceeds to be applied exceed the aggregate principal amount of U.S. Borrower Term Loans then outstanding, to repay principal of then outstanding Canadian Borrower Term Loans, or (y) received by the Canadian Borrower or any of the Canadian Subsidiaries, then such amounts shall be applied by the Canadian Borrower to repay outstanding Canadian Borrower Term Loans (with their Term Loan Percentages determined as provided above except that for purposes of such determinations there shall be deemed to be no U.S. Borrower Term Loans then outstanding) and, to the extent the proceeds to be applied exceed the aggregate principal amount of Canadian Borrower Term Loans then outstanding, the U.S. Borrower shall, subject to such proceeds having been repatriated pursuant to Section 5.02(o), be required to apply an amount equal to such excess (although the Canadian Borrower shall have no obligation to pay such amounts) to repay principal of then outstanding U.S. Borrower Term Loans in accordance with the requirements of this Section 5.02(k)). With respect to amounts required to be applied pursuant to Section 5.02(g), (h), (i) and (j), the amounts to be applied to each Tranche of outstanding Term Loans shall be determined as provided above; provided that such provision shall determine only the amount each Borrower is required to repay with respect to outstanding Tranche of Term Loans, and nothing in this Section 5.02(k) (or elsewhere in this Agreement) shall require the Canadian Borrower to utilize any proceeds received by it to repay outstanding Term Loans of the U.S. Borrower. Except as otherwise provided below, all repayments of outstanding Term Loans of a given Tranche pursuant to Sections 5.02(g), (h), (i) and (j) (and applied pursuant to this clause (k)) shall be applied (1) first, to reduce the Scheduled Repayments of the respective Tranche which will become due within twelve months after the date of such repayment in direct order of maturity of the dates of such Scheduled Repayments, and (2) second, to the extent in excess of the amount applied as provided in the preceding clause (1), to reduce the then remaining Scheduled Repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining unpaid principal amounts of the Scheduled Repayments of such Tranche of Term Loans after giving effect to all prior reductions thereto).

(l) With respect to each repayment of Loans required by this Section 5.02, the respective Borrower may (subject to the priority payment requirements of Section 5.02(k)) designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of LIBO Rate Loans or B/A Discount Rate Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such LIBO Rate Loans or B/A Discount Rate Loans were made, provided that: (i) repayments of LIBO Rate Loans and B/A Discount Rate Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all such LIBO Rate Loans or B/A Discount Rate Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans or Canadian Prime Rate Loans (as applicable) of the respective Tranche have been paid in full; (ii) if any repayment of LIBO Rate Loans or B/A Discount Rate Loans made pursuant to a single Borrowing shall reduce the outstanding LIBO Rate Loans or B/A Discount Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, (x) in the case of LIBO Rate Loans, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans and (y) in the case of B/A Discount Rate Loans, such Borrowing shall be automatically converted into a Borrowing of Canadian Prime Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the respective Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(m) In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Loans of any Tranche of Loans shall be repaid in full on the respective Maturity Date for such Tranche of Loans.

(n) Notwithstanding anything to the contrary contained above, all payments owing with respect to each Tranche of Loans pursuant to this Section 5.02 shall be made in the respective currency or currencies in which the respective obligations are owing in accordance with the terms of this Agreement. For purposes of making calculations pursuant to this Section 5.02, the Administrative Agent shall be entitled to use the U.S. Dollar Equivalent or Canadian Dollar Equivalent, as the case may be, of any such amounts required to be converted into other currencies for purposes of making determinations pursuant to this Section 5.02.

(o) Notwithstanding any other provisions of this Section 5.02, (i) to the extent that any or all of the Net Sale Proceeds of any Asset Sale by a Foreign Subsidiary (“Foreign Asset Sale”), the Net Insurance Proceeds of any Recovery Event incurred by a Foreign Subsidiary (“Foreign Recovery Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law or applicable organizational documents of such Foreign Subsidiary from being repatriated to the United States, the portion of such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to repay B Term Loans at the times provided in this Section 5.02 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to the United States (the U.S. Borrower hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment and/or use the other cash sources of Holdings and its Restricted Subsidiaries to make the relevant prepayment), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow is permitted under the applicable local law or applicable organizational documents of such Foreign Subsidiary, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of the B Term Loans pursuant to this Section 5.02 or (ii) to the extent that the U.S. Borrower has determined in good faith that repatriation of any of or all the Net Sale Proceeds of any Foreign Asset Sale, Net Insurance Proceeds of any Foreign Asset Sale or Foreign Recovery Event or Foreign Subsidiary Excess Cash Flow would have adverse tax cost consequences with respect to such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow, such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary.

5.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent (except that with respect to Canadian Borrower Revolving Loans such payments shall be made to the Canadian Sub-Agent) for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in (x) U.S. Dollars in immediately available funds at the Payment Office of the Administrative Agent in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clause (y) and (y) Canadian Dollars in immediately available funds at the Payment Office of the Administrative Agent, if such payment is made in respect of (i) principal of, or Face Amount of, or interest on Canadian Dollar Denominated Loans, (ii) Letter of Credit Fees, Facing Fees and Unpaid Drawings (and interest thereon) in respect of Canadian Dollar Denominated Letters of Credit, or (iii) any increased costs, indemnities or other amounts owing with respect to Canadian Dollar Denominated Loans (or Commitments relating thereto), in the case of this clause (iii) to the extent the respective Lender or Issuing Lender which is charging same denominates the amounts owing in Canadian Dollars. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04 Net Payments. (a) All payments made by each Credit Agreement Party hereunder and under any Note will be made free and clear of, and without deduction or withholding for, any Indemnified Taxes or Other Taxes; provided, that if any Indemnified Taxes are required to be withheld or deducted from such payments, then the Credit Agreement Parties (other than, with respect to any Loans or Obligations (other than Obligations constituting U.S. Borrower guarantees of Obligations of the Canadian Borrower) of the U.S. Borrower, the Canadian Credit Parties) jointly and severally agree that (i) the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Credit Agreement Party will make such deductions or withholdings, and (iii) such Credit Agreement Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law However, no such additional sums shall be payable by the Canadian Borrower with respect to a payment by or on account of any obligation of the Canadian Borrower hereunder to a person (x) with which the Canadian Borrower does not deal with at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment or (y) which is subject to such Indemnified Taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction of withholding of, such Indemnified Taxes. In addition, the Credit Agreement Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. Holdings, the U.S. Borrower or the Canadian Borrower, as the case may be, will furnish to the Administrative Agent within 45 days after the date the payment of any Indemnified Taxes or Other Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Holdings, the U.S. Borrower or the Canadian Borrower, as the case may be. The Credit Agreement Parties (other than, with respect to any Loans or Obligations (other than Obligations constituting U.S. Borrower guarantees of Obligations of the Canadian Borrower) of the U.S. Borrower, the Canadian Credit Parties) jointly and severally agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Indemnified Taxes or Other Taxes so levied or imposed and paid by such Lender.

(b) To the extent legally entitled to do so, each Lender to the U.S. Borrower that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the U.S. Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is a Lender to the U.S. Borrower and that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from or reduction in United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender that is a Lender to the U.S. Borrower agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the U.S. Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the U.S. Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b). Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, the U.S. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable by it hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the U.S. Borrower the Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding. For the avoidance of doubt, the Credit Agreement Parties (other than, with respect to any Loans or Obligations of the U.S. Borrower, the Canadian Credit Parties) jointly and severally agree to pay any additional amounts and to indemnify each Lender with respect to Indemnified Taxes or Other Taxes in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Indemnified Taxes or Other Taxes deducted or withheld by them as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Indemnified Taxes or Other Taxes.

(c) Each Lender to the U.S. Borrower that is a United States Person, as defined in Section 7701(a)(30) of the Code, shall (unless such Lender may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii)(A)(1)) deliver to the U.S. Borrower and the Administrative Agent, at the times specified in Section 5.04(b), two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States back-up withholding requirements.

(d) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Agreement Parties or with respect to which a Credit Agreement Party has paid additional amounts pursuant to Section 5.04(a), it shall pay to the relevant Credit Agreement Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Agreement Party under Section 5.04(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the relevant Credit Agreement Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Agreement Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section 5.04(d) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

Section 6. Conditions Precedent to Credit Events on the Initial Borrowing Date. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Initial Borrowing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

6.01 Effective Date; Credit Documents; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate B Term Note, C Term Note, U.S. Borrower Revolving Note and/or Canadian Borrower Revolving Note and to the Swingline Lender, if so requested by it, the Swingline Note, in each case executed by the relevant Borrower and in the amount and maturity and as otherwise provided herein.

6.02 Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, dated the Initial Borrowing Date and signed on behalf of the U.S. Borrower (and not in any individual capacity) by a Responsible Officer of the U.S. Borrower, certifying on behalf of the U.S. Borrower that all of the conditions in Sections 6.06, 6.07, 6.08, 6.09 and 6.18 have been satisfied on such date.

6.03 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Kirkland & Ellis LLP, special counsel to Holdings and the U.S. Borrower, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E-1, (ii) from Goodmans LLP, special Canadian counsel to the Canadian Borrower, opinions addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E-2 and (iii) from local counsel to the Credit Parties reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Credit Parties are organized (if organized other than under the laws of Delaware or New York) or, in the case of the Canadian Credit Parties, where their assets are located, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers.

6.04 Corporate Documents; Proceedings; etc. (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by a Responsible Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F (or, in respect of each Canadian Credit Party, with such modification thereto as may be reasonably acceptable to the Administrative Agent) with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party, any shareholder agreements of such Credit Party (in the case of Canadian Credit Parties) and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent and the Joint Lead Arrangers.

(b) On the Initial Borrowing Date, the Administrative Agent shall have received good standing certificates and bring-down telegrams or facsimiles, if any, for the Credit Parties which the Administrative Agent or either Joint Lead Arranger reasonably may have requested, certified by proper governmental authorities.

6.05 Existing Credit Agreement. Holdings and its Subsidiaries shall have repaid in full all Indebtedness outstanding under the Existing Credit Agreement, together with all accrued but unpaid interest, fees and other amounts owing thereunder (other than (A) contingent indemnification obligations not yet due and payable and (B) obligations with respect to Existing Letters of Credit) and (i) all commitments to lend or make other extensions of credit thereunder shall have been terminated, (ii) all security interests in respect of, and Liens securing, the Indebtedness and other obligations thereunder created pursuant to the security documentation relating thereto shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to Administrative Agent, including, without limiting the foregoing, (a) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to BWAY Holding or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement and (b) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of BWAY Holding or any of its Subsidiaries and (iii) other than with respect to Existing Letters of Credit, Holdings and its Subsidiaries shall have made arrangements reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers for the cancellation of any letters of credit outstanding thereunder.

6.06 Consummation of Senior Note Issuance. (a) On or before the Initial Borrowing Date, the U.S. Borrower shall have received gross cash proceeds of at least $205,000,000 (calculated before initial purchasers’ discounts, original issue discount and commissions) from the issuance by it of a like principal amount of Senior Notes.

(b) On the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the Senior Notes Indenture (together with the exhibits and schedules thereto) in the form so executed, in each case certified as such by a Responsible Officer of the U.S. Borrower.

6.07 Matters Relating to Existing Indebtedness. (a) On the Initial Borrowing Date and after giving effect to the Transaction, neither Holdings nor any of its Subsidiaries shall have any preferred Equity Interests (including preferred stock) Capitalized Lease Obligations or Indebtedness for borrowed money outstanding except for (i) the Loans and Letters of Credit, (ii) the Senior Notes, (iii) the Existing Senior Subordinated Notes permitted to remain outstanding after giving effect to the refinancing transactions described in Section 6.07(b) and (iv) certain other indebtedness for borrowed money and Capitalized Lease Obligations of the U.S. Borrower and its Subsidiaries as is listed on Schedule 8.21 in an aggregate outstanding principal amount not to exceed $12,000,000 (with the Indebtedness described in this clause (iv) being herein called the “Existing Other Indebtedness” and, together with the Existing Senior Subordinated Notes described in the preceding clause (iii), the “Existing Indebtedness”).

(b) On the Initial Borrowing Date, the U.S. Borrower shall have consummated the Tender Offer, and either (i)(x) at least 80% of the aggregate principal amount of the outstanding Existing Senior Subordinated Notes shall have been validly tendered and not withdrawn pursuant to the Tender Offer and, substantially concurrently with the initial Borrowing of Loans, shall be repurchased pursuant to the Tender Offer Notes Repurchase and (y) the Existing Note Indenture Amendment shall have been entered into (and be in full force and effect), all to the reasonable satisfaction of the Agents or (ii) the U.S. Borrower, substantially concurrently with the initial Borrowing of Loans, shall defease or satisfy and discharge all of the Non-Tendered Notes in accordance with the terms of the Existing Senior Subordinated Notes Indenture (the “Notes Defeasance”) such that, in the case of this clause (ii), after giving effect thereto, all outstanding Existing Notes shall have been repurchased pursuant to the Tender Offer Notes Repurchase or defeased or satisfied and discharged in accordance with the terms of the Existing Senior Subordinated Notes Indenture.

6.08 Common Equity Financing; Consummation of the Merger. (a) On the Initial Borrowing Date, (i) Holdings shall have received indirectly from the Sponsor and/or the Sponsor Affiliates, certain co-investors reasonably satisfactory to the Joint Lead Arrangers and certain management of the Target, a cash common equity contribution (the “Common Equity Financing”) in an amount not less than 29% of the sum of (x) the total amount of funds required to consummate the Merger and Refinancing and to pay the Transaction Costs (other than existing of cash on hand of BWAY Holding and its Restricted Subsidiaries) and (y) the aggregate principal amount of all indebtedness for borrowed money and Capital Lease Obligations, if any (other than Existing Other Indebtedness and the aggregate principal amount of the Existing Senior Subordinated Notes that have been defeased or satisfied and discharged pursuant to the Notes Defeasance), that is to remain outstanding after giving effect to the Transactions, and (ii) Holdings shall have contributed the full amount of the Common Equity Financing to the U.S. Borrower.

(b) Substantially concurrently with the occurrence of the Initial Borrowing Date, the Merger shall have been consummated pursuant to, and in accordance with, the terms and conditions of the Merger Agreement. None of the Merger Agreement nor any schedules or exhibits thereto shall have been altered, amended or otherwise changed, supplemented or any provision or condition therein waived, and neither Holdings nor any of its Affiliates party thereto shall have consented to any action which would require the consent of Holdings or any such Affiliate under the Merger Agreement or any schedule or exhibit thereto, without the prior written consent of the Administrative Agent if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interest of the Lenders in any material respect.

(c) On the Initial Borrowing Date, (x) the Administrative Agent shall have received true and correct copies of all material Merger Documents, certified as such by an appropriate officer of Holdings, and (y) the Merger Agreement (including all schedules and exhibits thereto) shall be in full force and effect.

6.09 Company Material Adverse Effect Adverse Change. Since September 27, 2009, there shall not have occurred a Company Material Adverse Effect.

6.10 Pledge Agreement. On the Initial Borrowing Date, each U.S. Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit G (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral (in the case of Equity Interests), if any, referred to therein and then owned by such U.S. Credit Party together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, along with evidence that all other actions necessary, to perfect (to the extent provided in the Pledge Agreement) the security interests in Equity Interests purported to be created by the Pledge Agreement have been taken.

6.11 Security Agreements. (a) On the Initial Borrowing Date, each U.S. Credit Party shall have duly authorized, executed and delivered the U.S. Security Agreement in the form of Exhibit H-1 (as amended, modified, restated and/or supplemented from time to time, the “U.S. Security Agreement”) covering all of such Credit Party’s present and future Collateral referred to therein, and shall have delivered:

(i) proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be reasonably necessary or desirable to perfect the security interests purported to be created by the U.S. Security Agreement; and

(ii) certified copies of (x) requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name Holdings, BWAY Holding or any of their respective Restricted Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name Holdings, BWAY Holding or any of their respective Restricted Subsidiaries as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens and (y) reports as of a recent date listing all effective tax and judgment liens with respect to Holdings, BWAY Holding or any of their respective Subsidiaries in each jurisdiction as the Agents may reasonably require.

(b) In addition to the requirements of the preceding clause (a), the U.S. Borrower will have used commercially reasonable efforts to deliver:

(i) evidence of the completion of all other recordings and filings of, or with respect to, the U.S. Security Agreement as may be reasonably necessary or desirable, to perfect (to the extent provided in the U.S. Security Agreement) the security interests purported to be created by the U.S. Security Agreement; and

(ii) evidence that all other actions reasonably necessary or desirable (including the receipt of the respective control agreements referred to in the U.S. Security Agreement) to perfect (to the extent provided in the U.S. Security Agreement) and protect the security interests purported to be created by the U.S. Security Agreement have been taken.

(c) On the Initial Borrowing Date, each Canadian Credit Party shall have duly authorized, executed and delivered a Canadian Security Agreement in the form of Exhibit H-2 and, where applicable, Quebec Security (collectively, as amended, amended and restated, modified and/or supplemented from time to time, the “Canadian Security Agreement”) covering all of such Canadian Credit Party’s present and future Collateral referred to therein, together with:

(i) proper financing statements (PPSA Form 1-C or such other financing statements or similar notices as shall be required by local law), registered under the PPSA in Ontario and each other jurisdiction as may be reasonably necessary or advisable to perfect the security interests purported to be created by the Canadian Security Agreement; and

(ii) PPSA inquiry response certificates certified by the Ontario Registrar of Personal Property or any other equivalent certificate or search report in any other province or territory, listing all effective financing statements that name any Canadian Credit Party, or a division or other operating unit of any such Person, as debtor and that are filed in the jurisdictions referred to in said clause (i), together with evidence of the discharge (by a PPSA Form 2-C or such other termination statements as shall be required by local law) of all Liens other than Permitted Liens and acknowledgments and confirmations from secured creditors of such Canadian Credit Party as reasonably requested by the Collateral Agent.

(d) In addition to the requirements of the preceding clause (c), the Canadian Borrower will have used commercially reasonable efforts to deliver:

(i) all Securities (as defined in the Canadian Security Agreement) and, to the extent obtainable on or prior to the Initial Borrowing Date after using commercially reasonable efforts, Instruments (in each case, as defined in the Canadian Security Agreement) then owned by such Canadian Credit Party and evidenced by certificates or notes (x) endorsed in blank in the case of promissory notes constituting such Instruments, and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Securities; and

(ii) to the extent obtainable on or prior to the Initial Borrowing Date after using commercially reasonable efforts, evidence of the completion of all other recordings and filings of, or with respect to, the Canadian Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable to perfect the security interests intended to be created by the Canadian Security Agreement.

6.12 [Reserved.]

6.13 Subsidiaries Guaranties. On the Initial Borrowing Date, each U.S. Subsidiary Guarantor shall have duly authorized, executed and delivered the U.S. Subsidiaries Guaranty in the form of Exhibit I-1 (as amended, modified or supplemented from time to time, the “U.S. Subsidiaries Guaranty”), guaranteeing all of the obligations of the U.S. Borrower as more fully provided therein.

6.14 Financial Statements; Pro forma Balance Sheets; Projections. On or prior to the Initial Borrowing Date, the Agents and the Lenders shall have received (i) unaudited consolidated balance sheets and related statements of income and cash flows for BWAY Holding for each fiscal quarter of BWAY Holding ended after the close of its December 31, 2009 fiscal quarter and at least 40 days prior to the Initial Borrowing Date and (ii) a pro forma consolidated balance sheet of Holdings and its Subsidiaries as of the last day of the most recently ended fiscal quarter ended at least 40 days prior to the Initial Borrowing Date (after giving effect to the Transaction), and related pro forma consolidated income statement for Holdings and its Subsidiaries for the most recently ended four fiscal quarter periods ended at least 40 days prior to the Initial Borrowing Date prepared as if the Transaction had occurred at the beginning of such period, which pro forma financial statements shall meet the requirements of Regulation S-X of the Securities Act (other than rules 3-10 and 3-16 thereof and to the extent of such other adjustments as may be reasonably satisfactory to the Agents) for a registered public offering of non-convertible debt securities of Holdings and its Subsidiaries. The ratio of (x) Consolidated Debt for Borrowed Money (as defined in the Merger Agreement) of BWAY Holding and its Subsidiaries (determined on a pro forma basis after giving effect to the Transaction) to (y) Consolidated EBITDA (as defined in the Merger Agreement) of BWAY Holding and its Subsidiaries for the most recently ended four fiscal quarter period ended at least 40 days prior to the Initial Borrowing Date shall not exceed 5.40:1.00, and the Agents shall have received evidence in reasonable detail demonstrating satisfaction with such requirement.

6.15 Solvency Certificate; Insurance Certificates, etc. On the Initial Borrowing Date, the Administrative Agent shall have received:

(i) a solvency certificate from the chief financial officer of the U.S. Borrower in the form of Exhibit J hereto; and

(ii) customary certificates of insurance for the business and properties of Holdings and its Subsidiaries.

6.16 Fees, etc. On the Initial Borrowing Date, the Borrowers shall have paid to the Agents and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses to the extent invoiced) and other compensation payable to the Agents or such Lender or otherwise payable in respect of the Transaction to the extent then due.

6.17 Credit Facility Rating. Holdings shall have used commercially reasonable efforts to cause S&P and Moody’s to provide (a) credit ratings for each of the Indebtedness to be incurred pursuant to this Agreement and the Senior Notes and (b) a corporate rating and corporate family rating, as applicable, with respect to the Credit Agreement Parties, in each case, which ratings (if obtained) shall be in full force and effect on the Initial Borrowing Date.

6.18 Initial Borrowing Date Representation and Warranties. All Merger Agreement Representations shall be true and correct on the Initial Borrowing Date, and all Specified Representations made by any Credit Party shall be true and correct in all material respects, on the Initial Borrowing Date.

6.19 Patriot Act. The Agents shall have received from the Credit Parties all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested in writing at least 10 days prior to the Initial Borrowing Date.

6.20 Borrowing Notice. Prior to (i) the making of a Loan on the Initial Borrowing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a) and (ii) the issuance of each Letter of Credit (other than any Existing Letter of Credit) on the Initial Borrowing Date, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

Section 7. Conditions Precedent to all Credit Events after the Initial Borrowing Date. The obligation of each Lender to make Loans after the Initial Borrowing Date, and the obligation of each Issuing Lender to issue Letters of Credit after the Initial Borrowing Date, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

7.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

7.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan after the Initial Borrowing Date (other than a Swingline Loan or a U.S. Borrower Revolving Loan made pursuant to a Mandatory U.S. RL Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan after the Initial Borrowing Date, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).

(b) Prior to the issuance of each Letter of Credit after the Initial Borrowing Date, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03 Incremental Term Loans. Prior to the incurrence of any Incremental Term Loans on a given Incremental Term Loan Borrowing Date, Holdings shall have satisfied (or caused to be satisfied) all of the applicable conditions set forth in Section 2.15.

The acceptance of the benefits of each Credit Event after the Initial Borrowing Date shall constitute a representation and warranty by the respective Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 7 and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders.

Section 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each Credit Agreement Party makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty by each Credit Agreement Party that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

8.01 Organizational Status. Each of Holdings and each of its Restricted Subsidiaries (i) is a duly organized and validly existing corporation, partnership, limited liability company or unlimited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership, limited liability company or unlimited holding company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.02 Power and Authority. Each Credit Party and each Restricted Subsidiary thereof has the corporate, partnership, limited liability company or unlimited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company or unlimited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party and each Restricted Subsidiary thereof has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party or any Restricted Subsidiary thereof of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its respective Restricted Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its respective Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its respective Restricted Subsidiaries.

8.04 Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

8.05 Financial Statements; Financial Condition; Projections. (a) (i) The consolidated balance sheets of BWAY Holding and its consolidated Subsidiaries for each of the fiscal years ended September 30, 2007, September 28, 2008 and September 27, 2009, respectively, and the related consolidated statements of income, cash flows and retained earnings of BWAY Holding and its consolidated Subsidiaries for each such fiscal year ended on such dates present fairly in all material respects the consolidated financial position of the BWAY Holding and its consolidated Subsidiaries at the dates of such balance sheets and the consolidated results of the operations of the BWAY Holding and its consolidated Subsidiaries for the periods covered thereby. All of the foregoing historical financial statements have been audited by Deloitte & Touche LLP and prepared in accordance with generally accepted accounting principles consistently applied.

(ii) All unaudited financial statements of BWAY Holding and its Subsidiaries furnished to the Lenders on or prior to the Initial Borrowing Date pursuant to clause (i) of Section 6.14, have been prepared in accordance with generally accepted accounting principles consistently applied by BWAY Holding, except as otherwise noted therein, subject to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(iii) The pro forma consolidated balance sheet of Holdings furnished to the Lenders pursuant to clause (ii) of Section 6.14 has been prepared as of March 31, 2010 as if the Transaction and the financing therefor had occurred on such date. Such pro forma consolidated balance sheet presents a good faith estimate of the pro forma consolidated financial position of Holdings as of March 31, 2010. The pro forma consolidated income statement of Holdings furnished to the Lenders pursuant to clause (ii) of Section 6.14 has been prepared for the year ended March 31, 2010, as if the Transaction and the financing therefor had occurred on the first day of the year first referenced in this sentence. Such pro forma consolidated income statement presents a good faith estimate of the pro forma consolidated income statement of Holdings as if the Transaction and the financing therefor had occurred on the first day of the year first referenced in this sentence.

(b) On and as of the Initial Borrowing Date, after giving effect to the consummation of the Transaction and the related financing transactions (including the incurrence of Loans), (i) the Fair Value and Present Fair Salable Value of the assets of the U.S. Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the U.S. Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the U.S. Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

(c) The Projections delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date have been prepared in good faith and are based on assumptions that were believed by the U.S. Borrower to be reasonable at the time made and at the time delivered to the Administrative Agent.

(d) After giving effect to the Transaction (but for this purpose assuming that the Transaction and the related financing had occurred prior to September 27, 2009), since September 27, 2009 there has been no Material Adverse Effect, and there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Credit Agreement Party, threatened (i) with respect to the Transaction or any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

8.07 True and Complete Disclosure. (a) All written information (taken as a whole) furnished by or on behalf of any Credit Agreement Party in writing to the Administrative Agent or any Lender (including, without limitation, all such written information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein does not, and all other such written information (taken as a whole) hereafter furnished by or on behalf of any Credit Agreement Party in writing to the Administrative Agent or any Lender will not, on the date as of which such written information is dated or certified, contain any material misstatement of fact or omit to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such written information was provided.

(b) Notwithstanding anything to the contrary in the foregoing clause (a) of this Section 8.07, none of the Credit Parties makes any representation, warranty or covenant with respect to any information consisting of statements, estimates, forecasts and projections regarding the future performance of Holdings or any of its Subsidiaries, or regarding the future condition of the industries in which they operate other than that such information has been (and in the case of such information furnished after the date hereof, will be) prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof.

8.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans will be used by the U.S. Borrower to finance, in part, the Merger and the Refinancing and to pay the Transaction Costs.

(b) All proceeds of the Revolving Loans and the Swingline Loans will be used for the working capital, capital expenditures and other general corporate purposes of the U.S. Borrower and its Restricted Subsidiaries, including, without limitation, Permitted Acquisitions; provided that no portion of such proceeds may be used to finance the Merger or the Refinancing or to pay Transaction Costs.

(c) All proceeds of Incremental Term Loans will be used for the purpose set forth in Section 2.15.

(d) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09 Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all material tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries for the periods covered thereby. Each of Holdings and each of its Subsidiaries have paid all material taxes and assessments payable by them, other than those that are being contested in good faith and adequately disclosed and fully provided for as a reserve on the financial statements of Holdings and its Subsidiaries in accordance with generally accepted accounting principles. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Holdings or any of its Subsidiaries, threatened in writing by any authority regarding any taxes relating to Holdings or any of its Subsidiaries. As of the Initial Borrowing Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver that is still in effect or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations with respect to a material amount of Tax. Neither Holdings nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transaction or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business).

8.10 ERISA; Canadian Welfare and Pension Plans. (a) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter.

(b) There exists no Unfunded Current Liability with respect to any Plan, except as would not have a Material Adverse Effect.

(c) If each of Holdings, each Restricted Subsidiary of Holdings and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings, any Restricted Subsidiary of Holdings or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e) Holdings, any Restricted Subsidiary of Holdings and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and (iii) neither Holdings nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

(g) Except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.10(g) could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: (i) all contributions required to be made by Holdings or a Restricted Subsidiary to any Canadian MEPP have been made when due in accordance with the terms of any applicable collective agreement, the terms of such Canadian MEPP and all Requirements of Law; (ii) each Canadian Pension Plan is in compliance in all material respects with all applicable pension benefits and laws in respect to Taxes; (iii) all contributions (including, employee contributions made by authorized payroll deductions or other withholdings) required to be made in respect of each Canadian Pension Plan as determined in the most recently completed and filed actuarial valuation report have been made in accordance with all Requirements of Law and the terms of each Canadian Pension Plan; and (iv) no event has occurred and no conditions exist with respect to any Canadian Pension Plan that has resulted or could reasonably be expected to result in any Canadian Pension Plan (A) having its registration revoked or refused or (B) being subject of an involuntary winding-up (either in whole or in part) by any relevant pension benefits regulatory authority and no Taxes or penalties under any applicable pension benefits or laws in respect to Taxes are owing or exigible.

8.11 The Security Documents. (a) The provisions of the U.S. Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) in all right, title and interest of the Credit Parties in the Collateral (as described in the U.S. Security Agreement), and upon (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) sufficient identification of commercial tort claims, (iii) execution of a control agreement establishing the Collateral Agent’s “control” (within the meaning of the New York Uniform Commercial Code) with respect to any deposit account, (iv) the recordation of the Grant of Security Interest in U.S. Patents, if applicable, and the Grant of Security Interest in U.S. Trademarks, if applicable, in the respective form attached to the U.S. Security Agreement, in each case in the United States Patent and Trademark Office, (v) the Grant of Security Interest in U.S. Copyrights, if applicable, in the form attached to the U.S. Security Agreement with the United States Copyright Office and (vi) the notation of the Collateral Agent’s Lien on any goods subject to a certificate of title, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the U.S. Security Agreement) a fully perfected security interest in all right, title and interest in all of the Collateral (as described in the U.S. Security Agreement), subject to no other Liens other than Permitted Liens.

(b) The provisions of the Canadian Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the Canadian Credit Parties in the Collateral (as described in the Canadian Security Agreement), and upon (i) the timely and proper filing of financing statements listing each applicable Canadian Credit Party, as a debtor, and Collateral Agent, as secured party, in the province or territory where each Canadian Credit Party has its chief executive office (within the meaning of the PPSA) and each other jurisdiction as may be necessary to perfect the security interests purported to be created by the Canadian Security Agreement, (ii) delivery by each Canadian Credit Party of all instruments, chattel paper and certificated pledged Equity Interests to the Collateral Agent in the Province of Ontario, together with executed and undated endorsements for transfer in the case of certificated pledged Equity Interests, (iii) execution of a control agreement establishing the Collateral Agent’s “control” with respect to any deposit account, (iv) the recordation of the Confirmation of Security Interest in the form attached to the Canadian Security Agreement in the Canadian Intellectual Property Office, and (v) the notation of the Collateral Agent’s Lien on any goods subject to a certificate of title, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the respective Canadian Security Agreement) a fully perfected security interest in all right, title and interest in all of the Collateral (as described in the Canadian Security Agreement), subject to no other Liens other than Permitted Liens.

(c) Upon the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party (or in the case of any Canadian Credit Party in the province or territory where such Canadian Credit Party has its chief executive office (within the meaning of the PPSA), the security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected (to the extent provided in the Pledge Agreement) security interests in the Collateral (as described in the Pledge Agreement), subject to no other Liens other than Permitted Liens.

(d) Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and, upon recordation in the appropriate recording office, perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

8.12 Properties. All Real Property owned or leased by Holdings or any of its Subsidiaries as of the Initial Borrowing Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12. Each of Holdings and each of its Subsidiaries has good and marketable title in the case of Real Property, and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement (or, to the extent disposed or disposed of prior to the Initial Borrowing Date, the Existing Credit Agreement)), free and clear of all Liens, other than Permitted Liens.

8.13 Capitalization. (a) On the Initial Borrowing Date, the authorized capital stock of Holdings consists of 1,000 shares of common stock, $0.01 par value, of which 1,000 shares are issued and outstanding and owned by BWAY Parent. All outstanding shares of capital stock of Holdings have been duly and validly issued and are fully paid and non-assessable.

(b) On the Initial Borrowing Date, the authorized capital stock of the U.S. Borrower consists of (i) 200,000 shares of common stock, $0.01 par value per share, and (ii) the Existing Preferred Stock (none of which is then outstanding). All outstanding shares of capital stock of the U.S. Borrower have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of the U.S. Borrower that may be imposed as a matter of law) and are owned by Holdings. The U.S. Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

(c) On the Initial Borrowing Date, the authorized capital stock of the Canadian Borrower consists of 100,000,000 common shares without par value. All outstanding Equity Interests in the Canadian Borrower have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of the Canadian Borrower that may be imposed as a matter of law) and are owned by Armstrong Containers, Inc., a Delaware corporation, which is a Wholly-Owned Subsidiary of the U.S. Borrower. The Canadian Borrower does not have outstanding any Equity Interests or other securities convertible into or exchangeable for its Equity Interests or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests.

8.14 Subsidiaries. On and as of the Initial Borrowing Date and after giving effect to the consummation of the Transaction, (i) Holdings has no direct Subsidiaries other than the U.S. Borrower and (ii) the U.S. Borrower and the Canadian Borrower have no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 correctly sets forth, as of the Initial Borrowing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of the U.S. Borrower and the Canadian Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

8.15 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.16 Investment Company Act. Neither Holdings nor any of its Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.

8.17 [Reserved.]

8.18 Environmental Matters. (a) Each of Holdings and each of its Restricted Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of any Credit Agreement Party, threatened Environmental Claims against Holdings or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Restricted Subsidiaries (including any such claim arising out of the ownership, lease or operation by Holdings or any of its Restricted Subsidiaries of any Real Property formerly owned, leased or operated by Holdings or any of its Restricted Subsidiaries but no longer owned, leased or operated by Holdings or any of its Restricted Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings or any of its Restricted Subsidiaries, or any Real Property owned, leased or operated by Holdings or any of its Restricted Subsidiaries (including any Real Property formerly owned, leased or operated by Holdings or any of its Restricted Subsidiaries but no longer owned, leased or operated by Holdings or any of its Restricted Subsidiaries) that would be reasonably expected (i) to form the basis of an Environmental Claim against Holdings or any of its Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Holdings or any of its Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Holdings or any of its Restricted Subsidiaries under any applicable Environmental Law.

(b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by Holdings or any of its Restricted Subsidiaries where such generation, use, treatment, storage, transportation or Release has (i) violated or would be reasonably expected to violate any applicable Environmental Law, (ii) give rise to an Environmental Claim or (iii) give rise to liability under any applicable Environmental Law.

(c) Notwithstanding anything to the contrary in this Section 8.18, the representations and warranties made in this Section 8.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.19 Labor Relations. Except as set forth in Schedule 8.19 and except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against Holdings or any of its Restricted Subsidiaries or, to the knowledge of each Credit Agreement Party, threatened against Holdings or any of its Restricted Subsidiaries, (b) to the knowledge of each Credit Agreement Party, there are no questions concerning union representation with respect to Holdings or any of its Restricted Subsidiaries, (c) the hours worked by and payments made to employees of Holdings or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of each Credit Agreement Party, no wage and hour department investigation has been made of Holdings or any of its Restricted Subsidiaries.

8.20 Intellectual Property. (a) Each Borrower or each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its respective business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.21 Indebtedness. Schedule 8.21 sets forth a true and complete list of all Existing Other Indebtedness of each Borrower and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate outstanding principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.

8.22 Insurance. Schedule 8.22 sets forth a true and complete listing of all insurance maintained by each Borrower and its Subsidiaries as of the Initial Borrowing Date, with the amounts insured (and any deductibles) set forth therein.

8.23 Representations and Warranties in Merger Documents. On the Initial Borrowing Date (and after giving effect to the Transaction), all representations and warranties of (x) Holdings and its Subsidiaries (immediately prior to giving effect to the Merger), and (y) to the knowledge of Holdings and its Subsidiaries, all other parties to the Merger Documents, in each case, as set forth in the Merger Agreement are true and correct in all material respects (or if any representation or warranty was made as of a specified date, such representation or warranty was true and correct as of such specified date), except as otherwise disclosed to the Administrative Agent in writing prior to the Initial Borrowing Date.

8.24 Subordination.

(a) All monetary Obligations hereunder and under the other Credit Documents are within the definition of “Senior Debt” included in the Existing Senior Subordinated Notes Indenture. This Agreement (and only this Agreement) constitutes the “Credit Facility” under, and as defined in, the Existing Senior Subordinated Notes Indenture, and the Indebtedness pursuant to this Agreement constitutes “Designated Senior Debt” under, and as defined in, the Existing Senior Subordinated Notes Indenture. On the Initial Borrowing Date after giving effect to the Transaction, no Indebtedness other than that pursuant to this Agreement constitutes “Designated Senior Debt” under, and as defined in, the Existing Senior Subordinated Notes Indenture.

(b) All obligations arising pursuant to the Interest Rate Protection Agreements (to the extent such obligations under such Interest Rate Protection Agreements constitute Indebtedness or “Interest Swap Obligations” as defined in the Existing Senior Subordinated Notes Indenture) are within the definition of “Senior Debt” included in the Existing Senior Subordinated Notes Indenture.

8.25 Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; etc. Schedule 8.25 attached hereto contains for each Credit Party, as of the Initial Borrowing Date, (i) the exact legal name of such Credit Party, (ii) the type of organization of such Credit Party, (iii) whether or not such Credit Party is a registered organization, (iv) the jurisdiction of organization of such Credit Party, (v) such Credit Party’s Location, (vi) in the case of any U.S. Credit Party, the organizational identification number (if any) of such U.S. Credit Party and in the case of any Canadian Credit Party, the chief executive office or principal place of business of such Canadian Credit Party and any jurisdiction (country, state or province) where such Canadian Credit Party stores or maintains tangible personal property or has interests in real Property (owned or leased). To the extent that such U.S. Credit Party does not have an organizational identification number on the date hereof and later obtains one, such U.S. Credit Party shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents fully perfected and in full force and effect.

Section 9. Affirmative Covenants. Holdings and each of its Restricted Subsidiaries hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than any indemnification obligations arising hereunder which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. Holdings will furnish to the Administrative Agent for distribution to each Lender:

(a) [Reserved.]

(b) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable forecasted figures for such quarterly accounting period based on the corresponding forecasts delivered pursuant to Section 9.01(e), all of which shall be certified by the chief financial officer of Holdings that they fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. If Holdings has filed (within the time period required above) a Form 10Q with the SEC for any fiscal quarter described above, then to the extent that such quarterly report on Form 10 Q contains any of the foregoing items, the Lenders will accept such Form 10 Q in lieu of such items.

(c) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth (commencing with Holdings’ fiscal year ending September 30, 2010) comparative figures for the preceding fiscal year and comparable forecasted figures for such fiscal year based on the corresponding forecasts delivered pursuant to Section 9.01(e) or in the case of the fiscal year ending September 30, 2010, delivered to the Administrative Agent prior to the Initial Borrowing Date and certified in the case of consolidated financial statements, by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) which demonstrates that (I) in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (II) such statements fairly present in all material respects in accordance with generally accepted accounting principles the financial condition of Holdings and its Subsidiaries as of the date indicated and the results of their operations and changes in their cash flows for the periods indicated, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year. If Holdings has filed (within the time period required above) a Form 10 K with the SEC for any fiscal year described above, then to the extent that such annual report on Form 10 K contains any of the foregoing items, the Lenders will accept such Form 10 K in lieu of such items.

(d) Management Letters. Promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto in connection with each annual audit of the financial statements of Holdings made by such accountants, subject to such confidentiality limitations as may be required by such independent public accountants in writing.

(e) Forecasts. No later than 60 days following the first day of each fiscal year of Holdings, a forecast in form reasonably satisfactory to the Administrative Agent (including projected statements of income, sources and uses of cash and balance sheets for Holdings and its Subsidiaries on a consolidated basis) for each of the twelve months of such fiscal year prepared in detail, with appropriate discussion, the principal assumptions upon which such forecast is based.

(f) Officer’s Certificates. At the time of the delivery of the Section 9.01 Financials, a compliance certificate from a Responsible Officer of Holdings in the form of Exhibit K certifying on behalf of Holdings that, to such Responsible Officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of (x) in the case such certificate is being delivered with Section 9.01 Financials being delivered pursuant to Section 9.01(b) or (c), Sections 10.07, 10.08 and 10.09, at the end of the respective fiscal quarter or fiscal year, as the case may be, and (y) in the case such certificate is being delivered with Section 9.01 Financials being delivered pursuant to Section 9.01(c), Sections 5.02(g), 5.02(h), 5.02(i), 5.02(j) and 5.02(k), in each case to the extent applicable, and of Sections 10.01(xxix), 10.02(iii), 10.02(xi), 10.03(iii), 10.04(iii), 10.04(v), 10.04(viii), 10.04(xiv), 10.07, 10.08 and 10.09, at the end of each fiscal year, (ii) set forth the Consolidated Total Leverage Ratio as at the last day of the fiscal quarter or fiscal year, as the case may be, of Holdings to which such financial statements relate, together with the calculations (in reasonable detail) required to establish such Consolidated Total Leverage Ratio, (iii) if delivered with the financial statements required by Section 9.01(c), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period, and (iv) certify that there have been no changes to Annexes A through D, Annex F and Annexes H through K, in each case of the U.S. Security Agreement, Annexes A through G of the Pledge Agreement and Schedules A through E of the Canadian Security Agreement, in each case since the Initial Borrowing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(f), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iv), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes.

(g) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(h) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of the Senior Notes pursuant to the terms of the documentation governing the Senior Notes.

(i) Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned, leased or operated by Holdings or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the U.S. Borrower or any of its Subsidiaries that (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency and all notices received by Holdings or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Holdings or any of its Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Holdings or any of its Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto. Notwithstanding anything to the contrary contained above, notice shall not be required to be given of the matters disclosed in the Merger Documents, except that if there are any adverse developments with respect to matters so disclosed which would rise to the standards set forth above, then a subsequent notice shall be required.

(j) Notices to Holders of Senior Notes, Refinancing Notes and Permitted Junior Debt. Contemporaneously with the sending or filing thereof, Holdings will provide to the Administrative Agent for distribution to each of the Lenders, any notices provided to, or received from, holders of Senior Notes, Refinancing Notes and Permitted Junior Debt.

(k) Notice of Intent to Cure. Within the time frame set forth in the last paragraph of Section 11, a Notice of Intent to Cure, if a Cure Right will be exercised thereunder.

(l) Financial Statements of Unrestricted Subsidiaries. Simultaneously with the delivery of each set of Section 9.01 Financials, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(m) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

9.02 Books, Records and Inspections. (a) Holdings will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with generally accepted accounting principles and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of Holdings or such Restricted Subsidiary, any of the properties of Holdings or such Restricted Subsidiary, and to examine the books of account of Holdings or such Restricted Subsidiary and discuss the affairs, finances and accounts of Holdings or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that the Administrative Agent shall give the U.S. Borrower an opportunity to participate in any discussions with its accountants; provided further that in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 9.02 and (ii) the Administrative Agent shall not exercise its inspection rights under this Section 9.02 more often than two times during any fiscal year and only one such time shall be at the U.S. Borrower’s expense; provided, further, however, that when an Event of Default exists, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of the U.S. Borrower at any time during normal business hours and upon reasonable advance notice.

(b) At a date to be mutually agreed upon between the Administrative Agent and Holdings occurring on or prior to the 60th day after the close of each fiscal quarter of Holdings, Holdings will hold an informational call with all of the Lenders during which call the financial results of Holdings and its Restricted Subsidiaries for the previous fiscal quarter will be reviewed.

9.03 Maintenance of Property; Insurance. (a) Holdings will, and will cause each of its Restricted Subsidiaries to, (i) keep all tangible property necessary to the business of Holdings and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) Holdings will, and will cause each of its Restricted Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Restricted Subsidiaries) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days prior written notice) by the respective insurer to the Collateral Agent; provided, that the requirements of this Section 9.03(b) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as the Collateral Agent may approve; and (y) self-insurance programs and (iii) shall be deposited with the Collateral Agent.

(c) If Holdings or any of its respective Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or Holdings or any of its respective Restricted Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Credit Agreement Parties jointly and severally agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

9.04 Existence; Franchises. Each Credit Agreement Party will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, in the case of each Borrower and its respective Restricted Subsidiaries, its and their rights, franchises, licenses, permits, and Intellectual Property, in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by either Borrower or any of its respective Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by either Borrower or any of its respective Restricted Subsidiaries of any rights, franchises, licenses, permits, or Intellectual Property that such Borrower reasonably determines are no longer material to the operations of such Borrower and its respective Restricted Subsidiaries taken as a whole or (iii) the withdrawal by either Borrower or any of its respective Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05 Compliance with Statutes, etc. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06 Compliance with Environmental Laws. (a) Each Credit Agreement Party will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by each Credit Agreement Party or any of its Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of a Credit Agreement Party). Except as have not had, and would not reasonably be expected to have, a Material Adverse Effect, no Credit Agreement Party nor any of its Restricted Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by such Credit Agreement Party or any of its Restricted Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties or transported to or from such Real Properties in compliance with all applicable Environmental Laws and as required or reasonable in connection with the normal operation, use and maintenance of the business or operations of Holdings or any of its Restricted Subsidiaries.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(i), (ii) at any time that any Credit Agreement Party or any of its Restricted Subsidiaries are not in compliance with Section 9.06(a) or (iii) at any time when an Event of Default is in existence, the Credit Agreement Parties will (in each case) jointly and severally provide, at the written request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by such Borrower or any of its Restricted Subsidiaries (in the event of (i) or (ii) that is the subject of or could reasonably be expected to be the subject of such notice or noncompliance), prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the reasonable worst case cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Credit Agreement Parties fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the reasonable cost of which shall be borne (jointly and severally) by the Borrowers, and the Credit Agreement Parties shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license to undertake such an assessment at any reasonable time upon reasonable notice to Holdings, all at the sole expense of the Credit Agreement Parties (who shall be jointly and severally liable therefor).

9.07 ERISA. As soon as possible and, in any event, within ten (10) Business Days after Holdings, any Restricted Subsidiary of Holdings or any ERISA Affiliate knows of the occurrence of any of the following, Holdings will deliver to the Administrative Agent a certificate of the chief financial officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Restricted Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Restricted Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other governmental agency, or a Plan participant and any notices received by Holdings, such Restricted Subsidiary or such ERISA Affiliate from the PBGC or any other government agency, or a Plan participant with respect thereto: that (a) an ERISA Event or Canadian Pension Event has occurred that is reasonably expected to result in material liability to Holdings or any Restricted Subsidiary of Holdings; (b) there has been a material increase in Unfunded Pension Liabilities since the date the representations hereunder are given, or from any prior notice, as applicable; (c) there has been a material increase over the approximately $8,700,000 of estimated withdrawal liability (as of the date hereof) under Section 4201 of ERISA, if Holdings, any Restricted Subsidiary of Holdings and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (d) Holdings, any Restricted Subsidiary of Holdings or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of Holdings, any Restricted Subsidiary or any ERISA Affiliate, (e) that a contribution required to be made with respect to a Foreign Pension Plan has not been timely made which failure is reasonably likely to result in a material liability; or (f) that a Foreign Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent and such event is reasonably expected to result in material liability to Holdings or any Restricted Subsidiary. Holdings will also deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service or other Governmental Authority.

9.08 End of Fiscal Years; Fiscal Quarters. Holdings will cause (i) each of its, and each of its Restricted Subsidiaries’, fiscal years to end on the Sunday closest to September 30 of each year and (ii) each of its, and each of its Restricted Subsidiaries’, fiscal quarters to end on the Sunday closest to September 30, December 31, March 31 and June 30 of each year.

9.09 Performance of Obligations. Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

9.10 Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of either Borrower or any of its respective Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

9.11 Use of Proceeds. Each Borrower will use the proceeds of the Loans only as provided in Section 8.08.

9.12 Additional Security; Further Assurances; etc. (a) Holdings will, and will cause each of the other Credit Parties that are Restricted Subsidiaries of Holdings to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and properties of Holdings and such other Credit Parties that are Restricted Subsidiaries of Holdings as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, as may be amended, modified or supplemented from time to time, the “Additional Security Documents”); provided that the pledge of the outstanding capital stock of any Foreign Subsidiary directly owned by the U.S. Borrower or a Domestic Subsidiary (other than a Canadian Subsidiary, although any pledge of outstanding capital stock of the Canadian Subsidiary in excess of the amount specified below shall be limited to securing guarantees of obligations of the Canadian Borrower as more fully provided in the Pledge Agreement) shall be limited to (x) no more than sixty-five percent (65%) of the total combined voting power for all classes of the voting Equity Interests of such Foreign Subsidiary and (y) one-hundred percent (100%) of the non-voting Equity Interests of such Foreign Subsidiary; provided, further, that the pledge of the outstanding capital stock of any Foreign Subsidiary other than a Canadian Subsidiary shall be limited to securing the obligations of the Canadian Borrower. All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and (subject to exceptions as are reasonably acceptable to the Administrative Agent) shall constitute, upon taking all necessary perfection action (which the Credit Agreement Parties agree to promptly take) valid and enforceable perfected security interests and Mortgages (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Administrative Agent) the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full. Notwithstanding any other provision in the Credit Agreement or any other Credit Document, no Foreign Subsidiary shall be required to pledge any of its assets to secure any obligations of the U.S. Borrower and in no event shall any Foreign Subsidiary be required to guarantee the obligations of a Borrower or any Domestic Subsidiary.

(b) Holdings will, and will cause each of the other Credit Parties that are Restricted Subsidiaries of Holdings to, at the expense of the respective Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory collateral assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Holdings will, and will cause the other Credit Parties that are Restricted Subsidiaries of Holdings to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.12 has been complied with. Notwithstanding the foregoing, nothing in this Agreement shall require any Credit Party to make any filings or take any other actions to record or perfect the Collateral Agent’s Lien in any Intellectual Property outside the United States or Canada.

(c) If the Administrative Agent reasonably determines that it or the Lenders are required by law or regulation to have appraisals prepared in respect of any owned Real Property of Holdings and its Restricted Subsidiaries constituting Collateral, the relevant Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Holdings agrees that each action required by clauses (a) through (c) of this Section 9.12 shall be completed as soon as reasonably practicable, but in no event later than 90 days after such action is requested to be taken by the Administrative Agent or the Required Lenders, as the case may be; provided that, in no event will Holdings or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.

9.13 Ownership of Subsidiaries; etc. (a) Notwithstanding anything to the contrary contained in this Agreement, the U.S. Borrower or a U.S. Subsidiary Guarantor will at all times own 100% of the Equity Interests of the Canadian Borrower.

(b) The U.S. Borrower will at all times cause each of its Restricted Subsidiaries to constitute Wholly-Owned Subsidiaries of the U.S. Borrower, except that (i) the U.S. Borrower may acquire (and thereafter own) one or more non-Wholly-Owned Subsidiaries if, and to the extent, acquired pursuant to one or more Permitted Acquisitions effected in accordance with the relevant requirements of Section 9.15 and the definition of Permitted Acquisition contained herein; provided that if any non-Wholly-Owned Subsidiary is acquired pursuant to a Two-Step Permitted Acquisition, the respective Restricted Subsidiary shall be required to become (and thereafter be) a Wholly-Owned Subsidiary on the earlier to occur of (1) the date of the consummation of the subsequent merger or share acquisition or acquisitions or (2) the date occurring 180 days after the consummation of the initial acquisition of shares in connection therewith, (ii) in addition to non-Wholly-Owned Subsidiaries acquired pursuant to preceding clause (i), after the Initial Borrowing Date, the U.S. Borrower may create, establish or acquire one or more Restricted Subsidiaries which do not constitute Wholly-Owned Subsidiaries of the U.S. Borrower so long as all Investments therein (as well as any “deemed” Investments pursuant to following clause (z)) are made, and are permitted to be made, pursuant to clause (xix) of Section 10.05, and (z) the U.S. Borrower may permit any Wholly-Owned Subsidiary to become a non-Wholly-Owned Subsidiary, so long as, at the time of such occurrence, no Default under Section 11.01 or 11.05 and no Event of Default then exists, no inter-company Indebtedness is owed to or from such Person which would not be permitted if incurred on such date pursuant to the relevant provisions of this Agreement, and the fair market value (as determined by the U.S. Borrower in good faith) of the residual Equity Interests of the U.S. Borrower and its other Restricted Subsidiaries therein (as of such date, and net of any subsequent cash equity returns) are on such date (and at all time thereafter) deemed to constitute an Investment made pursuant to clause (xix) of Section 10.05 and are permitted under clause (xix) of Section 10.05. It is understood and agreed that the foregoing shall not prevent (x) the sale, transfer or other disposition by the U.S. Borrower and its Restricted Subsidiaries of all Equity Interests owned by them in any Restricted Subsidiary in accordance with the relevant requirements of Section 10.02 or (y) any liquidation or dissolution of a Restricted Subsidiary otherwise permitted in accordance with the relevant requirements of this Agreement.

9.14 Interest Rate Protection. No later than 90 days following the Effective Date, the U.S. Borrower will enter into (and thereafter maintain at least until the second anniversary of the Initial Borrowing Date) Interest Rate Protection Agreements on terms mutually acceptable to the U.S. Borrower and the Administrative Agent, after giving effect to which at least 50% of the B Term Loans and the Senior Notes will bear interest at a fixed or maximum rate.

9.15 Permitted Acquisitions. (a) Subject to the provisions of this Section 9.15 and the requirements contained in the definition of Permitted Acquisition, the U.S. Borrower, the Canadian Borrower, each Wholly-Owned Subsidiary of the U.S. Borrower which is a Credit Party and, in the case of a Foreign Permitted Acquisition, Wholly-Owned Restricted Subsidiaries of the U.S. Borrower that are not Credit Parties may from time to time after the Initial Borrowing Date effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the U.S. Borrower shall have given to the Administrative Agent and the Lenders at least 10 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (iii) calculations are made by the U.S. Borrower with respect to the financial covenants contained in Sections 10.08 and 10.09 (or, to the extent such Permitted Acquisition occurs prior to December 31, 2010, with respect to the financial covenants applicable to the Test Period ending December 31, 2010) for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period; provided that, if the respective Permitted Acquisition is a Two-Step Permitted Acquisition, the calculations required pursuant to this clause (iii) shall be required to be made on a Pro Forma Basis as otherwise required above, but both after giving effect to (x) first, the acquisition of shares of the Target actually acquired pursuant to the initial acquisition of shares (but not giving effect to any subsequent merger or share acquisition or acquisitions to be effected as part of the Two-Step Permitted Acquisition) and (y) second, to the actions described in preceding clause (x) and the subsequent merger or share acquisition or acquisitions which will conclude the respective Two-Step Permitted Acquisition, and both sets of calculations shall show that the financial covenants for such Calculation Period referenced above would have been complied with in both scenarios described in preceding clauses (x) and (y) of this proviso (i.e., whether or not the subsequent merger or share acquisition or acquisitions is or are ever effected); (iv) [reserved], (v) the aggregate purchase price (including, without limitation, (I) the aggregate principal amount of any Indebtedness assumed, refinanced, incurred or issued in connection therewith and (II) the aggregate amount of any deferred purchase price (excluding earn-outs, other post-closing contingent payments and working or similar purchase price adjustments) at any time paid or payable in connection therewith) paid or payable for the proposed Permitted Acquisition, when added to the aggregate consideration paid or payable for all other Permitted Acquisitions theretofore consummated from the Effective Date, shall not exceed $250,000,000 in the aggregate; provided that the aggregate consideration (calculated as provided above) paid by the U.S. Borrower and its Restricted Subsidiaries in connection with Permitted Acquisitions made by one or more Foreign Subsidiaries (other than any Canadian Credit Party) of the U.S. Borrower or where the respective Acquired Entity or Business is outside, or is organized outside (or the Person that is the target Company of the respective Permitted Acquisition owns assets which are located outside), the United States and Canada (or if only a portion the assets of such respective Acquired Entity or Business is located outside of the United States and Canada, the fair market value of such portion of assets located outside of the United States and Canada) shall not exceed $50,000,000; provided further that, if the U.S. Borrower, the Canadian Borrower or any Wholly-Owned Subsidiary which is a Credit Party utilizes any Available Amount to effect, in whole or in part, any Permitted Acquisition, the amount so utilized pursuant to this proviso shall not be included in determining compliance with this clause (v); (vi) on the date of the consummation of such Permitted Acquisition (after giving effect thereto), the sum of (a) all cash and Cash Equivalents (in each case, free and clear of any Lien other than nonconsensual Liens permitted by Section 10.01 and other Liens created under any Credit Document) included in the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date plus (b) the Total Unutilized Revolving Loan Commitment shall equal or exceed $25,000,000; and (vii) the U.S. Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by its chief financial officer or treasurer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vi), inclusive, and containing the calculations (in reasonable detail) required by preceding clauses (iii), (v) and (vi).

(b) At the time of each Permitted Acquisition involving the creation or acquisition of a Restricted Subsidiary, or the acquisition of Equity Interests of any Person, the Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Pledge Agreement; provided that the pledge of the outstanding capital stock of any Foreign Subsidiary (other than a Canadian Subsidiary, although any pledge of outstanding capital stock of the Canadian Subsidiary in excess of the amount specified below shall be limited to securing guarantees of obligations of the Canadian Borrower as more fully provided in the Pledge Agreement) directly owned by the U.S. Borrower or a Domestic Subsidiary shall be limited to (x) no more than sixty-five percent (65%) of the total combined voting power for all classes of the voting Equity Interests of such Foreign Subsidiary and (y) one-hundred percent (100%) of the non-voting Equity Interest of such Foreign Subsidiary.

(c) Each Borrower will cause each Restricted Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 9.12 and 10.14, to the reasonable satisfaction of the Administrative Agent.

(d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the respective Borrower that the certifications pursuant to this Section 9.15 are true and correct in all material respects and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.

9.16 Credit Ratings. Holdings will use commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating in Moody’s, in each case, with respect to the Credit Agreement Parties, and a credit rating by S&P and Moody’s with respect to the Indebtedness incurred pursuant to this Agreement and with respect to the Senior Notes.

9.17 Designation of Subsidiaries. Holdings may at any time after the Initial Borrowing Date designate any Restricted Subsidiary of the U.S. Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Holdings shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 10.08 and 10.09 (it being understood that if no Test Period cited in Sections 10.08 and 10.09 has passed, the covenants in Sections 10.08 and 10.09 for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended and, as a condition precedent to the effectiveness of any such designation, Holdings shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the net worth of the Subsidiary designated immediately prior to such designation (such net worth to be calculated without regard to any Obligations of such Subsidiary under the Subsidiaries Guaranty) and (y) the aggregate principal amount of any Indebtedness owed by the Subsidiary to the U.S. Borrower or any of its Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with GAAP), and such Investment shall be permitted Section 10.05(xviii) or (xix), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Existing Senior Subordinated Notes Indenture, the Senior Notes Indenture, any Refinancing Notes Indenture or any Permitted Junior Notes Document, (iv) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Subsidiary as of such date of designation (the “Designation Date”), plus (B) the aggregate fair market value of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 9.17 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed 1.5% of Holdings’ and its Subsidiaries’ total assets (on an aggregate basis and after giving pro forma effect to such designation) as of such Designation Date pro forma for such designation, (v) immediately after giving effect to the designation of an Subsidiary as a Restricted Subsidiary, Holdings shall be in compliance with the provisions of Section 9.12 with respect to such designated Restricted Subsidiary, (vi) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary, and (vii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, no recourse whatsoever (whether by contract or by operation of law or otherwise) may be had to Holdings or any of its Restrictive Subsidiaries or any of their respective properties or assets for any obligations of such Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdings in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the U.S. Borrower’s Investment in such Subsidiary.

Section 10. Negative Covenants. Holdings and each of its Restricted Subsidiaries hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnification obligations arising hereunder which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01 Liens. Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Restricted Subsidiaries), or assign any right to receive income or authorize the filing of any financing statement under the UCC with respect to any Lien, or any other similar notice of any Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not overdue for a period of more than 60 days or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

(ii) Liens in respect of property or assets of the U.S. Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the U.S. Borrower’s or such Restricted Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the U.S. Borrower or such Restricted Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii), plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Restricted Subsidiaries unless such Lien is permitted under the other provisions of this Section 10.01;

(iv) Liens created pursuant to the Security Documents;

(v) Leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

(vi) Liens upon assets of the U.S. Borrower or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(iii), provided that (x) such Liens only serve to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation does not encumber any asset of Holdings or any other asset of the U.S. Borrower or any Restricted Subsidiary of the U.S. Borrower other than the proceeds of the assets giving rise to such Capitalized Lease Obligations;

(vii) Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Initial Borrowing Date and used in the ordinary course of business of the U.S. Borrower or any of its Restricted Subsidiaries and placed at the time of the acquisition or construction thereof by the U.S. Borrower or such Restricted Subsidiary or within 270 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iii) and (y) in all events, the Lien encumbering any asset of Holdings or the equipment, machinery or other fixed assets so acquired or constructed does not encumber any asset of Holdings or any other asset of the U.S. Borrower or such Restricted Subsidiary;

(viii) (x) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the U.S. Borrower or any of its Restricted Subsidiaries and (y) Canadian municipal by-laws, municipal regulations or municipal agreements, and other similar charges or encumbrances, minor title deficiencies and minor adverse interests on property in Canada, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the U.S. Borrower or any of its Restricted Subsidiaries and the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any Canadian real property or interest therein;

(ix) Liens arising from precautionary UCC and PPSA financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;

(x) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09;

(xi) statutory and common law landlords’ liens under leases to which the U.S. Borrower or any of its Restricted Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety or appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the U.S. Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04(v) or Section 10.04(xiv), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of Holdings or any other asset of the U.S. Borrower or any of its Restricted Subsidiaries; and any extensions, renewals and replacements thereof so long as the aggregate principal amount of the Indebtedness secured by such Liens does not increase from that amount outstanding at the time of any such extension, renewal or replacement, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension, and such extension, renewal or replacement does not encumber any asset of Holdings or any additional assets or properties of the U.S. Borrower or any of its Restricted Subsidiaries other than the proceeds of the assets subject to such Lien;

(xv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature, and as security for contested taxes or import duties or for the payment of rent, in each case arising in the ordinary course of business;

(xvi) Liens on assets of Foreign Subsidiaries (other than a Canadian Credit Party) securing Indebtedness permitted pursuant to Section 10.04(viii);

(xvii) Liens on intellectual property to the extent such Liens arise from the granting of licenses to use such intellectual property to any Person in the ordinary course of business;

(xviii) Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xiii);

(xix) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any Joint Venture expressly permitted by the terms of this Agreement arising pursuant to the agreement evidencing such Joint Venture;

(xx) Liens on Collateral in favor of any Credit Party securing intercompany Indebtedness permitted by Section 10.05(vi), provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.05(vi) shall be subordinated to the Liens created pursuant to the Security Documents;

(xxi) Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;

(xxii) Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);

(xxiii) Liens that may arise on inventory or equipment of the U.S. Borrower or any of its Restricted Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than the U.S. Borrower and its Restricted Subsidiaries;

(xxiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxv) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(xxvi) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05(ii); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxvii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, or (ii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(xxviii) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder; provided that in no event shall any such deposit exceed 5% of the aggregate purchase price of any such Permitted Acquisition or Investment;

(xxix) Liens not otherwise permitted by the foregoing clauses (i) through (xxviii), or by following clauses (xxx) and (xxxi), to the extent attaching to properties and assets with an aggregate fair market value not in excess of, and securing liabilities not in excess of, $10,000,000 in the aggregate at any time outstanding;

(xxx) Liens on Collateral (as defined in the U.S. Security Documents) securing obligations of U.S. Credit Parties under Permitted Junior Debt that are secured as provided in the definition thereof; and

(xxxi) cash deposits with the Existing Senior Subordinated Notes Trustee pursuant to the refinancing transactions described in Section 6.07(b) or with respect to any Existing Senior Subordinated Notes, any Senior Notes, any Refinancing Notes or any Permitted Junior Debt, in each case to the extent permitted by Section 10.10.

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (viii), (xiv), (xv), (xviii), (xix), (xxii), (xxiii), (xxviii) and (xxxi) of this Section 10.01 by the U.S. Borrower, or any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02 Consolidation, Merger, Purchase or Sale of Assets, etc. Holdings will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time), except that:

(i) Capital Expenditures by the U.S. Borrower and its Restricted Subsidiaries shall be permitted to the extent not in violation of Section 10.07;

(ii) Investments may be made to the extent permitted by Section 10.05;

(iii) the U.S. Borrower and its Restricted Subsidiaries may sell assets, so long as (u) no Default or Event of Default then exists or would result therefrom, (w) each such sale is on terms and conditions not less favorable to the U.S. Borrower or such Restricted Subsidiary as would reasonably be obtained by the U.S. Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate and the U.S. Borrower or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by the U.S. Borrower or such Restricted Subsidiary, as the case may be), (x) at least 75% of the consideration received by the U.S. Borrower or such Restricted Subsidiary shall be in the form of cash or Cash Equivalents (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by the U.S. Borrower or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration) and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 5.02(h) and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (iii) shall not exceed $5,000,000 in any fiscal year of Holdings;

(iv) each of the U.S. Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));

(v) each of the U.S. Borrower and its Restricted Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vi) each of the U.S. Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Holdings or any of its Restricted Subsidiaries, in each case so long as no such grant otherwise adversely affects the Collateral Agent’s security interest in the asset or property subject thereto in any material respect;

(vii) (w) any Domestic Subsidiary of the U.S. Borrower may be merged, consolidated or liquidated with or into the U.S. Borrower (so long as the surviving Person of such merger, consolidation or liquidation is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving Person is not the U.S. Borrower, such Person expressly assumes, in writing, all the obligations of the U.S. Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) or any U.S. Subsidiary Guarantor (so long as the surviving Person of such merger, consolidation or liquidation is a Wholly-Owned Domestic Subsidiary of the U.S. Borrower, is a corporation, limited liability company or limited partnership and is or becomes a U.S. Subsidiary Guarantor concurrently with such merger, consolidation or liquidation), (x) any Canadian Subsidiary of the U.S. Borrower (other than the Canadian Borrower) may be merged, consolidated, amalgamated or liquidated with or into the Canadian Borrower (so long as the Canadian Borrower is the surviving corporation of such merger, consolidation, amalgamation or liquidation) or any Canadian Subsidiary Guarantor (so long as the surviving Person of such merger, consolidation, amalgamation or liquidation is a Wholly-Owned Subsidiary of the U.S. Borrower organized or existing under the laws of Canada or any province thereof, is not an unlimited liability company and is or becomes a Canadian Subsidiary Guarantor concurrently with such merger, consolidation or liquidation), (y) any Foreign Subsidiary of the U.S. Borrower (other than a Canadian Credit Party) may be merged, consolidated, amalgamated or liquidated with or into any Wholly-Owned Foreign Subsidiary of the U.S. Borrower, so long as such Wholly-Owned Foreign Subsidiary is the surviving corporation of such merger, consolidation, amalgamation or liquidation and (z) any Foreign Subsidiary (other than a Canadian Credit Party) of the U.S. Borrower may be merged, consolidated or liquidated with or into any U.S. Credit Party (so long as such U.S. Credit Party is the surviving corporation of such merger, consolidation or liquidation); provided that any such merger, consolidation, amalgamation or liquidation shall only be permitted pursuant to this clause (vii), so long as (I) no Default and no Event of Default then exists or would exist immediately after giving effect thereto and (II) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation or liquidation);

(viii) Permitted Acquisitions may be made to the extent permitted by Section 9.15, and either Borrower or a Subsidiary Guarantor may permit another Person to merge into or consolidate with it in order to effect a Permitted Acquisition;

(ix) each of the U.S. Borrower and its Restricted Subsidiaries may make sales of inventory in the ordinary course of business;

(x) each of the U.S. Borrower and its Restricted Subsidiaries may sell or otherwise dispose of outdated, obsolete surplus or worn out property (other than Real Property), so long as, in each case, disposed of in the ordinary course of business;

(xi) sales, transfers or dispositions by the U.S. Borrower or any of its Restricted Subsidiaries of non-strategic or non-core assets purchased as part of a Permitted Acquisition, so long as (u) at the time of such sale, transfer or disposition no Event of Default then exists or would result therefrom (other than any such sale, transfer or disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), (v) each such sale, transfer or disposition is on terms and conditions no less favorable to the U.S. Borrower or such Restricted Subsidiary as would reasonably be obtained by the U.S. Borrower or such Restricted Subsidiary at that time in a comparable arm’s length transaction with a Person other than an Affiliate and, in the case of any such sale, transfer or disposition of non-strategic or non-core assets having a fair market value in excess of $5,000,000, the U.S. Borrower or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by the U.S. Borrower or such Restricted Subsidiary, as the case may be), (w) at least 75% of the consideration received by the U.S. Borrower and its Restricted Subsidiaries shall be in the form of cash or Cash Equivalents (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory note and the fair market value, as determined by the U.S. Borrower or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration that is paid at the time of closing of such sale, transfer or disposition, (x) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 5.02(h), (y) the aggregate proceeds (determined in a manner consistent with clause (w) above) received by the U.S. Borrower or such Restricted Subsidiary) from all such sales, transfers or dispositions relating to a given Permitted Acquisition shall not exceed 30% of the aggregate consideration paid for such Permitted Acquisition, and (z) such non-strategic or non-core assets are sold, transferred or disposed of on or prior to the first anniversary of the respective Permitted Acquisition;

(xii) in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, a Restricted Subsidiary (other than the Canadian Borrower) of the U.S. Borrower may be merged or consolidated with or into another Person, or may be dissolved or liquidated;

(xiii) each of the U.S. Borrower and its Restricted Subsidiaries may effect Sale Leaseback Transactions involving real property acquired after the Initial Borrowing Date and not more than 180 days prior to such Sale Leaseback Transaction for cash in an amount at least equal to the cost of such property; provided that any Net Sale Proceeds received by the U.S. Borrower or any of its Restricted Subsidiaries from any such Sale Leaseback Transaction from and after such time as when the U.S. Borrower and its Restricted Subsidiaries shall have received Net Sale Proceeds of at least $25,000,000 from all Sale Leaseback Transactions occurring after the Initial Borrowing Date shall be applied to repay Term Loans as provided in Section 5.02(h) or reinvested or retained to the extent permitted by Section 5.02(h);

(xiv) the U.S. Borrower and its Subsidiaries may consummate the Merger;

(xv) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xvi) transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xvii) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the U.S. Borrower or a Restricted Subsidiary are not material to the conduct of the business of the U.S. Borrower and its Restricted Subsidiaries taken as a whole;

(xviii) voluntary terminations of Interest Rate Protection Agreements and Other Hedging Agreements;

(xix) dispositions resulting from foreclosures by third parties on properties of the U.S. Borrower or any of its Restricted Subsidiaries and acquisitions by the U.S. Borrower or any of its Restricted Subsidiaries resulting from foreclosures by such Persons or properties of third parties;

(xx) terminations of leases and subleases, including the lease for the Canadian leased property located at 120 Walker Drive, Brampton, Ontario, in connection with the exercise of the expansion option in the lease for the Canadian leased property located at 27 Hanson Road, Brampton, Ontario; and

(xxi) the use of cash and Cash Equivalents to make payments that are otherwise permitted under Sections 10.03 and 10.10.

Notwithstanding anything to the contrary contained above in this Section 10.02, in no event shall the U.S. Borrower or any of its Restricted Subsidiaries (x) sell any Equity Interests in any Restricted Subsidiary of the U.S. Borrower unless 100% of the Equity Interests of such Restricted Subsidiary (and any of its Restricted Subsidiaries) owned by the U.S. Borrower and its other Subsidiaries are sold or otherwise transferred pursuant thereto (in a transaction otherwise meeting the foregoing requirements of this Section 10.02) and, after giving effect thereto, the U.S. Borrower and its Restricted Subsidiaries shall owe no Indebtedness to such Person or any of such Person’s Restricted Subsidiaries (unless the amount thereof would be permitted pursuant to Section 10.04 after giving effect to the change in status of such Person from a Subsidiary to a non-Subsidiary) and any remaining Investments by the U.S. Borrower and its Restricted Subsidiaries and such Person and its Restricted Subsidiaries after the sale of all Equity Interests therein shall be required to be justified on such date pursuant to clause (xiii) of Section 10.05 after giving effect to the change in status of such Person from a Subsidiary to a non-Subsidiary (to the extent the same were not previously justified pursuant to said clause) or (y) enter into any sale-lease back transactions other than as permitted pursuant to Section 10.02(xiii). To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to Holdings or a Restricted Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate in order to effect the foregoing.

10.03 Dividends. Holdings will not, and will not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Restricted Subsidiaries, except that:

(i) any Restricted Subsidiary of the U.S. Borrower may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to the U.S. Borrower or to a Wholly-Owned Subsidiary of the U.S. Borrower which owns equity therein;

(ii) any non-Wholly-Owned Subsidiary of the U.S. Borrower may declare and pay cash Dividends to its shareholders generally so long as the U.S. Borrower or its respective Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii) so long as no Default or Event of Default exists at the time of the respective Dividend, redemption or repurchase or would exist immediately after giving effect thereto, the U.S. Borrower may pay cash Dividends to Holdings to allow Holdings to pay cash dividends to any Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of such Parent Company from management, employees, officers and directors (and their successors and assigns) of such Parent Company and its Restricted Subsidiaries; provided, further that the aggregate amount of Dividends made by the U.S. Borrower to Holdings pursuant to this clause (iii), and the aggregate amount paid by Holdings in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by Holdings (but in no event from any Initial Public Offering) from issuances of its Equity Interests (other than to the extent included in the Available Amount or in connection with the exercise of the Cure Right) and contributed to the U.S. Borrower in connection with such redemption or repurchase), in either case, exceed either (x) during any fiscal year of the U.S. Borrower, $10,000,000 (provided that subject to the immediately succeeding clause (y), the amount of cash Dividends permitted to be, but not, paid in any fiscal year shall increase the amount of cash Dividends permitted to be paid in any succeeding fiscal year) or (y) for all periods after the Initial Borrowing Date (taken as a single period), $30,000,000; provided, further, that such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by any Parent Company, Holdings or any of its Restricted Subsidiaries after the Effective Date; less (II) the amount of any Dividends previously made with the cash proceeds described in clause (I) of this clause (iii); provided, further, that cancellation of Indebtedness owing to Holdings or the U.S. Borrower from members of management, officers, directors, employees of Holdings or the U.S. Borrower, any of its Subsidiaries or any Parent Company in connection with a repurchase of Equity Interests of Holdings, the U.S. Borrower or any Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;

(iv) the U.S. Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any Parent Company) to pay expenses incurred by Holdings or any Parent Company in connection with offerings, registrations, or exchange listings of equity or debt securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to the U.S. Borrower, (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings and any Parent Company shall cause the amount of such expenses to be repaid to the U.S. Borrower or the relevant Restricted Subsidiary of the U.S. Borrower out of the proceeds of such offering promptly if such offering is completed;

(v) the U.S. Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to a Parent Company) to pay costs (including all professional fees and expenses) incurred by Holdings or any Parent Company in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder;

(vi) the declaration and payment of dividends or the payment of other distributions by the U.S. Borrower to, or the making of loans or advances to, any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication:

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence to the extent such taxes, fees and expenses are reasonably attributable to the operations of the U.S. Borrower and its Restricted Subsidiaries;

(b) federal, foreign, state and local income or franchise taxes (or any similar or alternative tax in lieu thereof) to the extent reasonably attributable to the ownership of Holdings and its Restricted Subsidiaries; provided that, in each fiscal year, the amount of such payments shall be equal to the amount that Holdings and its Restricted Subsidiaries would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year; provided that any refunds of such taxes received by Holdings (net of any costs related thereto, and calculated as if such entities were corporations paying taxes separately from any parent entity), any Parent Company or the equity interest holder thereof to the extent reasonably attributable to the ownership or operations of Holdings and its Restricted Subsidiaries shall promptly be returned to the U.S. Borrower;

(c) customary salary, bonus and other benefits payable to officers and employees of any Parent Company to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operations of the U.S. Borrower and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any Parent Company to the extent such costs and expenses are reasonably attributable to the ownership or operations of the U.S. Borrower and its Restricted Subsidiaries;

(e) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the U.S. Borrower, Holdings or any Parent Company;

(vii) reasonable and customary indemnities to directors, officers and employees of any Parent Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of Holdings and its Restricted Subsidiaries;

(viii) the U.S. Borrower may pay cash Dividends to Holdings (or subsequently paid to any Parent Company) so long as the proceeds thereof are promptly used by such Parent Company to pay (x) obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of Holdings and its Restricted Subsidiaries or (y) indemnification obligations owing to the Sponsor and Sponsor Affiliates under the Sponsor Agreement (as in effect on the date hereof);

(ix) any Dividend used to fund the Transactions and the fees, costs, and expenses related thereto;

(x) the U.S. Borrower may pay cash Dividends to Holdings (who may subsequently pay cash Dividends to any Parent Company) so long as the proceeds thereof are used to pay the Sponsor fees, expenses and indemnification payments that are then permitted to be paid pursuant to Sections 10.06(v) and 10.06(viii);

(xi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xii) the declaration and payment of dividends on Holdings’ common stock (or a Dividend to any Parent Company to fund a payment of dividends on such Parent Company’s common stock), following an Initial Public Offering of such common stock after the Effective Date, of up to 6% per annum of the net cash proceeds received by (or, in the case of a Dividend to a Parent Company, contributed to the capital of) Holdings in or from any such Initial Public Offering;

(xiii) any Dividends to the extent same are made solely with proceeds from Excluded Contributions not utilized pursuant to Sections 9.15(a), 10.04(xxxiii), 10.05(xviii), 10.07(c), 10.10(b) or 10.10(c); and

(xiv) purchases of minority interests in non-Wholly-Owned Subsidiaries by the U.S. Borrower and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed $10,000,000.

In determining compliance with this Section 10.03 (and in determining amounts paid as Dividends pursuant hereto for purposes of the definition of Consolidated Net Income), amounts loaned or advanced to Holdings pursuant to Section 10.05(vi) hereof shall be deemed to be cash Dividends paid to Holdings to the extent provided in said Section 10.05(vi).

10.04 Indebtedness. Holdings will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii) Indebtedness under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iii) Indebtedness of the U.S. Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations (to the extent permitted pursuant to Section 10.07) and purchase money Indebtedness described in Section 10.01(vii); provided that in no event shall the aggregate principal amount of Capitalized Lease Obligations and the principal amount of all such Indebtedness incurred or assumed in each case after the Effective Date permitted by this clause (iii) exceed $25,000,000 at any one time outstanding;

(iv) Indebtedness of the U.S. Borrower evidenced by the Senior Notes (which may be guaranteed by Holdings and the U.S. Subsidiary Guarantors as provided in the Senior Notes Indenture) in an aggregate principal amount not to exceed $205,000,000 (as reduced by the amount of any prepayments of principal of Senior Notes made after the Initial Borrowing Date); provided that the then outstanding Senior Notes may be refinanced in full, or at least a majority of the then outstanding aggregate principal amount of Senior Notes may be refinanced in part through a tender offer for then outstanding Senior Notes, at any time through the issuance by the U.S. Borrower of Refinancing Notes (which may be guaranteed by Holdings and the U.S. Subsidiary Guarantors on substantially the same terms as their guarantees of the theretofore outstanding Senior Notes), in each case so long as (x) the aggregate principal amount of outstanding Refinancing Notes, when added to the aggregate principal amount of Senior Notes then outstanding (for this purpose disregarding (1) any Senior Notes which will be repaid with proceeds of the respective issuance of Refinancing Notes substantially concurrently therewith and (2) all Senior Notes, if the U.S. Borrower has given to the Senior Notes Trustee a notice of redemption of all outstanding Senior Notes (with the respective redemption to occur at least 45 days but not more than 60 days after the giving of the respective notice of redemption) in accordance with the provisions of the Senior Notes Indenture and has taken all actions necessary to terminate its obligations with respect to the Senior Notes and under the Senior Notes Indenture, in each case, except (i) in connection with any Legal Defeasance (as defined in the Senior Notes Indenture), those obligations set forth in clauses (1) – (4) of Section 8.02 of the Senior Notes Indenture, in accordance with Sections 8.01, 8.02, 8.04 and 8.05 of the Senior Notes Indenture, and (ii) in connection with any Covenant Defeasance (as defined in the Senior Notes Indenture), any obligation under the Senior Notes Indenture other than these obligations set forth in Section 8.03 of the Senior Notes Indenture, in accordance with Sections 8.01, 8.03, 8.04 and 8.05 of the Senior Notes Indenture, in each case, as if same were not outstanding, so long as same are actually repaid substantially concurrently with the respective issuance of Refinancing Notes (in the case of preceding clause (1)) or redeemed and discharged in accordance with the respective notice of redemption and, in any event, within 40 days after the date of the respective issuance of Refinancing Notes (in the case of preceding clause (2)), does not at any time exceed $205,000,000, (y) at the time of issuance of any Refinancing Notes and immediately after giving effect thereto, no Default or Event of Default shall be in existence and the U.S. Borrower shall be in compliance with the requirements of the Senior Notes Indenture (if any Senior Notes are to remain outstanding) and the Refinancing Notes Indenture (unless it is the initial issuance of Refinancing Notes), in each case applicable to the respective issuance of Refinancing Notes and demonstrate that, as at the last day of the fiscal quarter most recently ended for which Section 9.01 Financials are then available, it would be in compliance on a Pro Forma Basis with Sections 10.08 (as if the issuance of Refinancing Notes and the anticipated use of the proceeds thereof had occurred on the first day of the Test Period ended on the last day of such fiscal quarter) and 10.09 (calculated as if the issuance of Refinancing Notes and the anticipated use of the proceeds thereof had occurred on the last day of such fiscal quarter) after giving effect thereto and (z) the Refinancing Notes meet the requirements contained in definition of “Refinancing Notes” contained herein;

(v) Indebtedness of a Restricted Subsidiary of the U.S. Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (y) such Indebtedness does not constitute revolving credit or working capital Indebtedness and (z) in no event shall the aggregate principal amount of Indebtedness incurred or assumed in each case after the Effective Date permitted by this clause (v) exceed $15,000,000 at any one time outstanding;

(vi) intercompany Indebtedness among the Borrowers and their Restricted Subsidiaries to the extent permitted by Section 10.05(vi);

(vii) Existing Other Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule 8.21 and any subsequent extension, renewal or refinancing thereof, provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension;

(viii) Indebtedness of Foreign Subsidiaries (other than a Canadian Credit Party); provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii) shall not at any time exceed $45,000,000;

(ix) [reserved];

(x) Indebtedness incurred in the ordinary course of business to finance insurance premiums;

(xi) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with drafts payable for payroll and other ordinary course expense items;

(xii) Indebtedness in respect of Other Hedging Agreements so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(xiii) unsecured Indebtedness of the U.S. Borrower (which may be guaranteed on a subordinated basis by Holdings (so long as it is a Guarantor) and any or all U.S. Subsidiary Guarantors), in an aggregate outstanding principal amount not to exceed $30,000,000 at any time, assumed or incurred in connection with any Permitted Acquisition permitted under Section 9.15, so long as such Indebtedness (and any guarantees thereof) are subordinated to the Obligations upon terms and conditions acceptable to the Administrative Agent or the Required Lenders;

(xiv) refinancings, renewals or extensions of any Indebtedness incurred pursuant to clause (v) above, provided that the aggregate principal amount of the Indebtedness to be refinanced, renewed or extended does not increase from that amount outstanding at the time of any such refinancing, renewal or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension, and is on terms not less favorable in any material respect to the Lenders;

(xv) additional Indebtedness of the U.S. Borrower and its Restricted Subsidiaries not to exceed $20,000,000 in aggregate principal amount outstanding at any time;

(xvi) Contingent Obligations for customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(xvii) Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xviii) guarantees made by the U.S. Borrower or any of its Restricted Subsidiaries of Indebtedness of the U.S. Borrower or any of its Restricted Subsidiaries permitted to be outstanding under this Section 10.04; provided that (i) Canadian Subsidiaries shall not be permitted to guarantee obligations of the U.S. Borrower or its Domestic Subsidiaries pursuant to this clause (xviii) and (ii) such guarantees are permitted by Section 10.05(vi);

(xix) guarantees made by any Foreign Subsidiary (other than a Canadian Credit Party) of Indebtedness of any other Foreign Subsidiary (other than a Canadian Credit Party) permitted to be outstanding under clause (viii) of this Section 10.04;

(xx) guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with Section 10.04(v), or any refinancing thereof pursuant to Section 10.04(xiv); provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to Section 10.04(v) at the time of the consummation of the Permitted Acquisition to which such Indebtedness relates;

(xxi) customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxii) guarantees of Indebtedness of directors, officers and employees of Holdings or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;

(xxiii) guarantees of Indebtedness of a Person in connection with a Joint Venture, provided that the aggregate principal amount of any Indebtedness so guaranteed, when added to the aggregate amount of unreimbursed payments theretofor made in respect of such guarantees and the amount of Investments then outstanding (and deemed outstanding) under clause (xix) of Section 10.05, shall not exceed $20,000,000;

(xxiv) [reserved];

(xxv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(xxvi) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of Holdings its Restricted Subsidiaries incurred in the ordinary course of business;

(xxvii) Indebtedness of any Credit Party supported by a Letter of Credit in a principal amount not to exceed the face amount of such letter of credit;

(xxviii) guarantees made by Holdings or any of its Restricted Subsidiaries of obligations (not constituting debt for borrowed money) of the U.S. Borrower or any of its Restricted Subsidiaries owing to vendors, suppliers and other third parties incurred in the ordinary course of business; provided that Canadian Subsidiaries shall not be permitted to guarantee obligations of Holdings or its Domestic Subsidiaries pursuant to this clause (xxviii);

(xxix) Permitted Junior Debt of the U.S. Borrower incurred under Permitted Junior Debt Documents, and of Holdings and U.S. Subsidiary Guarantors under guarantees of the obligations of the U.S. Borrower under the Permitted Junior Debt Documents, so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of Permitted Junior Notes or Permitted Junior Loans, as the case may be, (ii) no Default or Event of Default then exists or would result therefrom, (iii) 100% of the Net Debt Proceeds therefrom shall be used for working capital or other general corporate purchases (including without limitation, to finance one or more Permitted Acquisitions, to pay fees in connection therewith and/or to prepay then outstanding Revolving Loans (with no corresponding reduction in Revolving Loan Commitments), (iv) calculations are made by the U.S. Borrower demonstrating compliance, on a Pro Forma Basis, with the covenants contained in Sections 10.08 and 10.09 for the Calculation Period most recently ended prior to the date of the respective issuance of Permitted Junior Notes for which Section 9.01 Financials are available, and (v) the aggregate principal amount of Permitted Junior Debt issued or incurred after the Initial Borrowing Date shall not, when added to the aggregate amount of Incremental RL Commitments and Incremental Term Loans obtained pursuant to Sections 2.15 and 2.16, exceed $150,000,000; provided that the U.S. Borrower may issue or incur additional Permitted Junior Debt so long as the Senior Secured Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Calculation Period for which Section 9.01 Financials were required to have been delivered (or, if no Calculation Period has passed, as of the last four quarters ended), in each case, as if such Permitted Junior Debt had been outstanding on the last day of such four-quarter period, shall not exceed 3.50 to 1.00, and (vi) the U.S. Borrower shall have furnished to the Administrative Agent a certificate from a responsible Officer certifying as to compliance with the requirements of preceding clauses (i), (ii), (iii), (iv) and (v) and containing the calculations required by preceding clause (iv);

(xxx) Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);

(xxxi) [reserved];

(xxxii) Indebtedness under Refinancing Notes, 100% of the Net Debt Proceeds of which are applied to repay outstanding Term Loans so long as (i) no Default of Event of Default exists at the time of the issuance thereof and (ii) calculations are made by Holdings demonstrating compliance on a Pro Forma Basis (determined as of the last day of the most recently ended fiscal quarter for which Section 9.01 Financials are available) with the covenants contained in Sections 10.08 and 10.09; and the U.S Borrower shall have furnished to Administrative Agent a certificate from a responsible officer certifying as to compliance with the requirements of this clause (ii);

(xxxiii) Indebtedness of the Loan Parties in an amount equal to the lesser of (x) 100% of the net cash proceeds received by Holdings since immediately after the Initial Borrowing Date from Excluded Contributions not utilized pursuant to Sections 9.15(a), 10.03(xiii), 10.05(xviii), 10.07(c), 10.10(a), 10.10(b), or 10.10(c) and (y) $50,000,000.

10.05 Advances, Investments and Loans. Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents or designate a Subsidiary as an Unrestricted Subsidiary (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by the U.S. Borrower and its Restricted Subsidiaries with respect thereto), except that the following shall be permitted:

(i) the U.S. Borrower and its Restricted Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the U.S. Borrower or such Restricted Subsidiary;

(ii) Holdings and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the U.S. Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Initial Borrowing Date and described on Schedule 10.05(iii), provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;

(iv) Investments received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the U.S. Borrower and its Restricted Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(ii), and Other Hedging Arrangements to the extent permitted by Section 10.04(xii);

(vi)(a) the U.S. Credit Parties (other than Holdings) may make intercompany loans to and other investments in other U.S. Credit Parties, (b) the Canadian Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments in, any other Canadian Credit Party, (c) any Foreign Subsidiary may make intercompany loans to and other investments in any the U.S. Borrower or any of its Restricted Subsidiaries so long as in the case of such intercompany loans to Credit Parties (other than Holdings), all payment obligations of the respective Credit Parties are subordinated to their obligations under the Credit Documents on terms reasonably satisfactory to the Administrative Agent, (d) the U.S. Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments in, Foreign Subsidiaries in order to effect Foreign Permitted Acquisitions in accordance with Section 9.15 so long as the aggregate amount of loans, guarantees and other investments made pursuant to this subclause (d) does not exceed $50,000,000, (e) the U.S. Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments in, Foreign Subsidiaries (other than Canadian Credit Parties) so long as the aggregate amount of outstanding loans made pursuant to this subclause (e) does not exceed $7,500,000 and (f) U.S. Credit Parties (other than Holdings) may make intercompany loans to, guarantees on behalf of, and other investments in, Canadian Credit Parties so long as the aggregate amount of outstanding loans made pursuant to this subclause (f) does not exceed $7,500,000 (any such intercompany loans made pursuant to this clause (vi), “Intercompany Loans”), so long as any note held by a Credit Party and evidencing any such Intercompany Loan is pledged, promptly upon the Administrative Agent’s request, to the Collateral Agent pursuant to, and to the extent required by, the Pledge Agreement; provided if, and to the extent that any such Intercompany Loan is made to Holdings, the amount so loaned or advanced would be permitted to be paid by the U.S. Borrower to Holdings at such time as a cash Dividend pursuant to Section 10.03 (and which loan or advance shall not be in duplication of any amounts permitted to be so paid as cash Dividends pursuant to said Section 10.03); provided that all amounts advanced or loaned, guaranteed or to or otherwise invested in Holdings pursuant to this Section 10.05(vi) shall be deemed to constitute cash Dividends paid by the U.S. Borrower to Holdings pursuant to the relevant clause(s) of Section 10.03 for purposes of determining compliance with Section 10.03 and for purposes of the definition of Consolidated Net Income contained herein;

(vii) Permitted Acquisitions shall be permitted in accordance with Section 9.15;

(viii) loans and advances by Holdings and its Restricted Subsidiaries to employees of Holdings and its Restricted Subsidiaries in connection with relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted;

(ix) [reserved];

(x) non-cash consideration received in connection with any Asset Sale permitted pursuant to Section 10.02(iii) or (xi);

(xi) [reserved];

(xii) extensions of trade credit in the ordinary course of business;

(xiii) earnest money deposits required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxviii);

(xiv) Investments in deposit accounts or securities accounts opened in the ordinary course of business;

(xv) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xvi) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit;

(xvii) purchases of minority interests in non-Wholly-Owned Subsidiaries by the U.S. Borrower and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xiv), shall not exceed $10,000,000;

(xviii) Investments to the extent same are made solely with proceeds from Excluded Contributions not utilized pursuant to Sections 9.15(a), 10.03(xiii), 10.04(xxxiii), 10.07(c), 10.10(b) or 10.10(c); and

(xix) in addition to investments permitted by clauses (i) through (xviii) of this Section 10.05, Holdings and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person (including a Joint Venture) in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xix) (including without any limitation any Investments deemed made pursuant to this Section 10.05(xix)) pursuant to Section 9.13(b) or the penultimate sentence of Section 10.02), not to exceed, when added to the aggregate amount then guaranteed under clause (xxiii) of Section 10.04 and all unreimbursed payments theretofore made in respect of guarantees pursuant to clause (xxiii) of Section 10.04, $20,000,000.

10.06 Transactions with Affiliates. Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the U.S. Borrower or any of its Subsidiaries, other than on terms and conditions not less favorable to Holdings or such Restricted Subsidiary as would reasonably be obtained by Holdings or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(i) Dividends may be paid to the extent provided in Section 10.03;

(ii) loans and other transactions among Holdings and its Restricted Subsidiaries (and any Parent Company) to the extent otherwise expressly permitted under Section 10;

(iii) customary fees and indemnifications (including the reimbursement of out-of-pocket expenses) may be paid to directors of Holdings, the U.S. Borrower and its Restricted Subsidiaries;

(iv) Holdings and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with officers, employees and directors of Holdings, the U.S. Borrower and its Restricted Subsidiaries in the ordinary course of business;

(v) so long as no Event of Default shall exist (both before and immediately after giving effect thereto), Holdings and/or the U.S. Borrower may pay fees to the Sponsor (or dividend such funds to any Parent Company (through Holdings) to be paid to Sponsor) and perform its other obligations pursuant to the terms of the Sponsor Agreement as in effect on the Effective Date;

(vi) the Transaction (including Transaction Costs) shall be permitted;

(vii) to the extent not otherwise prohibited by this Agreement, transactions between or among Holdings and any of its Restricted Subsidiaries shall be permitted (including equity issuances);

(viii) Holdings or the U.S. Borrower may make payments (or make dividends to a Parent Company (through Holdings) to make payments) to reimburse the Sponsor for its reasonable out-of-pocket expenses, and to indemnify it, pursuant to the terms of the Sponsor Agreement and the registration rights agreement and subscription agreement entered into in connection with the Transaction, in each case as in effect on the Effective Date, subject to amendments not adverse to the Lenders in any material respect;

(ix) payments by Holdings and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among any Parent Company and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives); and

(x) transactions described on Schedule 10.06(x).

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall the U.S. Borrower or any of its Restricted Subsidiaries pay any management, consulting or similar fee to the Sponsor or any Affiliate of the Sponsor except as specifically provided in clauses (v) and (viii) of this Section 10.06.

10.07 Capital Expenditures. (a) Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any Capital Expenditures, except that during any fiscal year of Holdings (beginning with its fiscal year ending closest to September 30, 2010), the U.S. Borrower and its Restricted Subsidiaries may make Capital Expenditures so long as the aggregate amount of all such Capital Expenditures does not exceed (x) for the period from the Effective Date to September 30, 2010, $20,000,000 and (y) for each fiscal year thereafter, $45,000,000.

(b) In addition to the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the U.S. Borrower and its Restricted Subsidiaries pursuant to clause (a) above in any fiscal year of the U.S. Borrower (beginning with the fiscal year of the U.S. Borrower ending closest to September 30, 2011) (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the U.S. Borrower and its Restricted Subsidiaries during such fiscal year (or such period, as the case may be), such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year, provided that no amounts once carried forward pursuant to this Section 10.07(b) may be carried forward to any fiscal year of the U.S. Borrower thereafter.

(c) In addition to the foregoing, the U.S. Borrower or any of its Restricted Subsidiaries may make Capital Expenditures not otherwise permitted under this Section 10.07 in an amount not to exceed the then Available Amount.

10.08 Consolidated Interest Coverage Ratio. Holdings will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of a fiscal quarter of the U.S. Borrower described below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending Closest to	Ratio
December 31, 2010	2.00:1.00

March 31, 2011	2.00:1.00
June 30, 2011	2.00:1.00
September 30, 2011	2.00:1.00
December 31, 2011	2.25:1.00

March 31, 2012	2.25:1.00
June 30, 2012	2.25:1.00
September 30, 2012	2.25:1.00
December 31, 2012	2.25:1.00

March 31, 2013	2.25:1.00
June 30, 2013	2.25:1.00
September 30, 2013	2.25:1.00
December 31, 2013	2.50:1.00

and thereafter

Notwithstanding anything to the contrary contained in this Section 10.08, all calculations of compliance with this Section 10.08 shall be made on a Pro Forma Basis.

10.09 Maximum Consolidated Total Net Leverage Ratio. Holdings will not permit the Consolidated Total Net Leverage Ratio for any Test Period ending on the last day of a fiscal quarter of the U.S. Borrower described below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending Closest to	Ratio
December 31, 2010	6.75:1.00

March 31, 2011	6.75:1.00
June 30, 2011	6.75:1.00
September 30, 2011	6.75:1.00
December 31, 2011	6.25:1.00

March 31, 2012	6.25:1.00
June 30, 2012	6.25:1.00
September 30, 2012	6.25:1.00
December 31, 2012	5.75:1.00

March 31, 2013	5.75:1.00
June 30, 2013	5.75:1.00
September 30, 2013	5.75:1.00
December 31, 2013	5.25:1.00

March 31, 2014	5.25:1.00
June 30, 2014	5.25:1.00
September 30, 2014	5.25:1.00
December 31, 2014	4.75:1.00

March 31, 2015	4.75:1.00
June 30, 2015	4.75:1.00
September 30, 2015	4.75:1.00
December 31, 2015 and thereafter	4.25:1.00

Notwithstanding anything to the contrary contained in this Section 10.09, all calculations of compliance with this Section 10.09 shall be made on a Pro Forma Basis.

10.10 Limitations on Payments of Senior Notes, Existing Senior Subordinated Notes; Modifications of Senior Note Documents, Existing Senior Subordinated Note Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Holdings will not, and will not permit any of its Restricted Subsidiaries to:

(a) [reserved];

(b) make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Senior Notes or Refinancing Notes, except that so long as no Default under Section 11.01 or 11.05 and no Event of Default then exists or would exist immediately after giving effect to the respective repayment, redemption or repurchase, Senior Notes and Refinancing Notes may be repaid, redeemed, repurchased or defeased (so long as then retired or the required deposit under the applicable indenture is then made) or the applicable indenture is discharged (so long as the Senior Notes or any such Refinancing Notes will be paid in full within the time period set forth in the applicable indenture) with (i) proceeds of Refinancing Notes issued as contemplated by Section 10.04(iv) and/or (ii) the proceeds of substantially concurrent Excluded Contributions;

(c) make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Permitted Junior Debt, except that so long as no Default under Section 11.01 or 11.05 and no Event of Default then exists or would exist immediately after giving effect to the respective repayment, redemption or repurchase, Permitted Junior Debt may be repaid, redeemed, repurchased or defeased (so long as then retired or the required deposit under the applicable indenture is then made) or the applicable indenture is discharged (so long as the Permitted Junior Debt will be paid in full within the time period set forth in the applicable indenture) with proceeds of Excluded Contributions;

(d) [reserved];

(e) amend or modify, or permit the amendment or modification of any provision of, any Senior Note Document or Refinancing Note Document (after the entering into thereof) other than any amendment or modification that is not adverse to the interests of the Lenders in any material respect;

(f) amend or modify, or permit the amendment or modification of any provision of, any Permitted Junior Debt Document (after the entering into thereof) other than any amendment or modification that is not adverse to the interests of the Lenders in any material respect;

(g) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (iii) could not reasonably be expected to be adverse in any material respect to the interests of the Lenders; or

(h) amend, modify or change any provision of (x) any Sponsor Agreement, unless such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders in any material respect (although no amendment, modification or change may be made to any monetary term thereof) or (y) any tax sharing agreement, tax allocation agreement or similar agreement of Holdings and its Subsidiaries in effect on the Initial Borrowing Date or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent.

10.11 Limitation on Certain Restrictions on Subsidiaries. Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the U.S. Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the U.S. Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the U.S. Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the U.S. Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law;

(ii) this Agreement and the other Credit Documents;

(iii) the Senior Note Documents and any Refinancing Note Documents;

(iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the U.S. Borrower or any of its Restricted Subsidiaries;

(v) customary provisions restricting assignment of any licensing agreement (in which the U.S. Borrower or any of its Restricted Subsidiaries is the licensee) or other contract entered into by the U.S. Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vi) restrictions on the transfer of any asset pending the close of the sale of such asset;

(vii) any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to Holdings or any Restricted Subsidiary of Holdings, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;

(viii) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(ix) any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to clause (viii) of Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary;

(x) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above, provided, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the U.S. Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);

(xi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;

(xii) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary of Holdings that is not a Credit Party, which Indebtedness is permitted by Section 10.04;

(xiii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;

(xiv) on or after the execution and delivery thereof, the Permitted Junior Debt Documents; and

(xv) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis.

10.12 Limitation on Issuance of Capital Stock. (a) Holdings will not issue (i) any preferred stock or other preferred Equity Interests (other than Qualified Preferred Stock) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that are redeemable at the sole option of Holdings.

(b) Holdings will not permit any of its Restricted Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except (i) for transfers and replacements of then outstanding shares of Equity Interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of Holdings or any of its Restricted Subsidiaries in any class of the Equity Interests of such Restricted Subsidiary, (iii) to qualify directors to the extent required by applicable law, (iv) issuances to the U.S. Borrower or any Wholly-Owned Subsidiary that is a Subsidiary Guarantor, to the extent any additional Equity Interests are pledged pursuant to and in accordance with the Pledge Agreement or the Canadian Security Agreement (in the case of issuances to a Canadian Credit Party) to the extent required by the terms thereof or (v) for issuances by Restricted Subsidiaries of Holdings which are newly created or acquired in accordance with the terms of this Agreement.

10.13 Business. (a) Holdings will not permit at any time the business activities taken as a whole conducted by the U.S. Borrower and its Restricted Subsidiaries to be materially different from the business activities taken as a whole conducted by the U.S. Borrower and its Restricted Subsidiaries on the Initial Borrowing Date (after giving effect to the Transaction) and Similar Business.

(b) Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, the U.S. Borrower and, indirectly, its Subsidiaries and activities incidental thereto; provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its corporate existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Agreement and the Sponsor Agreement, (iv) the issuance, sale or repurchase of its Equity Interests to the extent permitted under this Agreement and the receipt of capital contributions, (v) dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), and (xi) making loans to or other Investments in, or incurrence of Indebtedness from, the U.S. Borrower (or in the case of incurrence of Indebtedness from any Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor) as and to the extent not prohibited by this Agreement.

10.14 Limitation on Creation of Subsidiaries. Holdings will not, and will not permit any of its Restricted Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary, provided that (A) the U.S. Borrower and its Wholly-Owned Domestic Subsidiaries that are, or are to become, U.S. Subsidiary Guarantors may create and/or acquire Wholly-Owned Domestic Subsidiaries so long as (i) all of the Equity Interests of such new Subsidiary are pledged to the Collateral Agent pursuant to the terms and conditions of the Pledge Agreement, (ii) such new Subsidiary enters into the U.S. Subsidiaries Guaranty and executes and delivers to the Collateral Agent counterparts of the U.S. Security Agreement and the Pledge Agreement, (iii) such new Subsidiary enters into such Additional Security Documents as the Administrative Agent or the Required Lenders may require pursuant to Section 9.12 and (iv) such new Subsidiary executes and delivers all other relevant documentation (including opinions of counsel) of the type described in Section 6 as (x) such new Subsidiary would have had to deliver if it were a Credit Party on the Initial Borrowing Date or (y) as reasonably requested by the Administrative Agent, (B) the Canadian Borrower and its Wholly-Owned Subsidiaries that are, or are to become, Canadian Subsidiary Guarantors may create and/or acquire new Canadian Subsidiaries that are Wholly-Owned Subsidiaries so long as such new Canadian Subsidiary executes a Canadian Subsidiaries Guarantee and the Canadian Security Agreement substantially in the forms attached hereto as Exhibit I-2 and Exhibit H-2, respectively, (and, if such Subsidiary is organized under the laws of the Province of Quebec, has its chief executive office or principal place of business in the province of Quebec, or has at any time tangible or intangible personal or real property in Quebec the fair market value of which exceeds $5,000,000, execute Quebec Security in form and substance reasonably satisfactory to the Collateral Agent), (C) the U.S. Borrower and its Wholly-Owned Restricted Subsidiaries may acquire Wholly-Owned Foreign Subsidiaries pursuant to Foreign Permitted Acquisitions consummated in accordance with the requirements of Section 9.15 and the definition of Permitted Acquisitions so long as each such Wholly-Owned Subsidiary that is a Canadian Subsidiary takes all actions described in preceding clause (C) applicable to acquired new Canadian Subsidiaries and (D) Subsidiaries which are not Wholly-Owned Subsidiaries as described in preceding clauses (A), (B) or (C) may be created, established and acquired in accordance with the requirements set forth in Section 9.13(b), so long as any Equity Interests therein owned by one or more Credit Parties are pledged pursuant to the Pledge Agreement or the Canadian Security Agreement (in the case of Equity Interests owned by a Canadian Credit Party) to the extent required by the terms thereof and Section 9.12.

10.15 Negative Pledges. Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders or grant a Lien on its assets (whether now owned or hereafter acquired) to any Person other than the Lenders, except that this Section 10.15 shall not apply to

(i) any covenants contained in this Agreement or any other Credit Documents or exist on the date hereof;

(ii) the covenants contained in the Senior Note Documents or any Refinancing Note Documents (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);

(iii) covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(iv) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(v) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture;

(vi) restrictions imposed by law;

(vii) customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale, provided such restrictions and conditions apply only to the Person or property that is to be sold;

(viii) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(ix) negative pledges and restrictions on Liens in favor of any holder of Indebtedness borrowed money entered into after the date hereof and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;

(x) restrictions on any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;

(xi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xii) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the U.S. Borrower, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.16 Additional Holdings Covenants. (a) Indebtedness. Holdings will not contract, create, incur, assume or suffer to exist any Indebtedness, except (i) Indebtedness of Holdings incurred pursuant to this Agreement and the other Credit Documents and (ii) Indebtedness owed to the U.S. Borrower or any of its Wholly-Owned Domestic Subsidiaries which is a U.S. Subsidiary Guarantor, so long as the respective loan or advance was made in accordance with the requirements of clause (vi) of Section 10.05 and (iii) any other Indebtedness (including Contingent Obligations) expressly permitted to be incurred by Holdings pursuant to Section 10.04; and

(b) Investments. Holdings will not, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except for capital contributions to, and purchases of Equity Interests in, the U.S. Borrower and other Investments expressly permitted to be made by Holdings pursuant to Section 10.05.

Section 11. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01 Payments. Either Borrower shall (i) default in the payment when due of any principal of (or Face Amount of in the case of any B/A Instrument) any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note, any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03 Covenants. Holdings or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(g), 9.08, 9.11, 9.13 or 9.15 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04 Default Under Other Agreements. (i) Holdings or any of its Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Holdings or any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount; provided that preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is otherwise permitted hereunder; or

11.05 Bankruptcy, etc. Holdings or any of its Restricted Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Restricted Subsidiaries, and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee, monitor is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Restricted Subsidiaries, or Holdings or any of its Restricted Subsidiaries commences any other proceeding under any reorganization, bankruptcy, insolvency, arrangement, winding-up, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Restricted Subsidiaries (including without limitation with respect to the Canadian Borrower or any Canadian Subsidiary Guarantor under any Canadian Insolvency Law), or there is commenced against Holdings or any of its Restricted Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or Holdings or any of its Restricted Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Restricted Subsidiaries suffers any appointment of any custodian, receiver, receiver-manager, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Restricted Subsidiaries makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by any Credit Agreement Party or any of their Restricted Subsidiaries for the purpose of effecting any of the foregoing; or

11.06 ERISA. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect; (b) there is or arises Unfunded Pension Liability which has resulted or would reasonably be expected to result in a Material Adverse Effect, (c) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if Holdings, any Restricted Subsidiary of Holdings or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which has resulted or would reasonably be expected to result in a Material Adverse Effect, (d) a Foreign Pension Plan has failed to comply with, or be funded in accordance with, applicable law which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (e) Holdings or any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that, in each case, has resulted or would reasonably be expected to result in a Material Adverse Effect; or (f) a Canadian Pension Event has occurred which has resulted or would reasonably be expected to result in a Material Adverse Effect; or

11.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, (to the extent provided therein) a perfected security interest in, and Lien on, all of the Collateral (other than Collateral with an aggregate fair market value not in excess of $2,500,000), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01)); or

11.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor, or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

11.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any Restricted Subsidiary of Holdings involving in the aggregate for Holdings and its Restricted Subsidiaries a liability or liabilities (not paid or fully covered by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and (i) the aggregate amount of all such judgments and decrees (to the extent not so covered or paid by such insurance company) equals or exceeds the Threshold Amount or (ii) such judgments, individually and in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect; or

11.10 Change of Control. A Change of Control shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the U.S. Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Credit Agreement Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder (including the Face Amount of all outstanding Bankers Acceptance Loans and Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the U.S. Borrower or the Canadian Borrower, as the case may be, to pay (and each of the U.S. Borrower and the Canadian Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to Holdings or either Borrower, it will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the U.S. Borrower or the Canadian Borrower, as the case may be, and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

Notwithstanding anything to the contrary contained in this Section 11, in the event that Holdings fails to comply with the requirements of Sections 10.08 or 10.09 as of the end of any relevant fiscal quarter, Holdings shall have the right (the “Cure Right”) (at any time during such fiscal quarter or thereafter until the date that is 10 Business Days after the date the respective Compliance Certificate with respect to such fiscal quarter is required to be delivered pursuant to Section 9.01(f)) to receive cash contributions to its common equity or cash proceeds from issuances of common Equity Interests, Qualified Preferred Stock, or other preferred Equity Interests having terms and conditions reasonably acceptable to the Administrative Agent, in each case in an amount equal to no greater than that needed to cause Holdings to be in compliance with the requirements of Sections 10.08 and 10.09 (the “Cure Amount”), and, provided 100% of such cash contribution, or such cash proceeds received, has been contributed to U.S. Borrower as a cash contribution to its common equity, thereupon Holdings’ compliance with Sections 10.08 or 10.09 shall be recalculated giving effect to the following pro forma adjustments: (i) Consolidated EBITDA shall be increased, solely for the purposes of determining compliance with Sections 10.08 or 10.09, as of the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter by an amount equal to the Cure Amount (provided that, for such relevant fiscal quarter, Consolidated Indebtedness shall not be recalculated to give effect to any repayment of Indebtedness with the Cure Amount) and (ii) if, after giving effect to the foregoing recalculations, the requirements of Sections 10.08 and 10.09 shall be satisfied, then the requirements of Sections 10.08 and 10.09 shall be deemed satisfied as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of Sections 10.08 and/or 10.09 that had occurred (and any resultant Default or Event of Default) shall be deemed retroactively not to have occurred for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (a) the Cure Amount shall be no greater than the amount required for purposes of complying with Sections 10.08 and 10.09, (b) in each four fiscal quarter period there shall be a period of at least two consecutive fiscal quarters in which the Cure Right is not exercised, (c) U.S. Borrower shall not be entitled to exercise the Cure Right more than four times during the term of this Agreement, (d) all Cure Amounts shall be disregarded for purposes of determining the Applicable Margin, the Applicable Prepayment Percentage, the Available Amount, any financial ratio-based conditions or baskets set forth in Section 10, and (e) upon Administrative Agent’s receipt of a notice from U.S. Borrower that it intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following date of the Compliance Certificate with respect to the fiscal quarter to which such Notice of Intent to Cure relates is acquired to be delivered pursuant to Section 9.01(f) (or if earlier, when delivered), none of Administrative Agent nor any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of Administrative Agent, Collateral Agent nor any other Lender or Secured Creditors shall (i) exercise any right to foreclose on or take possession of the Collateral or (ii) exercise any other remedy pursuant to this Section 11 or applicable law solely on the basis of an Event of Default having occurred and being continuing under Section 10.08 or 10.09, and (C) upon the delivery by the U.S. Borrower of a Notice of Intent to Cure, the Borrowers shall be permitted to incur Revolving Loans, subject to the terms and conditions of this Agreement, notwithstanding the existence of any Default or Event of Default that is the subject of such Notice of Intent to Cure; provided that if the Cure Right is not exercised within 10 Business Days after delivery of the Notice of Intent to Cure, the Borrowers shall not be permitted to incur Revolving Loans as otherwise provided under this clause (C).

Section 12. The Administrative Agent.

12.01 Appointment. (a) Each Lender hereby irrevocably designates and appoints (w) DB Canada as Canadian Sub-Agent, (x) DBTCA as Administrative Agent for such Lender (for purposes of this Section 12, the term “Administrative Agent” shall mean DBTCA in its capacities as Administrative Agent and as Collateral Agent hereunder and pursuant to the Security Documents and DB Canada as the Canadian Sub-Agent), (y) Deutsche Bank Securities Inc. and Banc of America Securities LLC and Barclays Capital, as Joint Lead Arrangers for such Lender and (z) Barclays Capital as Documentation Agent for such Lender, each to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent and each Joint Lead Arranger to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent or such Joint Lead Arranger, as the case may be, by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each of the Agents may perform any of their respective duties under this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and/or Collateral Agent may perform any of its duties under the Security Documents by or through one or more of its affiliates).

(b) The provisions of this Section 12 are solely for the benefit of the Agents and the Lenders, and neither Holdings nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders, and each Agent assumes no (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

12.02 Nature of Duties. No Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither any Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Agents shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein, provided that the Agents shall be deemed to be a trustee and stand in a fiduciary relationship with respect to the Lenders and the holders of Notes for purposes of any Security Document governed by the laws of a jurisdiction located outside the United States where the Agents shall determine, based on advice of local counsel, that same is necessary or desirable for purposes of realizing the benefits intended to be conferred pursuant to such Security Document, and the Lenders hereby irrevocably designate each of the Agents as their trustee for such purpose and authorize each of the Agents to at any time and from time to time take all actions (including, without limitation, making demand for all amounts then due and payable and the exercise of other remedies) on their behalf in accordance with the terms of such Security Document without the necessity of any notice to or further consent from any Lender, and the Lenders hereby agree to indemnify the Agents (and each of their respective officers, directors, trustees, employees, representatives and agents) and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, the taking of any action or any omission to take action under any such Security Document unless such action is taken or omitted to be taken with gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.03 Certain Rights of the Agents. The Agents shall have the right to request instructions from the Required Lenders at any time. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against any Agent or any of its employees, directors, officers, agents or affiliates as a result of such Agent or such other person acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, telephone message or other document or conversation that such Agent believed, in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent (which may be counsel for the Credit Parties) and, with respect to other matters, upon advice of independent public accountants or other experts selected by it.

12.05 Notice of Default, etc. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actually received written notice from a Lender or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until any Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (as determined by such Agent in its sole discretion).

12.06 Nonreliance on Agents and Other Lenders. Independently and without reliance upon any Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent or their respective affiliates nor any of their respective officers, directors, agents or employees shall be responsible to any Lender or the holder of any Note for, or be required or have any duty to ascertain, inquire or verify the accuracy of, (i) any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, (ii) the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document, (iii) the financial condition of Holdings and any of its Subsidiaries, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6 or 7, or (vi) the existence or possible existence of any Default or Event of Default.

12.07 Indemnification. (a) To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Credit Agreement Parties, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentages” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its respective duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Credit Document (except actions expressly required to be taken by it hereunder or under the Credit Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) The agreements in this Section 12.07 shall survive the payment of all Obligations.

12.08 Agents in their Individual Capacities. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender”, “Required Lenders”, “Supermajority Lenders”, “Majority Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.09 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.10 Resignation of the Agents. (a) The Administrative Agent and Canadian Sub-Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents (including, without limitation, its functions and duties as Collateral Agent) at any time by giving 30 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the U.S. Borrower. Any such resignation by an Agent hereunder shall also constitute its resignation (if applicable) as an Issuing Lender and Swingline Lender, in which case the resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent and Canadian Sub-Agent hereunder and/or under the other Credit Documents who shall be a commercial bank or trust company acceptable to the U.S. Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the U.S. Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent and Canadian Sub-Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the U.S. Borrower (which consent shall not be unreasonably withheld or delayed, provided that the consent of the U.S. Borrower shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent and Canadian Sub-Agent who shall serve as Administrative Agent and Canadian Sub-Agent, respectively, hereunder and/or under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent and Canadian Sub-Agent as provided above.

(d) If no successor Administrative Agent and Canadian Sub-Agent have been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s and Canadian Sub-Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent and Canadian Sub-Agent hereunder and/or under any other Credit Document until such time, if any, as the Lenders appoint a successor Administrative Agent and Canadian Sub-Agent as provided above (except in the case of the Collateral Agent holding collateral security on behalf of the Secured Creditors, the resigning Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed).

(e) Upon a resignation of any Agent pursuant to this Section 12.10, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as such Agent.

12.11 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to (i) release any Lien granted to or held by the Collateral Agent upon any Collateral (A) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (B) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Restricted Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (C) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12), (D) owned by a Subsidiary Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (iii) below or (E) as otherwise may be expressly provided in the relevant Security Documents, (ii) at the request of the U.S. Borrower, to subordinate any Lien on any property granted to or held by the Collateral Agent or Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 10.01 but only to the extent Section 10.01 permits such Lien to be prior to the Liens held by the Collateral Agent and the Administrative Agent under the Credit Documents and (iii) to release any Subsidiary Guarantor from its obligations under any Credit Document to which it is a party if such Person ceases to be a Restricted Subsidiary constituting a Guarantor as a result of a transaction or designation permitted hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral or guarantees pursuant to this Section 12.11.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by either Borrower or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d) For greater certainty, and without limiting the powers of the Collateral Agent hereunder or under any of the other Credit Documents, the Borrowers hereby acknowledge that the Collateral Agent shall, for purposes of holding any security granted by any Credit Party on property pursuant to the laws of the Province of Quebec to secure obligations of any Credit Party under any bond or debenture (the Quebec Secured Obligations), be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future holders of any bond or debenture. Each Lender, for itself and for all present and future affiliates that are or may become a Lender, hereby irrevocably constitutes, to the extent necessary, the Collateral Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by each Credit Party in the Province of Quebec to secure the Quebec Secured Obligations. Each assignee (for itself and for all present and future affiliates) of a Lender shall be deemed to have confirmed and ratified the constitution of the Collateral Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the relevant Assignment and Assumption Agreement or other relevant documentation. The substitution or replacement of the Administrative Agent pursuant to Section 12.10 shall also constitute the substitution or replacement of the fondé de pouvoir. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), the Collateral Agent may acquire and be the holder of any bond or debenture. The Borrowers hereby acknowledge that such bond or debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec. The fondé de pouvoir shall (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted hereunder, all rights and remedies given to the fondé de pouvoir pursuant to any hypothec, bond, pledge, applicable law or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to an indemnification by the Lender, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time.

12.12 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

12.13 Special Provisions Applicable to Joint Lead Arrangers and Documentation Agent. Notwithstanding anything to the contrary contained above in this Section 12, the Lenders and Credit Agreement Parties hereby recognize and agree that the Joint Lead Arrangers and the Documentation Agent are titles given for recognition purposes only, and no Joint Lead Arranger or Documentation Agent shall have any obligation, duty or responsibility under this Agreement or the other Credit Documents. Furthermore, each Joint Lead Arranger or the Documentation Agent may at any time resign hereunder by providing written notice of such resignation to the Administrative Agent and the U.S. Borrower.

Section 13. Miscellaneous.

13.01 Payment of Expenses, etc. (a) The Credit Agreement Parties hereby jointly and severally agree to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable documented out-of-pocket costs and expenses of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP, one local counsel in each material jurisdiction and consultants of the Agents) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with their syndication efforts with respect to this Agreement and of the Agents and, after the occurrence of an Event of Default, one additional counsel for all of the Issuing Lenders and the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; (ii) pay and hold each of the Agents, each of the Issuing Lenders and each of the Lenders harmless from and against any and all Other Taxes with respect to the foregoing matters and save each of the Agents, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Issuing Lender, such Lender or the Lead Arranger) to pay such Other Taxes; and (iii) indemnify each of the Agents, each Issuing Lender or each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes that are governed exclusively by Sections 2.10, 3.06 and 5.04) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by any Credit Agreement Party or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by any Credit Agreement Party or any of its Subsidiaries at any location, whether or not owned, leased or operated by any Credit Agreement Party or any of its Subsidiaries, the non-compliance by any Credit Agreement Party or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against any Credit Agreement Party, any of its Subsidiaries or any Real Property at any time owned, leased or operated by any Credit Agreement Party or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding in each case any losses, liabilities, claims, damages or expenses to the extent incurred by reason of (i) the gross negligence or willful misconduct of the respective Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors or (ii) any material breach of the obligations of such Indemnified Person under this Credit Agreement or the other Credit Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Agreement Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) Neither any Agent nor any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Credit Agreement or any other Credit Document in the absence of gross negligence or willful misconduct on the part of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or (z) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Credit Agreement or any other Credit Document or the financing contemplated hereby.

13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of either Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.03 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, c/o BWAY Holding Company, 1515 22nd Street Suite 550, Oak Brook, Illinois 60523, Attention: Michael B. Clauer, Tel: (630) 203-4093, Facsimile: (630) 203-4110; if to any Lender, at its address specified on Schedule 13.03; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the U.S. Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and the Borrowers shall not be effective until received by the Administrative Agent or the U.S. Borrower (with respect to the Borrowers), as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the U.S. Borrower or BWAY Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.04 Benefit of Agreement; Assignments; Participations, etc. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided, further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating (it being understood and agreed that any proviso to the definition of any Maturity Date may be modified so long as the effect thereof is not to extend the respective Maturity Date beyond the date set forth in the respective definition (before giving effect to the proviso thereto) and that no participant shall be granted any rights of approval in connection therewith), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement or (iii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this subclause (x)(i)(B)); provided that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender, or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or, in the case of Commitments and Loans denominated in Canadian Dollars, CDN $1,000,000) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement (which Assignment and Assumption Agreement shall contain an acknowledgement and agreement by the respective assignee that, as Lender, it shall be subject to, and bound by the terms of the Intercreditor Agreement), provided that (i) at such time, Schedule 2.01 shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the respective Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the respective Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Event of Default then exists, the consent of the U.S. Borrower shall (in either case) be required in connection with any such assignment pursuant to clause (y) above (other than any such assignment by any Agent or any of its Affiliates prior to the Syndication Date) (which consents, in any such case, shall not be unreasonably withheld or delayed); provided that the U.S. Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, (iv) (A) the consent of the Swingline Lender and each Issuing Lender set forth in clause (i) of the definition thereof shall be required in connection with any assignment of U.S. Borrower Revolving Loan Commitments and (B) the consent of each Issuing Lender set forth in clause (ii) of the definition thereof shall be required in connection with any assignment of Canadian Borrower Revolving Loan Commitments, in each case, pursuant to this Section 13.04(b) (which consents, in any such case, shall not be unreasonably withheld or delayed), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) (A) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the U.S. Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b) and (B) to a Person that is not already a Lender hereunder and that is a United States person (as such term is defined in Section 7701(a)(30) of the Code for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the U.S. Borrower the appropriate Internal Revenue Service Forms described in Section 5.04(c). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). Notwithstanding anything to the contrary contained above, at any time after the termination of the Total Revolving Loan Commitment, if any Revolving Loans or Letters of Credit remain outstanding, assignments may be made as provided above, except that the respective assignment shall be of a portion of the outstanding Revolving Loans of the respective RL Lender and its participation in Letters of Credit and its obligation to make Mandatory U.S. RL Borrowing, although any such assignment effected after the termination of the Total Revolving Loan Commitment shall not release the assigning RL Lender from its obligations as a participant with respect to outstanding Letters of Credit or to fund its share of any Mandatory U.S. RL Borrowing (although the respective assignee may agree, as between itself and the respective assigning RL Lender, that it shall be responsible for such amounts). Notwithstanding the foregoing, any sale or assignment pursuant to this Section 13.04(b) to a Sponsor Affiliate shall be made via an assignment, in form reasonably satisfactory to the Administrative Agent (a “Sponsor Affiliate Assignment and Assumption”), in accordance with this Section 13.04(b), and, notwithstanding any provision in this Section 13.04(b) to the contrary, with the applicable consents required pursuant to this Section 13.04(b).

(c) The U.S. Borrower shall also be entitled to purchase (from Lenders) outstanding principal of Term Loans in accordance with the provisions of Sections 2.19 and 2.20, which purchases shall be evidenced by assignments (in form reasonably satisfactory to the Administrative Agent) from the respective Lender to the U.S. Borrower. No such assignment will be effective until recorded by the Administrative Agent (in a manner consistent with the following sentence) on the Register pursuant to Section 13.15. All Term Loans purchased pursuant to Section 2.19 and 2.20 shall be immediately and automatically cancelled and retired, and the U.S. Borrower shall in no event become a Lender hereunder. To the extent of any assignment to the U.S. Borrower as described in this clause (c), the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Term Loans.

(d) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrowers), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(e) Each Lender acknowledges and agrees to comply with the provisions of Section 13.04 applicable to it as a Lender hereunder.

(f) Each Sponsor Affiliate, solely in its capacity as a B Term Loan Lender, hereby agrees, and each Sponsor Affiliate Assignment and Assumption shall provide a confirmation, that, if any Credit Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law now or hereafter in effect (“Bankruptcy Proceedings”), (A) such Sponsor Affiliate shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Sponsor Affiliate’s claim with respect to its B Term Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Sponsor Affiliate is treated in connection with such exercise or action on the same or better terms as the other B Term Loan Lenders and (B) with respect to any matter requiring the vote of B Term Loan Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the B Term Loans held by such Sponsor Affiliate (and any Claim with respect thereto) shall be deemed to be voted by such Sponsor Affiliate in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Affiliates, so long as such Sponsor Affiliate is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other B Term Loan Lenders. For the avoidance of doubt, the Lenders and each Sponsor Affiliate agree and acknowledge that the provisions set forth in this Section 13.04(f) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect applicable to Credit Loan Party. Except as expressly provided in this Section 13.04(f), the provisions of this Section 13.04(f) shall not be applicable to any Sponsor Debt Fund.

(g) If any Borrower wishes to replace the Loans or Commitments with Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders of such Loans or holdings such Commitments, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require such Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 13.12 (with such replacement, if applicable, being deemed to have been made pursuant to Section 13.12). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.08. By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, (y) the express provisions of this Agreement which permit disproportionate payments with respect to various of the Tranches as, and to the extent, provided herein, and (z) the express provisions of Sections 2.19, 2.20, 5.02(b) and 13.12(b), which permit disproportionate payments with respect to the Loans as, and to the extent, provided therein.

13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow and the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.15 and 10.07 through 10.09, inclusive, shall utilize generally accepted accounting principles and policies in conformity with those used to prepare the audited financial statements of Holdings referred to in Section 8.05(a)(i) for the fiscal year of Holdings ended September 27, 2009 and, (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided further, that if the U.S. Borrower notifies the Administrative Agent that the U.S. Borrower wishes to amend the Consolidated Total Net Leverage Ratio or any financial definition used therein to implement the effect of any change in GAAP or the application thereof occurring after the Effective Date on the operation thereof (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders wish to amend the Consolidated Total Net Leverage Ratio or any financial definition used therein for such purpose), then the U.S. Borrower and the Administrative Agent shall negotiate in good faith to amend the Consolidated Total Net Leverage Ratio or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in GAAP; provided further that all determinations made pursuant to the Consolidated Total Net Leverage Ratio or any financial definition used therein shall be determined on the basis of GAAP as applied and in effect immediately before the relevant change in GAAP or the application thereof became effective, until the Consolidated Total Net Leverage Ratio or such financial definition is amended. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

(b) All computations of interest (other than interest based on the Prime Rate or the Canadian Prime Rate), Commitment Commission and other Fees (other than Drawing Fees) hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable. All computations of interest based determined by reference to the Prime Rate or Canadian Prime Rate shall be based on a 365-day or 366-day year, as the case may be.

(c) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such annual rate is to be ascertained, and (z) divided by 360 or 365, as the case may be; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(d) If any provision of this Agreement or of any of the other Credit Documents would obligate any Canadian Credit Party to make any payment of interest with respect to the Obligations or other amount payable to any Lender in an amount or calculated at a rate which would result in a receipt by that Lender of “interest” with respect to the Obligations at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by that Lender of interest with respect to the Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the affected Lender under Section 2.08; and (ii) thereafter, by reducing any charges, fees, commissions, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute “interest” with respect to the Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to Canadian Borrower. Any amount or rate of interest on the Obligations referred to in this Section 13.07(d) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan or Loans remain outstanding on the assumption that any charges, fees, commissions, expenses, premiums and other amounts that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be prorated over the period from the Initial Borrowing Date to the applicable Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

(e) The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING WHETHER A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RESPECTIVE MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE CANADIAN BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE U.S. BORROWER AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE CANADIAN BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS RESPECTIVE ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which each Credit Agreement Party, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.

13.11 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender directly and adversely affected thereby, extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except (x) in connection with applicability of any post-default increase in interest rates and (y) extensions expressly permitted by Section 2.14) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral under all the Security Documents without the consent of each Lender, (iii) amend, modify or waive any provision of this Section 13.12(a) or Section 13.06 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the B Term Loans, C Term Loans and/or the Revolving Loan Commitments on the Effective Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (iv) reduce the percentage specified in the definition of Required Lenders without the consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of B Term Loans, C Term Loans and Revolving Loan Commitments are included on the Effective Date), (v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement without the consent of each Lender or (vi) amend Section 2.14 the effect of which is to extend the maturity of any Lender without its consent; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of such Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) except in cases where additional extensions of term loans and/or revolving loans are being afforded substantially the same treatment afforded to the Term Loans and Revolving Loans pursuant to this Agreement as originally in effect, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01 or 5.02 (excluding Section 5.02(b)) (although (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Loans into another Tranche of Loans hereunder in like principal amount and any other conversion of any Tranche of Loans into Extended Term Loans pursuant to an Extension Amendment shall not be considered a “prepayment” or “repayment” for purposes of this clause (6)), (7) without the consent of each Lender directly and adversely affected thereby, amend or modify the definition of “Other Allocable Share”, (8) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date) or (9) without the consent of the Supermajority Lenders of the respective Tranche, reduce the amount of or extend the date of, any Scheduled B Repayment, Scheduled C Repayment or Scheduled Incremental TL Repayment (except that, if additional Loans are made pursuant to a given Tranche, the scheduled repayments of such Tranche may be increased on a proportionate basis without the consent otherwise required by this clause (9)), modify any proviso to the definition of the respective Maturity Date applicable to such Tranche, or amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date).

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay each Tranche of outstanding Loans of such Lender in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary contained in clause (a) above of this Section 13.12, the respective Borrower, the Administrative Agent and each Incremental Term Loan Lender or Incremental RL Lender, as the case may be, may, in accordance with the provisions of Sections 2.15 and 2.16, enter into an Incremental Term Loan Commitment Agreement or Incremental RL Commitment Agreement, as the case may be, provided that after the execution and delivery by the respective Borrower, the Administrative Agent and each such Incremental Term Loan Lender or Incremental RL Lender, as the case may be, of such Incremental Term Loan Commitment Agreement or Incremental RL Commitment Agreement, as the case may be, such Incremental Term Loan Commitment Agreement or Incremental RL Commitment Agreement, as the case may be, may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

(d) Notwithstanding anything to the contrary in clause (a) above of this Section 13.12, this Agreement may be amended (or amended and restated) (i) with the written consent of the Required Lenders, the Administrative Agent and the U.S. Borrower, (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loan and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) with the written consent of the Administrative Agent, the U.S. Borrower and the Lenders providing the relevant Replacement Term Loans, to permit the refinancing of all outstanding Loans (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

(e) Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Majority Lenders, the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Majority Lenders” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(g) Further, notwithstanding anything to the contrary contained in this Section 9.08, if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

13.15 Register. The Borrowers hereby designate the Administrative Agent to serve as their agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The registration of any provision of Incremental Term Loan Commitments pursuant to Section 2.15 or Incremental RL Commitment pursuant to Section 2.16, as the case may be, shall be recorded by the Administrative Agent on the Register only upon the acceptance of the Administrative Agent of a properly executed and delivered Incremental Commitment Agreement. Coincident with the delivery of such Incremental Commitment Agreement for acceptance and registration of the provision of an Incremental Term Loan Commitment or Incremental RL Commitment, as the case may be, or as soon thereafter as practicable, to the extent requested by such Incremental Lenders and Incremental Term Notes or Revolving Notes, as the case may be, shall be issued, at the respective Borrower’s expense, to such Incremental Lenders, to be in conformity with Section 2.05 (with appropriate modification) to the extent needed to reflect the Incremental Term Loan Commitments or Incremental RL Commitment, as the case may be, and outstanding Incremental Term Loans or Revolving Loans made by such Incremental Lender.

13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Agent, Joint Lead Arranger, Documentation Agent and Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrowers or any of their Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16, and (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16; provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Lender will use its commercially reasonable efforts to notify the Borrowers in advance of such disclosure so as to afford the Borrowers the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b) The Borrowers hereby acknowledge and agree that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrowers or any of their Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrowers and their Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17 USA Patriot Act Notice. Each Lender hereby notifies each Credit Agreement Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Agreement Party, which information includes the name of each Credit Agreement Party and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act, and each Credit Agreement Party agrees to provide such information from time to time to any Lender.

13.18 Designation as “Designated Senior Debt”. The parties hereto agree and acknowledge that the Indebtedness pursuant to this Agreement and the guarantee of such Indebtedness by the Subsidiary Guarantors pursuant to the Subsidiaries Guaranty constitutes “Designated Senior Debt” under, as defined in, the Existing Senior Subordinated Notes Indenture.

13.19 Special Provisions Regarding Pledges of Equity Interests in Persons Not Organized in Qualified Jurisdictions. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States and Canada to perfect the security interests in the Equity Interests of any Person organized under the laws of said jurisdictions (to the extent said Equity Interests are owned by any Credit Party). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of Equity Interests in any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Initial Borrowing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents. The Credit Agreement Parties hereby agree that, following any reasonable request by the Administrative Agent or Required Lenders to do so, each Credit Agreement Party shall, and shall cause its Restricted Subsidiaries to, take such actions (including, without limitation, the execution of Additional Security Documents, the making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or Required Lenders to be necessary or, in the reasonable opinion of the Administrative Agent, advisable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 13.19, all such actions shall be taken in accordance with the provisions of this Section 13.19 and Section 9.12 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to Equity Interests in Persons organized under laws of jurisdictions other than the United States or Canada) not required to be taken in accordance with the provisions of this Section 13.19, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of this Section 13.19 or pursuant to Section 9.12.

13.20 Powers of Attorney; etc. Each of Holdings and the U.S. Borrower is hereby authorized by, and on behalf of, the Canadian Borrower to (x) give Notices of Borrowing, Notices of Conversion/Continuation and other notices and directions in connection with the extensions of credit and repayments thereof to be made pursuant to this Agreement to the Canadian Borrower (including without limitation notices as to the application of proceeds of such extensions of credit) and (y) receive any notices hereunder and under any other Credit Document on its behalf. The Canadian Borrower hereby grants to each of Holdings and the U.S. Borrower an irrevocable power-of attorney, in the Canadian Borrower’s name, to take the actions contemplated above in this Section 13.20 and in the last sentence of Section 2.13 hereof. Furthermore, the Canadian Borrower agrees that the Agents and the Lenders may at any time rely upon any notices, instructions or other information furnished by Holdings or the U.S. Borrower.

13.21 Waiver of Sovereign Immunity. Each of the Credit Agreement Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Credit Agreement Party, its Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, Canada or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of such Credit Agreement Party or any of its Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Credit Agreement Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, Canada or elsewhere. Without limiting the generality of the foregoing, each Credit Agreement Party further agrees that the waivers set forth in this Section 13.21 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

13.22 Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in the respective Applicable Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent, the respective Issuing Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Canadian Dollar Equivalent or the U.S. Dollar Equivalent thereof, as the case may be, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due by any Borrower, such Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the U.S. Dollar Equivalent or the Canadian Dollar Equivalent or any other rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency. If the amount of the Judgment Currency so purchased exceeds the sum originally due to the Lenders in the Judgment Currency, the Lenders shall, except during the occurrence and continuation of an Event of Default under Sections 11.01 or 11.05 (in which case such excess shall be applied by such Lender to any outstanding Obligations owed to such Lender by any Credit Party), remit such excess to the relevant Borrower.

13.23 Absence of Financial Assistance by Canadian Borrower. The parties hereto acknowledge and agree that notwithstanding anything to the contrary in this Agreement (i) the Obligations of the U.S. Borrower and of Holdings under this Agreement are solely those of the U.S. Borrower or Holdings, as the case may be, and not the Canadian Borrower (which shall have no liability therefor), and (ii) any indemnities or other amounts owing under Section 13.01 for which the Credit Agreement Parties may be deemed to be jointly and severally liable shall instead constitute the joint and several obligations of the U.S. Borrower and of Holdings only and shall not be obligations of the Canadian Borrower under this Agreement.

13.24 Effectiveness of Merger. Upon the consummation of the Merger, the U.S. Borrower shall automatically succeed to all the rights and obligations of Merger Sub under this Agreement, without any further action by any Person.

13.25 INTERCREDITOR AGREEMENT. (a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS (OTHER THAN CANADIAN BORROWER RL LENDERS IN THEIR CAPACITIES AS SUCH) TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.

(b) THE PROVISIONS OF THIS SECTION 13.25 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.

(c) THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS NOT AN AGREEMENT TO WHICH HOLDINGS OR ANY OF ITS SUBSIDIARIES IS PARTY. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

13.26 Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) none of the Joint Lead Arrangers, the Documentation Agent or any Lender shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) each Credit Agreement Party hereby waives, to the fullest extent permitted by law, any claims it may have against any Joint Lead Arranger, the Documentation Agent or any Lender for breach of fiduciary duty or alleged breach of fiduciary duty.

Section 14. Credit Agreement Party Guaranty.

14.01 The Guaranty. In order to induce the Agents, the Collateral Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Designated Interest Rate Protection Agreements in recognition of the direct benefits to be received by each Credit Agreement Party from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Designated Interest Rate Protection Agreements, each Credit Agreement Party hereby agrees with the Guaranteed Creditors as follows: each Credit Agreement Party hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of its Relevant Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Relevant Guaranteed Obligations of any Credit Agreement Party to the Guaranteed Creditors becomes due and payable hereunder, such Credit Agreement Party, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Relevant Guaranteed Obligations. This Credit Agreement Party Guaranty is a guaranty of payment and not of collection. This Credit Agreement Party Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Relevant Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Relevant Guaranteed Party), then and in such event the respective Credit Agreement Party agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Credit Agreement Party, notwithstanding any revocation of this Credit Agreement Party Guaranty or any other instrument evidencing any liability of any Relevant Guaranteed Party, and each Credit Agreement Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02 Bankruptcy. Additionally, each Credit Agreement Party unconditionally and irrevocably guarantees the payment of any and all of its Relevant Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Relevant Guaranteed Party upon the occurrence of any of the events specified in Section 11.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

14.03 Nature of Liability. The liability of each Credit Agreement Party hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Relevant Guaranteed Obligations, whether executed by any other guarantor or by any other party, and each Credit Agreement Party understands and agrees, to the fullest extent permitted under law, that the liability of such Credit Agreement Party hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Relevant Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Relevant Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking (other than payment in cash of the Relevant Guaranteed Obligations), or (d) any dissolution, termination or increase, decrease or change in personnel by any Relevant Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Relevant Guaranteed Obligations which any such Guaranteed Creditor repays to any Relevant Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Credit Agreement Party waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Relevant Guaranteed Obligations or of any security therefor.

14.04 Independent Obligation. The obligations of each Credit Agreement Party hereunder are independent of the obligations of any other guarantor, any other party or any Relevant Guaranteed Party, and a separate action or actions may be brought and prosecuted against any Credit Agreement Party whether or not action is brought against any other guarantor, any other party or any Relevant Guaranteed Party and whether or not any other guarantor, any other party or any Relevant Guaranteed Party be joined in any such action or actions. Each Credit Agreement Party waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Relevant Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Relevant Guaranteed Party shall operate to toll the statute of limitations as to the relevant Credit Agreement Party.

14.05 Authorization. To the fullest extent permitted under law, each Credit Agreement Party authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Relevant Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Credit Agreement Party Guaranty shall apply to the Relevant Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Relevant Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Relevant Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Relevant Guaranteed Party, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Relevant Guaranteed Party, other Credit Parties or other obligors;

(e) settle or compromise any of the Relevant Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Relevant Guaranteed Party to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Relevant Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Relevant Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Designated Interest Rate Protection Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Designated Interest Rate Protection Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Credit Agreement Party from its liabilities under this Credit Agreement Party Guaranty.

14.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Relevant Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Relevant Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.07 Subordination. Any indebtedness of any Relevant Guaranteed Party now or hereafter owing to any Credit Agreement Party is hereby subordinated to the Relevant Guaranteed Obligations of such Relevant Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Relevant Guaranteed Party to such Credit Agreement Party shall be collected, enforced and received by such Credit Agreement Party for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Relevant Guaranteed Obligations of such Relevant Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of any Credit Agreement Party under the other provisions of this Credit Agreement Party Guaranty. Without limiting the generality of the foregoing, each Credit Agreement Party hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Relevant Guaranteed Obligations have been irrevocably paid in full in cash.

14.08 Waiver. (a) Each Credit Agreement Party waives any right (except as shall be required by applicable law and cannot be waived) any right to require any Guaranteed Creditor to (i) proceed against any Relevant Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Relevant Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Each Credit Agreement Party waives any defense (except as shall be required by applicable statute and cannot be waived) based on or arising out of any defense of any Relevant Guaranteed Party, any other guarantor or any other party, other than payment of the Relevant Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of any Relevant Guaranteed Party, any other guarantor or any other party, or the validity, legality or unenforceability of the Relevant Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Relevant Guaranteed Party other than payment of the Relevant Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Relevant Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Credit Agreement Party hereunder except to the extent the Relevant Guaranteed Obligations have been paid. Each Credit Agreement Party waives, to the fullest extent permitted under law, any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Credit Agreement Party against any Relevant Guaranteed Party or any other party or any security.

(b) Each Credit Agreement Party waives, to the fullest extent permitted under law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Credit Agreement Party Guaranty, and notices of the existence, creation or incurring of new or additional Relevant Guaranteed Obligations. Each Credit Agreement Party assumes all responsibility for being and keeping itself informed of each Relevant Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Relevant Guaranteed Obligations and the nature, scope and extent of the risks which such Credit Agreement Party assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise any Credit Agreement Party of information known to them regarding such circumstances or risks.

14.09 Maximum Liability. It is the desire and intent of each Credit Agreement Party and the Guaranteed Creditors that this Credit Agreement Party Guaranty shall be enforced against such Credit Agreement Party to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any Credit Agreement Party under this Credit Agreement Party Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of such Credit Agreement Party’s obligations under this Credit Agreement Party Guaranty shall be deemed to be reduced and such Credit Agreement Party shall pay the maximum amount of the Relevant Guaranteed Obligations which would be permissible under applicable law.

14.10 Payments. All payments made by a Credit Agreement Party pursuant to this Section 14 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 5.03 and 5.04.

* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

PICASSO INTERMEDIATE COMPANY, INC. (which immediately following the Initial Borrowing Date will be renamed BWAY INTERMEDIATE COMPANY, INC.)

By:	/s/ Michael B. Clauer
Name:	Michael B. Clauer
Title:	Chief Financial Officer

PICASSO MERGER SUB, INC.

By:	/s/ Michael B. Clauer
Name:	Michael B. Clauer
Title:	Chief Financial Officer

BWAY HOLDING COMPANY

By:	/s/ Michael B. Clauer
Name:	Michael B. Clauer
Title:	Chief Financial Officer

ICL INDUSTRIAL CONTAINERS ULC/ICL, CONTENANTS INDUSTRIELS ULC

By:	/s/ Jeffrey M. O’Connell
Name:	Jeffrey M. O’Connell
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, Individually and as Administrative Agent

By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Vice President

By:	/s/ Carin Keegan
Name:	Carin Keegan
Title:	Director

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF JUNE     , 2010, AMONG PICASSO INTERMEDIATE COMPANY, INC. (WHICH IMMEDIATELY FOLLOWING THE INITIAL BORROWING DATE WILL BE RENAMED BWAY INTERMEDIATE COMPANY, INC.), PICASSO MERGER SUB, INC. (WHICH ON THE INITIAL BORROWING DATE WILL BE MERGED WITH AND INTO BWAY HOLDING COMPANY), ICL INDUSTRIAL CONTAINERS ULC/ICL, CONTENANTS INDUSTRIELS ULC, THE LENDERS PARTY HERETO FROM TIME TO TIME, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS DOCUMENTATION AGENT, AND DEUTSCHE BANK SECURITIES INC., BANC OF AMERICA SECURITIES LLC AND BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS JOINT LEAD ARRANGERS

NAME OF INSTITUTION:

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Vice President

By:	/s/ Carin Keegan
Name:	Carin Keegan
Title:	Director

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF JUNE     , 2010, AMONG PICASSO INTERMEDIATE COMPANY, INC. (WHICH IMMEDIATELY FOLLOWING THE INITIAL BORROWING DATE WILL BE RENAMED BWAY INTERMEDIATE COMPANY, INC.), PICASSO MERGER SUB, INC. (WHICH ON THE INITIAL BORROWING DATE WILL BE MERGED WITH AND INTO BWAY HOLDING COMPANY), ICL INDUSTRIAL CONTAINERS ULC/ICL, CONTENANTS INDUSTRIELS ULC, THE LENDERS PARTY HERETO FROM TIME TO TIME, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS DOCUMENTATION AGENT, AND DEUTSCHE BANK SECURITIES INC., BANC OF AMERICA SECURITIES LLC AND BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS JOINT LEAD ARRANGERS

NAME OF INSTITUTION:

DEUTSCHE BANK AG CANADA BRANCH

By:	/s/ Rupert Gomes
Name:	Rupert Gomes
Title:	Vice President

By:	/s/ Renate Engel
Name:	Renate Engel
Title:	Assistant Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF JUNE     , 2010, AMONG PICASSO INTERMEDIATE COMPANY, INC. (WHICH IMMEDIATELY FOLLOWING THE INITIAL BORROWING DATE WILL BE RENAMED BWAY INTERMEDIATE COMPANY, INC.), PICASSO MERGER SUB, INC. (WHICH ON THE INITIAL BORROWING DATE WILL BE MERGED WITH AND INTO BWAY HOLDING COMPANY), ICL INDUSTRIAL CONTAINERS ULC/ICL, CONTENANTS INDUSTRIELS ULC, THE LENDERS PARTY HERETO FROM TIME TO TIME, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS DOCUMENTATION AGENT, AND DEUTSCHE BANK SECURITIES INC., BANC OF AMERICA SECURITIES LLC AND BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS JOINT LEAD ARRANGERS

NAME OF INSTITUTION: Bank of America, N.A.

By:	/s/ James B. Meanor II
Name:	James B. Meanor II
Title:	Senior Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF JUNE     , 2010, AMONG PICASSO INTERMEDIATE COMPANY, INC. (WHICH IMMEDIATELY FOLLOWING THE INITIAL BORROWING DATE WILL BE RENAMED BWAY INTERMEDIATE COMPANY, INC.), PICASSO MERGER SUB, INC. (WHICH ON THE INITIAL BORROWING DATE WILL BE MERGED WITH AND INTO BWAY HOLDING COMPANY), ICL INDUSTRIAL CONTAINERS ULC/ICL, CONTENANTS INDUSTRIELS ULC, THE LENDERS PARTY HERETO FROM TIME TO TIME, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS DOCUMENTATION AGENT, AND DEUTSCHE BANK SECURITIES INC., BANC OF AMERICA SECURITIES LLC AND BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS JOINT LEAD ARRANGERS

NAME OF INSTITUTION:

BANK OF AMERICA, N.A. (CANADA BRANCH)

By:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF JUNE     , 2010, AMONG PICASSO INTERMEDIATE COMPANY, INC. (WHICH IMMEDIATELY FOLLOWING THE INITIAL BORROWING DATE WILL BE RENAMED BWAY INTERMEDIATE COMPANY, INC.), PICASSO MERGER SUB, INC. (WHICH ON THE INITIAL BORROWING DATE WILL BE MERGED WITH AND INTO BWAY HOLDING COMPANY), ICL INDUSTRIAL CONTAINERS ULC/ICL, CONTENANTS INDUSTRIELS ULC, THE LENDERS PARTY HERETO FROM TIME TO TIME, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS DOCUMENTATION AGENT, AND DEUTSCHE BANK SECURITIES INC., BANC OF AMERICA SECURITIES LLC AND BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS JOINT LEAD ARRANGERS

NAME OF INSTITUTION:
Barclays Bank PLC

By:	/s/ Craig J. Malloy
Name:	Craig J. Malloy
Title:	Director

SIGNATURE PAGE TO THE CREDIT AGREEMENT DATED AS OF JUNE     , 2010, AMONG PICASSO INTERMEDIATE COMPANY, INC. (WHICH IMMEDIATELY FOLLOWING THE INITIAL BORROWING DATE WILL BE RENAMED BWAY INTERMEDIATE COMPANY, INC.), PICASSO MERGER SUB, INC. (WHICH ON THE INITIAL BORROWING DATE WILL BE MERGED WITH AND INTO BWAY HOLDING COMPANY), ICL INDUSTRIAL CONTAINERS ULC/ICL, CONTENANTS INDUSTRIELS ULC, THE LENDERS PARTY HERETO FROM TIME TO TIME, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS ADMINISTRATIVE AGENT, BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS DOCUMENTATION AGENT, AND DEUTSCHE BANK SECURITIES INC., BANC OF AMERICA SECURITIES LLC AND BARCLAYS CAPITAL, THE INVESTMENT BANKING DIVISION OF BARCLAYS BANK PLC, AS JOINT LEAD ARRANGERS

NAME OF INSTITUTION:

Mizuho Corporate Bank, Ltd.

By:	/s/ James R. Fayen
Name:	James R. Fayen
Title:	Deputy General Manager

SCHEDULE 2.17

PROVISIONS RELATING TO

BANKERS’ ACCEPTANCES, DRAFT AND B/A EQUIVALENT NOTES

BANKERS’ ACCEPTANCES

Acceptances and Drafts.

1. Each Canadian Borrower RL Lender severally agrees, on the terms and conditions of the Credit Agreement and this Schedule 2.17 and from time to time on any Business Day prior to the Revolving Loan Maturity Date (i) in the case of a B/A Lender to create Bankers’ Acceptances by accepting Drafts and to purchase such Bankers’ Acceptances in accordance with Section 6 of this Schedule 2.17 and the Credit Agreement and (ii) in the case of a Non-B/A Lender, to purchase completed Drafts (which have not and will not be accepted by such Lender or any other Canadian Borrower RL Lender) in accordance with Section 6 of this Schedule 2.17 and the Credit Agreement.

Each Bankers’ Acceptance shall consist of the creation and purchase of Bankers’ Acceptances or the purchase of Drafts on the same day, in each case for the B/A Discount Proceeds, and shall be effected or arranged by the Canadian Borrower RL Lenders in accordance with Section 6 of this Schedule 2.17 and the Credit Agreement and their respective Commitments.

If the Canadian Sub-Agent determines that the Bankers’ Acceptances to be created and purchased or Drafts to be purchased on the making of any Bankers’ Acceptance Loan (upon a conversion or otherwise) will not be created and purchased ratably by the Canadian Borrower RL Lenders in accordance with this Schedule 2.17 and the Credit Agreement, then (i) the requested Face Amount of Bankers’ Acceptances and Drafts shall be reduced to such lesser amount as the Canadian Sub-Agent determines will permit ratable sharing and (x) the amount by which the requested Face Amount shall have been so reduced shall be converted or continued, as the case may be, as a Canadian Prime Rate Loan to be made contemporaneously with the making of such Bankers’ Acceptance Loan or (y) the Canadian Borrower may cancel part of, or withdraw in its entirety, the related Notice of Borrowing, or (ii) the Canadian Sub-Agent may, acting reasonably at the request of the Canadian Borrower, deem any Notice of Borrowing delivered in such circumstances of a Bankers’ Acceptance Loan to be, in its entirety, a Notice of Borrowing for Canadian Prime Rate Loans, and make a Canadian Prime Rate Loan to the Canadian Borrower in the full amount as originally requested as a Bankers’ Acceptance Loan in such Notice of Borrowing.

Form of Drafts.

Each Draft presented by the Canadian Borrower shall (i) be in a minimum Face Amount of Cdn.$l,000,000 and in an integral multiple of Cdn.$100,000, (ii) be dated the date of the making of such Bankers’ Acceptance Loan, and (iii) mature and be payable by the Canadian Borrower (in common with all other Drafts presented in connection with such Bankers’ Acceptance Loan) on a Business Day which occurs approximately 30, 60, 90 or 180 days (or such longer period as the Canadian Sub-Agent may agree) at the election of the Canadian Borrower after the Drawing Date and on or prior to the Revolving Loan Maturity Date.

Procedure for Drawing

Each Bankers’ Acceptance Loan shall be made on three Business Day’s prior notice given by the Canadian Borrower by way of a Notice of Borrowing to the Canadian Sub-Agent in accordance with Section 2.03 of the Credit Agreement.

Not later than 2:00 p.m. (Toronto time) on an applicable Drawing Date, each Canadian Borrower RL Lender shall complete one or more Drafts in accordance with the Notice of Borrowing and either (x) accept the Drafts and purchase the Bankers’ Acceptances so created for the B/A Discount Proceeds, or (y) purchase the Drafts for the B/A Discount Proceeds. In each case, upon receipt of the B/A Discount Proceeds and upon fulfillment of the conditions set forth in Sections 6 and 7 of the Credit Agreement, as applicable, the Canadian Sub-Agent, at the direction of the Canadian Borrower, shall apply the B/A Discount Proceeds as follows: (i) remit to the Canadian Borrower (in the case of the making of a Canadian Revolving Loan), (ii) prepay Canadian Prime Rate Loans (which shall constitute a conversion of the Canadian Revolving Loans from Canadian Prime Rate Loans to Bankers’ Acceptance Loans) or (iii) pay Bankers’ Acceptances maturing on such date (which shall constitute a continuation of Bankers’ Acceptance Loans to new Bankers’ Acceptance Loans), provided that in the case of any such conversion or continuation of Loans, the Canadian Borrower shall pay to the Canadian Sub-Agent for account of the Canadian Borrower RL Lenders such additional amounts, if any, as shall be necessary to effect the prepayment in full of the respective Canadian Prime Rate Loans being prepaid, or the Bankers’ Acceptances maturing, on such date.

The Canadian Borrower shall, at the request of the Canadian Borrower RL Lender, issue one or more non-interest bearing promissory notes (each a “B/A Equivalent Note”) payable on the date of maturity of the unaccepted Draft referred to below, in such form as the Canadian Borrower RL Lender may specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Drafts which the Canadian Borrower RL Lender has purchased in accordance with Section 6 of this Schedule 2.17 and the Credit Agreement.

Bankers’ Acceptances purchased by a Canadian Borrower RL Lender may be held by it for its own account until the contract maturity date or sold by it at any time prior to that date in any relevant Canadian market in such Person’s sole discretion. The Canadian Borrower hereby renounces, and shall not claim or request or require any Lender to claim, any days of grace for the payment of any Bankers’ Acceptance or other B/A Instrument.

Presigned Draft Forms.

To enable the Canadian Borrower RL Lenders to create Bankers’ Acceptances or complete Drafts in the manner specified in this Schedule 2.17 and the Credit Agreement, the Canadian Borrower shall supply each Canadian Borrower RL Lender with such number of Drafts as it may reasonably request, duly endorsed and executed on behalf of the Canadian Borrower. Each Canadian Borrower RL Lender is hereby authorized to issue such Bankers’ Acceptances endorsed in blank in such Face Amounts as may be determined by such Canadian Borrower RL Lender, provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances required to be accepted by such Canadian Borrower RL Lender. None of the Canadian Borrower RL Lenders and their respective directors, officers, employees or representatives (collectively, “Canadian Borrower RL Lender Persons”) shall be responsible or liable for any such Canadian Borrower RL Lender’s failure to accept and/or purchase a B/A Instrument if the cause of such failure is, in whole or in part, due to the failure of the Canadian Borrower to provide duly executed and endorsed B/A Instruments to such Canadian Borrower RL Lender on a timely basis nor shall any such Canadian Borrower RL Lender Person be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except loss or improper use arising by reason of the gross negligence or willful misconduct or fraud of such Canadian Borrower RL Lender Person, nor shall any such Canadian Borrower RL Lender Person be liable for any other action taken or omitted to be taken by any of them under Section 9 or 10, except for such Canadian Borrower RL Lender Person’s own gross negligence, willful misconduct or fraud. Each Canadian Borrower RL Lender will exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by the Canadian Borrower, promptly advise the Canadian Borrower of the number and designations, if any, of uncompleted Drafts held by it for the Canadian Borrower. The signature of any officer of the Canadian Borrower on a Draft may be mechanically reproduced and B/A Instruments bearing facsimile signature shall be binding upon the Canadian Borrower as if they had been manually signed. Even if the individuals whose manual or facsimile signature appears on any B/A Instrument no longer hold office at the date of signature, at the date of its acceptance by the Canadian Borrower RL Lender or at any time after such date, any B/A Instrument so signed shall be valid and binding upon the Canadian Borrower.

Upon the request of any Canadian Borrower RL Lender, the Canadian Borrower shall provide to such Canadian Borrower RL Lender a power of attorney to complete, sign, endorse and issue B/A Instruments on behalf of the Canadian Borrower in form and substance satisfactory to such Canadian Borrower RL Lender. Alternatively, at the request of any Canadian Borrower RL Lender, the Canadian Borrower shall deliver to such Lender a “depository bill” which complies with the requirements of the Depository Bills and Notes Act (Canada), and hereby consents to the deposit of any Bankers’ Acceptance in the form of a depository bill in the book-based debt clearance systems maintained by the Canadian Depository of Securities Limited or other recognized clearing house. In such circumstances, the delivery of Bankers’ Acceptances shall be governed by the clearance procedures established thereunder. The Canadian Borrower shall, by written notice to the Canadian Sub-Agent, designate the Persons authorized to give the Canadian Borrower RL Lenders instructions regarding the manner in which B/A Instruments are to be completed and the times at which they are to be issued and the Canadian Borrower RL Lenders shall only complete B/A Instruments under Sections 9 and 10 in accordance with such instructions.

Payment, Conversion or Renewal of B/A Instruments.

Upon the maturity of a B/A Instrument, the Canadian Borrower may (i) elect to issue a replacement B/A Instrument by giving a Notice of Borrowing in accordance with Section 2.03 of the Credit Agreement (provided that the Canadian Borrower shall pay to the Canadian Sub-Agent for the account of the Canadian Borrower RL Lenders such additional amounts, if any, as shall be necessary to effect payment in full of the Face Amount of the B/A Instrument maturing on such day), (ii) elect to have all or a portion of the Face Amount of the B/A Instrument converted to a Canadian Prime Rate Loan by giving a Notice of Borrowing in accordance with Section 2.03 of the Credit Agreement, or (iii) pay, on or before 10:00 a.m. (Toronto time) on the maturity date for the B/A Instrument, an amount in Canadian Dollars equal to the Face Amount of the B/A Instrument (notwithstanding that the Canadian Borrower RL Lender may be the holder of it at maturity). Any such payment in an amount in Canadian Dollars equal to the Face Amount of the B/A Instrument shall satisfy the Canadian Borrower’s obligations under the B/A Instrument to which it relates and the relevant Canadian Borrower RL Lender shall then be solely responsible for the payment of the B/A Instrument.

If the Canadian Borrower (i) fails to pay any B/A Instrument when due or (ii) fails to issue a replacement B/A Instrument which gives rise to B/A Discount Proceeds which together with additional amounts then paid to the Canadian Sub-Agent for the account of the Canadian Borrower RL Lenders in respect of such maturing B/A Instrument at least equal the Face Amount of such maturing B/A Instrument pursuant to Section 11 (i) hereof or (iii) fails to elect to convert all or a portion of the Face Amount of such B/A Instrument to a Canadian Prime Loan pursuant to Section 11 (ii) hereof, then the unpaid amount due and payable shall be converted to a Canadian Prime Rate Loan made by the Canadian Borrower RL Lenders ratably under the applicable Tranche and shall bear interest calculated and payable as provided in Section 2.08 of the Credit Agreement. This conversion shall occur as of the due date and without any necessity for the Canadian Borrower to give a Notice of Conversion/ Continuation.

On any date on which a Bankers’ Acceptance Loan is created, purchased, converted or continued, the Canadian Sub-Agent shall be entitled to net all amounts payable on such date by the Canadian Sub-Agent to a Canadian Borrower RL Lender against all amounts payable on such date by such Canadian Borrower RL Lender to the Canadian Sub-Agent. Similarly, on any such date the Canadian Borrower hereby authorizes each Canadian Borrower RL Lender to net all amounts payable on such date by such Canadian Borrower RL Lender to the Canadian Sub-Agent for the account of such Canadian Borrower, against all amounts payable on such date by such Canadian Borrower to such Canadian Borrower RL Lender in accordance with the Canadian Sub-Agent’s calculations.

Except for the requirement to pay immediately upon acceleration of the Canadian Borrower Revolving Loans pursuant to Section 11 of the Credit Agreement, the Canadian Borrower shall pay to the Canadian Sub-Agent an amount in Canadian Dollars equal to the Face Amount of each Bankers’ Acceptance Loan requested by the Canadian Borrower on the maturity date thereof (notwithstanding that the Canadian Borrower RL Lender may be the holder of it at maturity).

Circumstances Making Bankers’ Acceptances Unavailable.

If, by reason of circumstances affecting the money market generally, as determined in good faith by the Canadian Sub-Agent acting reasonably and in respect of which the Canadian Sub-Agent shall have given notice to the Canadian Borrower of the occurrence and particulars thereof, there is no market for Bankers’ Acceptances or Canadian Borrower RL Lenders cannot readily sell bankers’ acceptances or perform their obligations under the Credit Agreement with respect to bankers’ acceptances (i) the right of the Canadian Borrower to request a Bankers’ Acceptance Loan shall be suspended until the circumstances causing a suspension no longer exist, (ii) any applicable Notice of Borrowing which is outstanding shall either: (x) be cancelled and the requested Bankers’ Acceptance Loan shall not be made or (y) the Canadian Sub-Agent may, acting reasonably and taking into account any circumstances then affecting the Canadian Borrower RL Lenders and the availability of Loans, at the direction of the Canadian Borrower, deem the aforementioned Notice of Borrowing a Notice of Borrowing for Canadian Prime Rate Loans.

The Canadian Sub-Agent shall promptly notify the Canadian Borrower of the suspension of the Canadian Borrower’s right to request a Bankers’ Acceptance Loan and of the termination of any suspension.

SCHEDULE 2.19(a)

REVERSE DUTCH AUCTION PROCEDURES

This Schedule 2.19(a) is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.19(a) of the Credit Agreement, of which this Schedule 2.19(a) is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager or any of their respective Affiliates, or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its Affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell B Term Loans or C Term Loans, as the case may be, to the respective Borrower pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the respective Borrower be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its B Term Loans or C Term Loans, as the case may be, and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Each Lender participating in an Auction acknowledges and agrees that in connection with such Auction, (1) the respective Borrower may have, and later may come into possession of, information regarding the B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans), that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (“Excluded Information”), (2) such Lender has independently and, without reliance on the respective Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the respective Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the respective Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders. Capitalized terms not otherwise defined in this Schedule 2.19(a) have the meanings assigned to them in the Credit Agreement.

(a) Notice Procedures. In connection with each Auction, the U.S. Borrower will provide notification to the Auction Manager (for distribution to the Lenders of the Term Loans (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) that the U.S. Borrower or the Canadian Borrower, as the case may be, offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the respective Borrower would be willing to purchase B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (as such date and time may be extended by the Auction Manager at the request of the respective Borrower as set forth below, such time the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the respective Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the respective Borrower withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, neither Borrower shall be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, neither Borrower shall initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

(b) Reply Procedures. In connection with any Auction, each Lender of B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) (the “Reply Price”) within the Discount Range and (ii) the principal amount of B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans), in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The respective Borrower will not purchase any B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the respective Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the respective Borrower to complete the Auction by purchasing the full Auction Amount (or such lesser amount of B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) for which the respective Borrower has received Qualifying Bids). The respective Borrower shall purchase B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

(d) Proration Procedures. All B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans to be purchased at prices below the Applicable Threshold Price), the respective Borrower shall purchase the B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e) Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York City time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule 2.19(a)). The Auction Manager will insert the principal amount of B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f) Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the respective Borrower:

“No Event of Default has occurred and is continuing, or would result from this Auction.”

(g) Additional Procedures. Once initiated by an Auction Notice, the respective Borrower may withdraw an Auction only in the event that, as of such time, (i) no Qualifying Bid has been received by the Auction Manager or (ii) the respective Borrower has failed, or believes in good faith that it will fail, to satisfy one or more of the conditions set forth in Section 2.19(a) of the Credit Agreement which are required to be met at the time which otherwise would have been the time of purchase of B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) pursuant to the respective Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) by the respective Borrower required by the terms and conditions of Section 2.19(a) of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the respective Borrower is required in accordance with the foregoing provisions shall be paid directly by such Borrower to the respective assigning Lender on a settlement date as determined jointly by the respective Borrower and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The respective Borrower shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and validity and eligibility of B Term Loans (in the case of an Auction in respect of B Term Loans) or C Term Loans (in the case of an Auction in respect of C Term Loans) that are the subject of an Auction will be determined by the Auction Manager, in consultation with the respective Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.19(a) of the Credit Agreement or this Schedule 2.19(a). The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the respective Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.19(a) of the Credit Agreement or this Schedule 2.19(a). None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning either Borrower, the other Credit Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Schedule 2.19(a) shall not require either Borrower to initiate any Auction.